As filed with the Securities and Exchange Commission on December 22, 2006

Registration No. 333-138905

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1
to
FORM S-4

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

SANDY SPRING BANCORP, INC.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	6021 (Primary Standard Industrial Classification Code Number)	52-1532952 (I.R.S. Employer Identification No.)

17801 Georgia Avenue

Olney, Maryland 20832

(301) 774-6400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ronald E. Kuykendall

Executive Vice President, General Counsel & Secretary

Sandy Spring Bancorp, Inc.

17801 Georgia Avenue

Olney, Maryland 20832

(301) 774-6400

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

with copies to:

Kenneth R. Morrow, Esq. Dickstein Shapiro LLP 1825 Eye Street N.W., Washington, D.C. 20006 (202) 420-2200	Noel M. Gruber, Esq. Kennedy & Baris, L.L.P. 4701 Sangamore Road, Suite P-15 Bethesda, Maryland 20816 (301) 229-3400

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

POTOMAC BANK OF VIRGINIA
9910 Main Street

Fairfax, Virginia 22031

December 26, 2006

Dear Shareholder:

On October 10, 2006, Potomac Bank of Virginia entered into an agreement and plan of merger with Sandy Spring Bancorp, Inc. and Sandy Spring Bank, a wholly-owned subsidiary of Sandy Spring Bancorp, Inc. pursuant to which Potomac will merge with and into Sandy Spring Bank. You are invited to attend a special meeting of shareholders of Potomac Bank of Virginia to be held on February 8, 2007 at 10:30 a.m., local time, at the Westwood Country Club, 800 Maple Avenue East, Vienna, Virginia. At this special meeting, you will be asked to approve the merger agreement so that the merger can occur.

In the merger, each outstanding share of Potomac common stock (other than shares as to which shareholders have properly exercised appraisal rights) will be converted into the right to receive either $21.75 in cash, without interest, or 0.6143 of a share of Bancorp common stock. Proration procedures set forth in the merger agreement and described in this proxy statement/prospectus provide that 50% of the outstanding shares of Potomac common stock will be converted into Bancorp common stock and 50% of the outstanding shares of Potomac common stock will be converted into cash. You may elect to receive cash or shares of Bancorp common stock in exchange for your shares of Potomac common stock. However, because of the fixed allocation of the merger consideration between cash and Bancorp common stock, there is no assurance that you will receive the form of consideration that you elect with respect to all shares of Potomac common stock that you hold. As of December 20, 2006, the most recent practicable trading day prior to the date of this proxy statement/prospectus, the closing sale price for one share of Sandy Spring Bancorp, Inc. common stock was $37.71. The market price of the Sandy Spring Bancorp, Inc. common stock will fluctuate prior to the merger. We urge you to obtain current market information for the Sandy Spring Bancorp, Inc. common stock.

Your board of directors has unanimously determined that the merger agreement and the transactions contemplated thereby are in the best interests of Potomac and its shareholders, has approved and adopted the merger agreement and the transactions contemplated thereby, including the merger, and unanimously recommends that you vote “FOR” the proposal to approve the merger agreement and the merger as described in this proxy statement/prospectus and “FOR” a proposal to adjourn the special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the special meeting to approve the merger agreement and the merger. The proposed merger requires the receipt of bank regulatory approvals and the approval of the merger agreement by the holders of more than two-thirds of the outstanding shares of Potomac common stock. Please carefully review this document, which explains the proposed merger in detail. In particular, you should carefully consider the discussion in the section entitled “Risk Factors” on page 15 of this proxy statement/prospectus.

Shareholders owning or controlling shares of Potomac common stock representing approximately 23.32% of the outstanding shares of Potomac common stock as of the date of the merger agreement have entered into a voting agreement with Sandy Spring Bancorp in which they have agreed to vote all of such shares in favor of the proposal to approve the merger agreement and the merger.

Bancorp common stock is listed on the Nasdaq Global Select Market under the symbol “SASR” and Potomac common stock is quoted on the OTC Bulletin Board under the symbol “PBOV.”

It is important that your shares are represented at the meeting, whether or not you plan to attend the meeting. Abstentions and failures to vote will have the same effect as votes against the proposal to approve the merger agreement and the merger.

Accordingly, please complete, date, sign and return promptly your proxy card in the enclosed postage pre-paid envelope. You may attend the meeting and vote your shares in person if you wish, even though you have previously returned your proxy.

Sincerely,

G. Lawrence Warren President and CEO

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued under this proxy statement/prospectus, or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of Sandy Spring Bancorp, Inc. common stock are not savings or deposit accounts or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This document is dated December 26, 2006 and is first being mailed to Potomac shareholders on or about December 29, 2006.

REFERENCES TO ADDITIONAL INFORMATION

This document incorporates important business and financial information about Sandy Spring Bancorp, Inc. from documents that are not included in or delivered with this document. This information includes documents incorporated by reference in this proxy statement/prospectus, including exhibits to such documents that are specifically incorporated by reference in this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain copies of these documents by accessing the Securities and Exchange Commission's Internet web site maintained at www.sec.gov or by requesting them from Sandy Spring Bancorp, Inc. at the following address:

Sandy Spring Bancorp, Inc.

17801 Georgia Avenue

Olney, Maryland 20832

Attention: Ronald E. Kuykendall, Executive Vice President, General Counsel and Secretary

(301) 774-6400

If you would like to request documents, please do so by February 1, 2007, in order to receive them before the special meeting of Potomac shareholders.

See “Where You Can Find More Information” beginning on page 67 for further information.

POTOMAC BANK OF VIRGINIA

9910 MAIN STREET

FAIRFAX, VIRGINIA 22031

December 26, 2006

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON FEBRUARY 8, 2007

To the Shareholders of Potomac Bank of Virginia:

We will hold a special meeting of shareholders of Potomac Bank of Virginia on February 8, 2007, at 10:30 a.m., local time, at the Westwood Country Club, 800 Maple Avenue East, Vienna, Virginia, for the following purposes:

1. To consider and vote upon a proposal to approve an agreement and plan of merger, dated as of October 10, 2006, among Potomac Bank of Virginia, Sandy Spring Bancorp, Inc. and Sandy Spring Bank, a wholly owned subsidiary of Sandy Spring Bancorp, Inc., and the merger contemplated thereby, pursuant to which Potomac will merge with and into Sandy Spring Bank upon the terms and subject to the conditions set forth in the agreement and plan of merger. This proposal is more fully described in the enclosed proxy statement/prospectus. A copy of the agreement and plan of merger is attached as Appendix A to the enclosed proxy statement/prospectus.

2. To consider and vote upon a proposal, if necessary, to adjourn the special meeting to a later date or dates to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the agreement and plan of merger and the merger contemplated thereby.

3. To transact any other business as may properly come before the special meeting or any adjournment or postponements of the special meeting.

We have fixed the close of business on December 21, 2006 as the record date for determining those Potomac shareholders entitled to vote at the special meeting and any adjournments or postponements of the special meeting. Accordingly, only Potomac shareholders of record on that date are entitled to notice of, and to vote at, the special meeting of Potomac shareholders and any adjournments or postponements of the special meeting.

By order of the Board of Directors,

Stephanie H. Ogle Secretary

Fairfax, Virginia

December 26, 2006

The Board of Directors of Potomac Bank of Virginia unanimously recommends that you vote “FOR” approval of the agreement and plan of merger and the merger contemplated thereby and “FOR” the proposal, if necessary, to adjourn the special meeting to permit the further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the agreement and plan of merger and the merger contemplated thereby.

The enclosed proxy is solicited by and on behalf of the Potomac Bank of Virginia board of directors. Whether you plan to attend the meeting or not, please sign and return the enclosed proxy so that Potomac Bank of Virginia may be assured of the presence of a quorum at the meeting. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed in the United States.

Potomac shareholders have the right to assert appraisal rights with respect to the merger and demand in writing that the surviving corporation in the merger pay the fair value of their shares of Potomac common stock under applicable provisions of Virginia law. In order to exercise and perfect appraisal rights, Potomac shareholders must give written notice of their intent to demand payment for their shares to Potomac before voting on the merger at the special meeting and must not vote in favor of or consent to the merger. A copy of the applicable Virginia statutory provisions is included in this proxy statement/prospectus as Appendix C, and a description of the procedures to demand and perfect appraisal rights is included in the section entitled “The Merger—Appraisal Rights” beginning on page 33.

Potomac Shareholder Approval	45
Conduct of Potomac’s Business Pending the Merger	45
Termination of the Merger Agreement	49
Termination Fee Payable by Potomac	50
Amendments	50
Waivers and Extensions of Time	51
Expenses	51

i

ii

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QUESTIONS AND ANSWERS ABOUT THE MERGER

The Merger and the Special Meeting of Shareholders

Q: What matters will be considered at the special meeting of shareholders?

A: At the special meeting of shareholders, Potomac’s shareholders will be asked to vote on (1) the agreement and plan of merger by and among Sandy Spring Bancorp, Inc. (“Bancorp”), Sandy Spring Bank, a wholly-owned subsidiary of Bancorp (“SSB”), and Potomac Bank of Virginia (“Potomac”), under which Potomac will merge with and into SSB, with SSB surviving the merger, and (2) a proposal, if necessary, to adjourn the special meeting to a later date or dates to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the agreement and plan of merger and the merger contemplated thereby. The agreement and plan of merger is attached to this proxy statement/prospectus as Appendix A.

Q: What shareholder vote is necessary?

A: At the special meeting, the affirmative vote of holders of more than two-thirds of the outstanding shares of Potomac common stock is required to approve the merger agreement and the merger and a majority of the votes cast at the special meeting is required to approve the proposal, if necessary, to adjourn the special meeting to permit further solicitation of proxies. Potomac shareholders owning or controlling approximately 23.32% of the outstanding shares of Potomac common stock as of the record date for the special meeting have entered into a voting agreement with Bancorp whereby they have agreed to vote their shares for approval of the merger agreement and the merger.

Q: Does Potomac’s board of directors recommend that Potomac shareholders approve the merger agreement and the merger and the proposal to approve, if necessary, an adjournment of the special meeting to permit further solicitation of proxies?

A: Yes. Potomac’s board of directors unanimously recommends that its shareholders vote “FOR” approval of the merger agreement and the merger and “FOR” the proposal to approve, if necessary, an adjournment of the special meeting to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement and the merger.

Q: What do I need to do now?

A: After you have carefully read this proxy statement/prospectus, indicate on your proxy card how you want to vote with respect to the proposal to approve the merger agreement and the merger and the proposal, if necessary, to adjourn the special meeting to a later date to permit the further solicitation of proxies in the event there are not sufficient votes at the special meeting to approve the merger agreement and the merger. Complete, sign, date and mail the proxy card in the enclosed postage-paid return envelope as soon as possible so that your shares will be represented and voted at the special meeting. The proxy card should be mailed in accordance with the instructions provided thereon. If you want to make an election of the form of merger consideration you will receive for any or all of your shares, complete, sign, date and mail the election form and letter of transmittal, which will be provided separately, to the exchange agent at the address listed on page 3, together with the stock certificates representing the shares of Potomac common stock with respect to which you wish to make an election, in accordance with the instructions described in this proxy statement/prospectus. In a separate mailing you will receive an Election Form/Letter of Transmittal to use in making an election as to the form of consideration you wish to receive. Do not send your election form, letter of transmittal or stock certificates with your proxy card or to Potomac. The proxy card should be mailed in accordance with the instructions set forth thereon.

Q. How do I change my vote after I have mailed my signed proxy card?

A: You may change your vote at any time before your proxy is voted by revoking your proxy in any of the following three ways:

•	by delivering a written notice to the secretary of Potomac stating that you would like to revoke your proxy;
•	by submitting another duly executed proxy with a later date; or
•

by attending the special meeting and voting in person at the special meeting (your attendance at the special meeting will not by itself revoke your proxy). If you hold your shares in “street name,” you will need additional documentation from your bank or broker in order to vote in person at the special meeting.

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Q: If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A: If you do not provide your broker with instructions on how to vote your shares held in “street name,” your broker will not be permitted to vote your shares on the proposal to approve the merger agreement and the merger. You should therefore instruct your broker how to vote your shares. Your failure to instruct your broker to vote your shares will be the equivalent of voting against the approval of the merger agreement and the merger.

Q: What if I abstain from voting or fail to instruct my broker?

A: If you abstain from voting it will have the same effect as a vote against the merger agreement and the merger but will have no effect on the proposal, if necessary, to adjourn the special meeting to permit further solicitation of proxies.

Q: Am I entitled to appraisal or dissenters’ rights?

A: Yes. Under Virginia law, you may exercise appraisal rights in connection with the merger. The provisions of Virginia law governing appraisal rights are complex, and you should study them carefully if you wish to exercise appraisal rights. A Potomac shareholder may take actions that prevent that shareholder from successfully asserting these rights, and multiple steps must be taken to properly exercise and perfect such rights. A copy of all relevant provisions of Sections 13.1-729 through 13.1-741 of the Virginia Stock Corporation Act, or the “VSCA,” is attached to this proxy statement/prospectus as Appendix C.

For a more complete description of appraisal rights, please refer to the section of this proxy statement/prospectus entitled “The Merger – Appraisal Rights” beginning on page 33.

Q: When do you expect to complete the merger?

A: We presently expect to complete the merger in the first quarter of 2007. However, we cannot assure you when or if the merger will occur. Potomac’s shareholders must first approve the merger agreement and the merger at the special meeting and we must obtain the necessary regulatory consents and approvals.

Q: Is consummation of the merger subject to any conditions?

A: Yes. In addition to the approval of the shareholders of Potomac, consummation of the merger requires the receipt of the necessary regulatory consents and approvals, and the satisfaction of other conditions specified in the merger agreement. See “The Merger – Regulatory Approvals Required for the Merger” and “The Merger Agreement – Conditions to the Completion of the Merger” beginning on pages 30 and 42 of this proxy statement/prospectus, respectively.

Merger Consideration

Q: What will I receive in the merger?

A: As a result of the merger, each share of Potomac common stock (other than shares with respect to which appraisal rights have been properly exercised and perfected) will be converted into the right to receive, at your election, either $21.75 in cash, without interest, or 0.6143 of a share of Bancorp common stock, in each case subject to the proration procedures described in this proxy statement/prospectus.

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Q: What are the tax consequences of the merger to me?

A: We expect that for federal income tax purposes, in general, Potomac shareholders who receive cash in whole or in part in exchange for their Potomac common stock will recognize gain equal to the lesser of the realized gain or the cash received, and the merger will not be a taxable event to those Potomac shareholders who receive solely Bancorp common stock in exchange for their Potomac common stock. If, however, a Potomac shareholder who receives only cash in the merger actually or constructively owns shares of Bancorp common stock after the merger, such shareholder might be subject to dividend treatment in certain circumstances. See “Federal Income Tax Consequences of the Transaction—Federal Income Tax Consequences to Potomac Shareholders,” on page 31.

Bancorp and Potomac will have no obligation to complete the merger unless RSM McGladrey, Inc. delivers an opinion that the transaction will be a reorganization under Section 368 of the Internal Revenue Code and, as a result, generally the stock portion of the merger consideration issuable in the transaction (as opposed to the payment of cash) will not be taxable on receipt. This opinion will not bind the Internal Revenue Service, however, and the Internal Revenue Service could take a different view of the transaction.

We urge you to consult your personal tax advisor to gain a full understanding of the tax consequences of the merger to you. Tax matters are very complicated, and in many cases, the tax consequences of the merger will depend on your particular facts and circumstances.

Q: How do I elect the form of consideration I prefer to receive in the merger?

A: Provided to holders of record of Potomac common stock in a separate mailing from this proxy statement/prospectus is an election form and letter of transmittal. The election form and letter of transmittal allow each Potomac shareholder to specify the number of shares with respect to which such Potomac shareholder elects to receive cash and the number of shares with respect to which such Potomac shareholder elects to receive Bancorp common stock. The election procedures and deadline for making elections are described in the materials accompanying the election form and letter of transmittal and also beginning on page 37 of this proxy statement/prospectus. All elections and non-elections are subject to the allocation and proration procedures described in this prospectus/proxy statement beginning on page 38. To make a valid election, holders of shares of Potomac common stock in registered form must properly complete, sign and send the election form and letter of transmittal, together with the stock certificates with respect to which an election is being made, to the exchange agent at the following address:

By Mail:	By Hand or Courier:

American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department P.O. Box 2042 New York, NY 10272-2042	American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department 6201 15th Ave Brooklyn, NY 11219

Do not send your election form, letter of transmittal or stock certificates with your proxy card or to Potomac. If you make an election to receive merger consideration, the election form, letter of transmittal and your stock certificates should be sent to the exchange agent at the address listed above. The proxy card should be mailed in accordance with the instructions set forth thereon.

If you own shares of Potomac common stock in “street name” through a broker or other financial institution and you wish to make an election, you will receive or should seek instructions from the institution holding your shares concerning how to make your election. “Street name” holders may be subject to an earlier election deadline than stated below. Therefore, if you are a street name holder, you should carefully read any materials you receive from your broker. If you instruct a broker to submit an election for your shares, you must follow your broker’s directions for changing those instructions.

Election forms must be received by 5:00 p.m., eastern time on February 1, 2007 (the “election deadline”) for the election to be valid. If you do not make a valid election by the election deadline, the merger consideration you receive for your shares of Potomac common stock will be determined by the allocation and proration procedures described in this proxy statement/prospectus, which will depend upon the elections of the other Potomac shareholders. Questions related to elections to receive merger consideration and the election form should be directed to D.F. King & Co., Inc., at (888) 869-7406.

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Do not return your election form or your stock certificates with your proxy card. Doing so will not constitute a valid election, and may delay your receipt of the merger consideration.

Q: Will I always receive the form of merger consideration I desire to receive?

A: No. Bancorp will pay cash for 50% of the outstanding shares of Potomac common stock and issue shares of Bancorp common stock for 50% of the outstanding shares of Potomac common stock. If the number of Potomac shares for which an election to receive cash is made is higher than 50% of the outstanding shares of Potomac common stock, a pro rata portion of those shares will be converted into the right to receive Bancorp common stock in order to result in a 50% cash and 50% stock allocation. If the number of Potomac shares for which an election to receive cash is made is lower than 50% of the outstanding shares of Potomac common stock, first a pro rata portion of the shares for which no election is made, and then, if and to the extent necessary, a pro rata portion of the shares for which a stock election is made, will be converted into the right to receive cash in order to result in a 50% cash and 50% stock allocation. Accordingly, there is no assurance that you will receive the form of merger consideration that you desire to receive with respect to all of the shares of Potomac common stock you hold. The allocation and proration procedures are described beginning on page 38 of this proxy statement/prospectus.

Q. What do I do if I want to revoke my election after I have mailed my signed election form?

A: If you hold shares in registered form, you may revoke your election by sending a signed written notice to the exchange agent identifying the shares of Potomac common stock for which you are revoking your election. For a notice of revocation to be effective, it must be received by the exchange agent prior to the election deadline. The election procedure, including revocation of an election, is described beginning on page 37 of this proxy statement/prospectus. If you hold your shares in “street name”, you must follow your broker’s instructions for revoking an election.

Q: When should I send in my stock certificates?

A: If you make an election, you must send the stock certificates representing the shares of Potomac common stock with respect to which you have made an election with your completed election form and letter of transmittal to the exchange agent at the address set forth on page 3 so that they are received by the exchange agent no later than the election deadline. If you hold your shares in “street name,” you should comply with the election deadline set by your broker, which may be earlier. If you do not make an election, you will receive a letter of transmittal from the exchange agent after the completion of the merger with instructions for sending in your stock certificates.

This Proxy Statement/Prospectus

Q: Is there other information I should consider that is not included in this proxy statement/prospectus?

A: Yes. Much of the business and financial information about Bancorp that may be important to you is not included in this proxy statement/prospectus. Instead, that information is incorporated by reference to documents separately filed by Bancorp with the Securities and Exchange Commission (the “SEC”). This means that Bancorp may satisfy its disclosure obligations to you by referring you to one or more documents separately filed by it with the SEC. See “Where You Can Find More Information” beginning on page 67 for a list of documents that Bancorp has incorporated by reference into this proxy statement/prospectus and for instructions on how to obtain copies of those documents. The documents are available to you without charge.

Q: What if there is a conflict between documents?

A: You should rely on the LATER FILED DOCUMENT. Information in this proxy statement/prospectus may update information contained in one or more of the Bancorp documents incorporated by reference. Similarly, information in documents that Bancorp may file after the date of this proxy statement/prospectus may update information contained in this proxy statement/prospectus or information in previously filed documents.

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Q: Why haven’t you included financial information about Potomac in this proxy statement/prospectus?

A: As a Potomac shareholder, you receive annual and quarterly financial information as distributed by Potomac to its shareholders. In considering the proposed merger, we believe you are in more need of information concerning Bancorp. Due to the size of Bancorp relative to the size of Potomac, financial information about Potomac is not material.

Q: Who can I call with questions or to obtain copies of this proxy statement/prospectus?

A: You may contact Patricia A. Ferrick of Potomac Bank of Virginia at (703) 319-9000.

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SUMMARY

This summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that is important to you. We urge you to read the entire proxy statement/prospectus carefully and the other documents to which we refer to understand fully the merger. See “Where You Can Find More Information” on page 67.

Information about Bancorp, SSB and Potomac (See Page 21).

Sandy Spring Bancorp, Inc.

Sandy Spring Bank

17801 Georgia Avenue

Olney, Maryland 20832

(301) 774-6400

Sandy Spring Bancorp, Inc. (“Bancorp”)

Bancorp is the holding company for Sandy Spring Bank and Sandy Spring Bank’s principal subsidiaries, Sandy Spring Insurance Corporation, The Equipment Leasing Company and West Financial Services, Inc. Bancorp is the third largest publicly traded banking company headquartered in Maryland. As of September 30, 2006, Bancorp had total assets of approximately $2.60 billion, total net loans of approximately $1.82 billion, total deposits of approximately $1.95 billion and approximately $233.7 million in stockholders’ equity. Through its subsidiaries, Bancorp also offers a comprehensive menu of leasing, insurance and investment management services. Bancorp’s common stock is listed on the Nasdaq Global Select Market under the symbol “SASR”. The deposits associated with Bancorp’s affiliated banks are insured by the Federal Deposit Insurance Corporation (the “FDIC”).

On December 14, 2006, Bancorp announced that it agreed to acquire CN Bancorp and its subsidiary, County National Bank, in a merger transaction valued at approximately $44.1 million. Under the terms of the merger agreement, CN Bancorp’s stockholders would be entitled to elect to receive cash or Bancorp common stock as merger consideration, subject to an allocation of 40-50% cash and 50-60% stock. See “The Companies—Recent Developments” on page 21.

Sandy Spring Bank (the “SSB”)

SSB is a community banking organization that focuses its lending and other services on businesses and consumers in the Baltimore-Washington region. SSB was founded in 1868 and offers a broad range of commercial banking, retail banking and trust services through 32 community offices and 77 ATMs located throughout Maryland. SSB is affiliated with the Allpoint ATM Network, which offers free nationwide access at 34,000 ATM locations.

Potomac Bank of Virginia

9910 Main Street

Fairfax, Virginia 22031

(703) 319-9000

Potomac Bank of Virginia (“Potomac”)

Potomac was organized in 1997 as a Virginia chartered bank. Potomac commenced operations in 1998 and currently operates out of its main office in Fairfax, Virginia and its three full service branch offices located in Vienna, Merrifield and Chantilly, Virginia. As of September 30, 2006, Potomac had total assets of approximately $254.4 million, total loans of $190.1 million, total deposits of approximately $197.9 million and approximately $25.5 million in stockholders’ equity. Potomac provides a wide range of services to its customers, including commercial loans, lines of credit, personal loans, cash management products and financing arrangements for personal and business needs. Potomac’s common stock is quoted on the OTC Bulletin Board under the symbol “PBOV.”

The Merger (See Page 22).

Bancorp, SSB and Potomac have entered into an agreement and plan of merger that provides for the merger of Potomac with and into SSB, with SSB surviving the merger. The agreement and plan of merger is attached as Appendix A to this proxy statement/prospectus. You should read the agreement and plan of merger because it is the legal document that governs the merger. In this proxy statement/prospectus, we refer to the agreement and plan of merger as the merger agreement.

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Special Meeting of Potomac Shareholders (See Page 18).

The special meeting of Potomac shareholders will be held at 10:30 a.m., eastern time, on February 8, 2007, at the Westwood Country Club, 800 Maple Avenue East, Vienna Virginia. At the special meeting, Potomac shareholders will be asked to vote to approve the merger agreement and the merger and a proposal, if necessary, to adjourn the special meeting to a later date or dates to permit the further solicitation of proxies in the event there are not sufficient votes at the special meeting to approve the merger agreement and the merger. You can vote at the special meeting if you were a record holder of Potomac common stock at the close of business on December 21, 2006, the record date for the special meeting. As of that date, there were 2,849,288 shares of Potomac common stock outstanding and entitled to be voted at the special meeting. Approval of the merger agreement and the merger requires the affirmative vote of more than two-thirds of the shares of Potomac common stock outstanding at the record date and approval of the proposal, if necessary, to adjourn the special meeting to permit the further solicitation of proxies requires a majority of the votes cast at the special meeting. Shareholders of Potomac owning or controlling approximately 23.32% of the outstanding shares of Potomac common stock as of the record date have agreed to vote their shares to approve the merger agreement and the merger.

What Potomac Shareholders Will Receive in the Merger (See Page 36).

The merger agreement provides that at the effective time of the merger each outstanding share of Potomac common stock (other than shares with respect to which appraisal rights have properly been exercised and perfected) will be converted into the right to receive either $21.75 in cash, without interest, or 0.6143 of a share of Bancorp common stock, subject to the allocation and proration procedures described in this proxy statement/prospectus. Bancorp will not issue any fractional shares of Bancorp common stock in the merger. Potomac shareholders will receive cash for any fractional shares of Bancorp common stock owed to them in an amount, without interest, based on the $21.75 cash election price. In this proxy statement/prospectus, we refer to the cash and shares of Bancorp common stock to be received in the merger by Potomac shareholders as the “merger consideration.”

On December 20, 2006, the most recent practicable trading date prior to the filing of this proxy statement/prospectus, the closing price of Bancorp common stock was $37.71 per share.

No assurance can be given that the current market price of Bancorp common stock will be equivalent to the market price of Bancorp common stock on the date that stock is received by a Potomac shareholder or at any other time. The market price of Bancorp common stock when received by a Potomac shareholder may be greater or less than the current market price of Bancorp common stock.

You May Elect to Receive Cash or Shares of Bancorp Common Stock (See Page 37).

You may elect to receive cash or shares of Bancorp common stock in exchange for any or all of your shares of Potomac common stock by completing the election form and letter of transmittal provided in a separate mailing and submitting your stock certificates as provided herein. If you do not make a valid election, the merger consideration you receive will be determined by the allocation and proration procedures described in this proxy statement/prospectus and will depend on the elections made by the other Potomac shareholders.

Bancorp will pay cash for 50% of the Potomac common stock outstanding at the effective time of the merger and issue shares of Bancorp common stock for 50% of the Potomac common stock outstanding at the effective time of the merger. If the number of Potomac shares for which an election to receive cash is made is higher than 50% of the outstanding shares of Potomac common stock, a pro rata portion of those shares will be converted into the right to receive Bancorp common stock in order to result in a 50% cash and 50% stock allocation. If the number of Potomac shares for which an election to receive cash is made is lower than 50% of the outstanding shares of Potomac common stock, then first, a pro rata portion of the shares for which no election is made will be converted into the right to receive cash and then, if and to the extent necessary, a pro rata portion of the shares for which a stock election is made will be converted into the right to receive cash, in each case in order to result in a 50% cash and 50% stock allocation. The proration procedures are described further under the section entitled “The Merger Agreement—Proration” beginning on page 38 of this proxy statement/prospectus. Because of the allocation and proration procedures, you cannot be certain of receiving the form of merger consideration that you desire with respect to all of your shares of Potomac common stock.

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An election form and letter of transmittal is being mailed separately to Potomac shareholders who hold shares of Potomac common stock in registered forms. Potomac shareholders who hold shares of Potomac common stock in “street name” must follow instructions provided by their broker to make an election. If you do not make a valid election by 5:00 p.m., eastern time, on February 1, 2007, you will be deemed to have not made an election. All elections and deemed non-elections are subject to the allocation and proration procedures described in this proxy statement/prospectus. See “The Merger Agreement—Proration” beginning on page 38 of this proxy statement/prospectus.

Your completed election form and stock certificates should be returned to the exchange agent at the following address:

By Mail:	By Hand or Courier:

American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department P.O. Box 2042 New York, NY 10272-2042	American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department 6201 15th Ave Brooklyn, NY 11219

Do not return your stock certificates or election form with your proxy card or to Potomac. Doing so will not constitute a valid election, and may delay your receipt of the merger consideration.

Potomac’s Board of Directors Unanimously Recommends Shareholder Approval of the Merger Agreement and the Merger and Shareholder Approval of the Proposal, If Necessary, to Adjourn the Special Meeting to Permit Further Solicitation of Proxies. (See Page 25).

Potomac’s board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are in the best interests of Potomac and its shareholders and unanimously approved and adopted the merger agreement and the transactions contemplated by the merger agreement, including the merger. Potomac’s board of directors unanimously recommends that Potomac shareholders vote “FOR” approval of the merger agreement and the merger and “FOR” the approval of the proposal, if necessary, to adjourn the special meeting to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement and the merger.

The affirmative vote of holders of more than two-thirds of the outstanding shares of Potomac common stock is required to approve the merger agreement and the merger and the affirmative vote of a majority of the votes cast at the special meeting is required to approve the proposal, if necessary, to adjourn the special meeting to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement and the merger.

As of the record date, the directors and officers of Potomac owned and were entitled to vote an aggregate of 664,359 shares of Potomac common stock, representing approximately 23.32% of the outstanding shares of Potomac common stock. These individuals, in their capacities as shareholders, have entered into a voting agreement with Bancorp, under which they have agreed to vote all of their shares in favor of the merger agreement and against any competing transaction.

Potomac’s Reasons for the Merger (See Page 24).

In reaching its determination to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger, Potomac’s board of directors consulted with Potomac’s management and its financial and legal advisors, and considered a number of factors, including, but not limited to:

•	The per share consideration offered by Bancorp of $21.75 cash or .6143 shares of Bancorp common stock is in line with prices paid in the most comparable transactions.

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•	The consideration offered by Bancorp equals or exceeds the value Potomac could reasonably expect to achieve if it maintained independent operations.
•	Bancorp’s common stock is traded on The Nasdaq Global Select Market, and has substantially greater liquidity than that of Potomac’s, which trades infrequently.
•

Danielson Capital, LLC (“Danielson”) delivered a written opinion dated as of October 10, 2006 that the consideration to be received by Potomac shareholders is fair from a financial point of view as of such date.

•	The interests of Potomac’s officers and directors may be different from, or in addition to, the interest of Potomac’s shareholders generally.

Additional factors are discussed under the section entitled “The Merger—Background of and Reasons for the Merger; Recommendation of the Potomac Board” beginning on page 22 of this proxy statement/prospectus.

Opinion of Potomac’s Financial Advisor (See Page 25).

Danielson has served as financial advisor to Potomac in connection with the merger agreement and the merger and has given its opinion to Potomac’s board of directors that, as of October 10, 2006, the merger consideration was fair to Potomac shareholders from a financial point of view. It is a condition to Potomac’s obligation to consummate the merger that Danielson update its fairness opinion as of the date of the closing of the merger. A copy of the opinion delivered by Danielson is attached to this proxy statement/prospectus as Appendix B. Danielson’s opinion is summarized under the section entitled “The Merger— Opinion of Potomac’s Financial Advisor,” beginning on page 25 of this proxy statement/prospectus. Potomac shareholders should read Danielson’s opinion carefully and completely. Danielson’s opinion outlines the assumptions made, matters considered and limitations of the review undertaken by Danielson in providing its opinion.

Danielson’s opinion is directed to Potomac’s board of directors and does not constitute a recommendation to any Potomac shareholder as to any matters relating to the merger. Potomac has agreed to pay Danielson a fee equal to 0.60% of the value of the transaction.

Potomac’s Officers and Directors Have Some Interests in the Merger That Are Different than or in Addition to Their Interests as Shareholders (See Page 51).

In addition to their interests as shareholders, certain directors and officers of Potomac have interests in the transactions contemplated by the merger agreement that are different from or in addition to your interests as Potomac shareholders. These interests relate to or arise from, among other things:

•	the appointment and nomination of certain Potomac directors as Bancorp directors after the effective time of the merger and such directors’ receipt of compensation for such service;
•	the retention of certain Potomac directors as members of an SSB Northern Virginia Advisory Board after the effective time of the merger and the annual retainer fee that those individuals will receive;
•	the receipt by certain officers and employees of Potomac of change in control or severance payments; and
•	the employment of G. Lawrence Warren, Potomac’s president and chief executive officer, with SSB upon the completion of the merger pursuant to an employment agreement between SSB and Mr. Warren.

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Potomac’s board of directors was aware of the interests described above and took them into account in its decision to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger. For information concerning these interests, please see “Interests of Certain Persons in the Merger” on page 51.

In addition, certain employees of Potomac are expected to be employed by Bancorp or SSB after the effective time of the merger. As employees of Bancorp or SSB, they will be eligible for certain employee benefits as discussed under the section entitled “The Merger Agreement—Bancorp Employee Benefit Plans and Severance for Potomac Employees” on page 40.

Material United States Federal Income Tax Consequences (See Page 30).

We have structured the merger as a “reorganization” for United States federal income tax purposes. Accordingly, holders of shares of Potomac common stock will generally not recognize any gain or loss for United States federal income tax purposes on the exchange of their shares of Potomac common stock for Bancorp common stock in the merger, except for any gain or (in certain cases) loss recognized in connection with any cash received as part of the merger consideration. The companies themselves will not recognize gain or loss as a result of the merger. It is a condition to the obligations of Bancorp and Potomac to complete the merger that RSM McGladrey, Inc. deliver an opinion that the merger will be a reorganization for United States federal income tax purposes and certain other tax matters related to the merger. RSM McGladrey, Inc. and Bancorp’s independent registered public accounting firm, McGladrey & Pullen, LLP, are members of RSM International, an affiliation of separate and independent legal entities.

The United States federal income tax consequences described above may not apply to all holders of Potomac common stock, including certain holders specifically referred to on page 30. Your tax consequences will depend on your own situation. You should consult your tax advisor to determine the particular tax consequences of the merger to you.

Appraisal Rights (See Page 33).

Potomac shareholders are entitled to exercise appraisal rights with respect to the merger and, if the merger is completed and they perfect their appraisal rights, to receive payment in cash for the fair value of their shares of Potomac common stock. In general, to preserve appraisal rights, Potomac shareholders who wish to exercise these rights must:

•	deliver to Potomac a notice of intent to demand payment for their shares at or before the time the vote is taken at the special meeting;
•	not vote their shares for approval of the merger agreement and the merger;
•	continuously hold their shares of Potomac common stock from the date they deliver their notice through the closing of the merger; and
•	comply with the other procedures set forth in Sections 13.1-729 through 13.1-741 of the VSCA.

The text of Sections 13.1-729 through 13.1-741 of the VSCA governing appraisal rights is attached to this proxy statement/prospectus as Appendix C. Failure to comply with the procedures described in Appendix C will result in the loss of appraisal rights under the VSCA. We urge you to carefully read the text of Sections 13.1-729 through 13.1-741 of the VSCA governing appraisal rights.

The Merger Will Be Accounted for under the Purchase Method of Accounting (See Page 29).

The merger will be accounted for under the purchase method of accounting, as such term is used under accounting principles generally accepted in the United States of America. A comparison of the most recent annual financial statements of Bancorp and Potomac indicates that Bancorp’s investment in Potomac will represent less than 10% of Bancorp’s assets after giving effect to the merger.

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Completion of the Merger Is Subject to Certain Conditions (See Page 42).

Completion of the merger is subject to a number of conditions, including the approval of the merger agreement and the merger by Potomac’s shareholders and the receipt of necessary regulatory consents and approvals. Certain conditions to the merger may be waived by Bancorp or Potomac, as applicable.

We May Not Complete the Merger without All Required Regulatory Approvals (See Page 30).

The merger requires the receipt of certain regulatory consents and approvals, including but not limited to the approval of the Board of Governors of the Federal Reserve System, the Maryland Commissioner of Financial Regulation and the Virginia State Corporation Commission (through the Virginia Bureau of Financial Institutions). Although we have made or will make filings and notifications for these purposes and we expect to obtain all necessary regulatory approvals, we cannot be certain if or when we will obtain them. If a regulator fails to provide a required regulatory approval, then Bancorp and Potomac may not be able to consummate the transactions contemplated by the merger agreement. In addition, a regulator could impose conditions to its approval that might be unacceptable.

The Merger Is Expected to Occur in the First Quarter of 2007 (See Page 42).

The merger will occur shortly after all of the conditions to its completion have been satisfied or waived. Currently, we anticipate that the merger will occur in the first quarter of 2007. However, we cannot assure you when or if the merger will occur.

Termination of the Merger Agreement (See Page 49).

Bancorp and Potomac can mutually agree to abandon the merger and terminate the merger agreement at any time prior to the time the merger is completed, even after Potomac shareholder approval. Also, either Potomac or Bancorp can decide, without the consent of the other, to abandon the merger and terminate the merger agreement in a number of situations, including if:

•

the merger has not been consummated on or before April 15, 2007, except that neither Bancorp nor Potomac can terminate the merger agreement for this reason if the delay was caused by its failure to perform a material obligation under the merger agreement;

•	Potomac’s shareholders fail to give the necessary approval at the special meeting of Potomac shareholders, or
•	there is a permanent legal prohibition to completing the merger or any required regulatory approval has been denied by a final order.

Bancorp can terminate the merger agreement if:

•	there is a breach on the part of Potomac of the merger agreement that would cause certain conditions to be unsatisfied and such conditions remain unsatisfied 30 days after notice of the breach;
•	Potomac fails to hold the special meeting of Potomac shareholders to approve the merger agreement and the merger;
•	Potomac’s board of directors fails to make, withdraws, or modifies in a manner adverse to Bancorp its approval or recommendation of the merger agreement and the merger; or
•

Potomac enters into, or publicly announces its intention to enter into, a definitive agreement or agreement in principle with respect to a Superior Proposal (as defined on page 47 of this proxy statement/prospectus).

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Potomac can terminate the merger agreement if:

•	there is a breach on the part of Bancorp of the merger agreement that would cause certain conditions to be unsatisfied and such conditions remain unsatisfied 30 days after notice of the breach;
•	Potomac’s board of directors authorizes Potomac to enter into an agreement concerning a Superior Proposal, and
•	Potomac gives Bancorp at least 72 hours prior written notice of its intention to terminate to accept a Superior Proposal,
•	Bancorp does not make during this 72 hour period an offer that is at least as favorable to Potomac’s shareholders as the Superior Proposal, and
•	Potomac pays to Bancorp a termination fee of $2,520,000;

or,

•

the average closing price of Bancorp’s common stock during the 10 consecutive trading days ending on the 10th calendar day immediately prior to the effective time of the merger is less than $28.91 and Bancorp’s common stock price has underperformed the Nasdaq Bank Index by 20% or more since October 10, 2006, provided that this termination right:

•	may only be exercised by Potomac during the three-day period beginning on the 10th calendar day prior to the effective date of the merger; and
•

is subject to Bancorp’s right to increase the exchange ratio or increase the number of shares of Potomac common stock for which Bancorp will pay cash as merger consideration, in either case as necessary to cure either of the above described conditions, but only to the extent that the cure would not jeopardize the tax-free nature of the stock portion of the merger consideration.

Potomac Must Pay Bancorp a Termination Fee under Certain Circumstances (See Page 50).

Potomac has agreed to pay Bancorp a fee of $2,520,000  if:

•	Bancorp terminates the merger agreement as a result of:
•	Potomac’s failing to hold the special meeting of Potomac shareholders to approve the merger agreement and the merger,
•

Potomac’s board failing to recommend to Potomac’s shareholders the approval of the merger agreement and the merger, or withdrawing such recommendation or modifying such recommendation in a manner adverse to Bancorp, or

•	Potomac’s entering into or its public announcement to enter into, a definitive agreement or an agreement in principle with respect to a Superior Proposal,

or,

•

Potomac’s terminating the merger agreement to enter into a written agreement concerning a Superior Proposal, but only after Potomac’s compliance with its obligation to give Bancorp 72 hours advance written notice and Bancorp’s failure to make an offer during such 72 hour period that is at least as favorable to Potomac’s shareholders as the Superior Proposal.

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Effect of Merger on Rights of Potomac Shareholders (See Page 57).

The rights of Potomac shareholders are governed by Virginia law, as well as Potomac’s articles of incorporation and bylaws. After completion of the merger, the rights of the former Potomac shareholders receiving Bancorp common stock in the merger will be governed by Maryland law, as well as Bancorp’s articles of incorporation and bylaws. There are substantive and procedural differences between Virginia and Maryland law as well as Potomac’s and Bancorp’s articles of incorporation and bylaws that will affect the rights of such Potomac shareholders.

Appointment of Additional Board Members (See Page 36).

Pursuant to the merger agreement, upon the closing of the merger, Marshall H. Groom, a director of Potomac, will be elected as a director of Bancorp. In addition, at Bancorp’s first annual shareholders’ meeting after the merger, Bancorp has agreed to nominate Mr. Groom for re-election and has agreed to also nominate William F. Roeder, Jr., a current director of Potomac, for election as a director of Bancorp, to fill a vacancy that is expected to arise from the retirement of a current director.

Market Price Information (See Page 55).

Bancorp’s common stock is listed on the Nasdaq Global Select Market under the symbol “SASR.” Potomac’s common stock is quoted on the OTC Bulletin Board under the symbol “PBOV.” The following tables set forth the historical price of Bancorp common stock and Potomac common stock as of the date preceding the first public announcement of the merger and as of the latest practicable date preceding the date of this proxy statement/prospectus.

Date	Bancorp Common Stock	Potomac Common Stock

October 10, 2006	$36.29	$18.25
December 20, 2006	$37.71	$21.80

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SELECTED FINANCIAL INFORMATION OF BANCORP

The following table sets forth certain consolidated financial information of Bancorp. This information is based on, and should be read in conjunction with, the consolidated financial statements and related notes of Bancorp contained in its annual report on Form 10-K for the year ended December 31, 2005, and its quarterly report on Form 10-Q for the quarter ended September 30, 2006, which are incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” on page 67.

	As of and for the Nine Months Ended September 30,		As of and for the Years Ended December 31,

(Dollars in thousands, except per share data)	2006	2005	2005	2004	2003	2002	2001

Results of Operations:
Interest income	$113,068	$88,810	$122,160	$108,981	$112,048	$122,380	$127,509
Interest expense	41,917	23,557	33,982	34,768	37,432	44,113	61,262
Net interest income	71,151	65,253	88,178	74,213	74,616	78,267	66,247
Provision for loan and lease losses	2,545	1,600	2,600	0	0	2,865	2,470
Net interest income after provision for loan and lease losses	68,606	63,653	85,578	74,213	74,616	75,402	63,777
Noninterest income, excluding securities gains	28,830	24,404	33,647	30,409	32,973	27,937	21,756
Securities gains	1	2,601	3,262	540	996	2,016	346
Noninterest expenses	62,878	56,334	77,194	92,474	67,040	63,843	54,523
Income before taxes	34,559	34,324	45,293	12,688	41,545	41,512	31,356
Income tax expense (benefit)	10,002	9,204	12,195	(1,679)	9,479	10,927	8,342
Net income	24,557	25,120	33,098	14,367	32,066	30,585	23,014
Per Share Data:
Net income – basic	$1.66	$1.72	$2.26	$0.99	$2.21	$2.11	$1.60
Net income – diluted	1.65	1.70	2.24	0.98	2.18	2.08	1.58
Dividends declared	0.66	0.62	0.84	0.78	0.74	0.69	0.61
Book value (at year end)	15.78	14.23	14.73	13.34	13.35	12.25	10.37
Tangible book value (at year end) (1)	14.15	13.07	13.21	12.16	12.03	10.76	8.69
Financial Condition (at year end):
Assets	$2,598,458	$2,383,360	$2,459,616	$2,309,343	$2,334,424	$2,308,486	$2,082,916
Deposits	1,947,850	1,804,888	1,803,210	1,732,501	1,561,830	1,492,212	1,387,459
Loans and leases	1,815,490	1,579,135	1,684,379	1,445,525	1,153,428	1,063,853	995,919
Securities	551,138	584,316	567,432	666,108	998,205	1,046,258	914,479
Borrowings	393,459	343,673	417,378	361,535	563,381	613,714	525,248
Stockholders’ equity	233,693	208,090	217,883	195,083	193,449	178,024	150,133
Performance Ratios (for the year):
Return on average equity	14.64%	16.74%	16.21%	7.27%	17.29%	18.89%	16.32%
Return on average assets	1.29	1.44	1.41	0.60	1.37	1.42	1.18
Net interest margin	4.30	4.39	4.39	3.68	3.78	4.21	3.94
Efficiency ratio – GAAP based	62.89	61.06	61.71	87.93	61.74	58.99	61.71
Efficiency ratio – traditional	57.98	57.73	58.16	62.86	56.26	54.09	55.23
Dividends declared per share to diluted net income per share	40.00	36.47	37.50	79.59	33.94	33.17	38.61
Capital and Credit Quality Ratios:
Average equity to average assets	8.81%	8.62%	8.68%	8.21%	7.91%	7.49%	7.24%
Allowance for loan and lease losses to loans and leases	1.07	1.03	1.00	1.01	1.29	1.41	1.27
Non-performing assets to total assets	0.15	0.14	0.06	0.08	0.13	0.12	0.38
Net charge-offs to average loans and leases	0.00	0.00	0.02	0.02	0.01	0.05	0.14
(1)	Total stockholders’ equity, net of goodwill and other intangible assets, divided by the number of shares of common stock outstanding at the end of the applicable period.

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RISK FACTORS

In addition to the other information contained or incorporated by reference in this proxy statement/prospectus, the following factors should be considered carefully when evaluating the proposal to approve the merger agreement and the merger at the special meeting of shareholders, as well as your election or non-election to receive cash or stock merger consideration.

Because the market price of Bancorp common stock may fluctuate, you cannot be sure of the value of the stock portion of the merger consideration that you may receive.

Upon completion of the merger, each share of Potomac common stock will be converted into the right to receive merger consideration consisting of cash or shares of Bancorp common stock. Because Bancorp is issuing its shares at a fixed exchange ratio as part of the merger consideration, any change in the price of Bancorp common stock prior to completion of the merger will affect the value of any shares of Bancorp common stock you receive upon completion of the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in the respective businesses, operations and prospects of Bancorp and Potomac, and regulatory considerations. Many of these factors are beyond the control of Bancorp and Potomac. Accordingly, at the time of the special meeting of shareholders, you will not be able to determine the value of the Bancorp common stock you may receive upon completion of the merger.

The market price of the shares of Bancorp common stock may be affected by factors different from those affecting the shares of Potomac common stock.

Upon completion of the merger, certain holders of Potomac common stock will become holders of Bancorp common stock. Some of Bancorp’s current businesses and markets differ from those of Potomac, and accordingly, the results of operations of Bancorp after the merger may be affected by factors different from those currently affecting the results of operations of Potomac. For further information on the business of Bancorp and the factors to consider in connection with its business, see the documents incorporated by reference into this proxy statement/prospectus and referred to under “Where You Can Find More Information” on page 67.

You cannot be certain of the form of merger consideration that you will receive.

Bancorp will pay cash, at a price of $21.75 per share, without interest, for 50% of the Potomac common stock outstanding at the effective time of the merger and issue shares of Bancorp common stock, based upon the exchange ratio, for 50% of the Potomac common stock outstanding at the effective time of the merger. If the number of Potomac shares for which an election to receive cash is made is higher than 50% of the outstanding shares of Potomac common stock, a pro rata portion of the shares for which an election to receive cash is made will be converted into the right to receive Bancorp common stock in order to result in a 50% cash and 50% stock allocation. If the number of Potomac shares for which an election to receive cash is made is lower than 50% of the outstanding shares of Potomac common stock, first a pro rata portion of the shares for which no election is made, and then, if and to the extent necessary, a pro rata portion of shares for which a stock election has been made, will be converted into the right to receive cash, in each case in order to result in a 50% cash and 50% stock allocation. If such a proration is required, holders of Potomac common stock who elected to receive cash may receive a portion of their consideration in Bancorp common stock, holders who made an election to receive stock may receive a portion of their consideration in cash, and holders who made no election may receive their consideration in any combination of cash and/or stock. Accordingly, there is a risk that you will receive merger consideration in the form that you do not desire, which could result in, among other things, tax consequences that differ from those that would have resulted had you received the form of consideration you elected, including the recognition of taxable gain to the extent cash is received.

We may fail to realize the cost savings we estimate for the merger.

The success of the merger will depend, in part, on our ability to realize the estimated cost savings from combining the businesses of SSB and Potomac. While we believe, as of the date of this proxy statement/prospectus, that these cost savings estimates are achievable, it is possible that the potential cost savings could turn out to be more difficult to achieve than we anticipated. Our cost savings estimates also depend on our ability to combine the businesses of SSB and Potomac in a manner that permits those cost savings to be realized. If our estimates turn out to be incorrect or we are not able to combine successfully these two banks, the anticipated cost savings may not be realized fully or at all, or may take longer to realize than expected.

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Combining SSB and Potomac may be more difficult, costly or time-consuming than we expect, or could result in the loss of customers.

SSB and Potomac have operated, and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each bank’s ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect the ability to maintain relationships with clients and employees or to achieve the anticipated benefits of the merger. There also may be disruptions that cause us to lose customers or cause customers to withdraw their deposits. There can be no assurance that customers will readily accept changes to their banking arrangements after the merger.

Certain officers and directors of Potomac have potential conflicts of interest in the merger.

Potomac shareholders should be aware of potential conflicts of interest and the benefits available to Potomac officers and directors when considering Potomac’s board of directors’ recommendation to approve the merger agreement and the merger. Certain officers, directors and employees of Potomac will become directors, advisory board members or employees of Bancorp and/or SSB. In addition, Potomac’s president and chief executive officer will be employed by SSB pursuant to an employment agreement with SSB effective as of the effective time of the merger. In addition, certain officers of Potomac will receive change in control payments upon or shortly after the effective date of the merger. See “Interests of Certain Persons in the Merger—Change in Control Payments” on page 51.

Restrictions in Bancorp’s articles of incorporation and bylaws with respect to unfriendly acquisitions could prevent a takeover of Bancorp.

Bancorp’s articles of incorporation and bylaws contain provisions that could discourage takeover attempts that are not approved by Bancorp’s board of directors. These provisions include supermajority provisions for the approval of certain business combinations, certain provisions relating to meetings of stockholders, a staggered board of directors and provisions authorizing the issuance of additional shares without stockholder approval. The Maryland General Corporation Law also includes provisions that make an acquisition of Bancorp more difficult. These provisions may prevent a future takeover attempt in which Bancorp’s stockholders otherwise might receive a substantial premium for their shares over then-current market prices. See “Comparative Rights of Shareholders—Anti-Takeover Provisions” beginning on page 62.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

This document contains information about possible or assumed future results of operation or the performance of Bancorp and Potomac after the merger is completed. This proxy statement/prospectus and Bancorp’s public documents contain forward-looking statements within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. A forward-looking statement encompasses any estimate, prediction, opinion or statement of belief in this document and the underlying management assumptions. These “forward-looking statements” can be identified by words such as “believes,” “expects,” “anticipates,” “intends” and similar expressions although not all forward-looking statements contain such words or expressions. Forward-looking statements appear in the discussions of matters such as the benefits of the merger between Potomac and Bancorp, including future financial and operating results and cost saving enhancements to revenue that may be realized from the merger, and Bancorp’s and Potomac’s plans, objectives, expectations and intentions and other statements contained in this document that are not historical facts. These statements are based upon the current reasonable expectations and assessments of the respective management teams of Bancorp and Potomac and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the control of Bancorp and Potomac. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

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In addition to factors that Bancorp has previously disclosed in its reports filed with the SEC and those that are referenced elsewhere in this proxy statement/prospectus, the following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	the businesses of SSB and Potomac may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected;
•

Bancorp may experience lower than expected revenues after the merger, higher than expected operating costs after the merger or higher than expected losses of deposits, customers and business after the merger;

•	after the merger, Bancorp may experience lower than expected cost savings from the merger, or delays in obtaining, or an inability to obtain, cost savings from the merger;
•	customer relationship losses, increases in operating costs and business disruption following the merger may be greater than expected;
•	technological changes and systems integration may be more difficult or expensive than Bancorp expects;
•	adverse effects on relationships with employees may be greater than expected;
•	the regulatory approvals required for the merger may not be obtained on the proposed terms or on the anticipated schedule;
•	adverse governmental or regulatory policies may be enacted;
•	the interest rate environment may adversely affect net interest income;
•	adverse affects may be caused by adverse changes to credit quality;
•	competition from other financial services companies in Bancorp’s and Potomac’s markets could adversely affect operations;
•	an economic slowdown could adversely affect credit quality and loan originations, especially if such a slowdown were to occur in a market where Bancorp or Potomac operate;
•	social and political conditions such as war, political unrest and terrorism or natural disasters could have unpredictable negative effects on the businesses of Bancorp and Potomac and the economy; and
•	changes in securities markets could impact Bancorp’s stock price.

Forward-looking statements are made as of the date of the applicable document and, except as required by applicable law, Bancorp and Potomac assume no obligation to update these forward-looking statements or to update the reasons why actual results could differ from those in the forward-looking statements. You should consider these risks and uncertainties in evaluating forward-looking statements and you should not place undue reliance on these statements.

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THE SPECIAL MEETING OF POTOMAC SHAREHOLDERS

Potomac is providing this document to you as its proxy statement in connection with the solicitation of proxies by Potomac’s board of directors to be voted at the special meeting of Potomac shareholders to be held on February 8, 2007, and at any adjournments or postponements of the special meeting. Bancorp is also providing this document to you as a prospectus in connection with the offer and sale by Bancorp of its shares of common stock as a result of the proposed merger.

Date, Time and Place of Meeting The special meeting of Potomac shareholders is scheduled to be held as follows:

•	Date: February 8, 2007
•	Time: 10:30 a.m., local time
•	Place: Westwood Country Club, 800 Maple Avenue East, Vienna, Virginia

Purpose of the Special Meeting

At the special meeting, shareholders of Potomac will be asked to:

•

approve the merger agreement, under which Potomac will merge with and into SSB, with SSB surviving the merger and continuing as a wholly owned subsidiary of Bancorp, and, as described in this proxy statement/prospectus, each outstanding share of Potomac common stock will be converted into the right to receive cash or shares of Bancorp common stock (See “The Merger Agreement – Merger Consideration” on page 36);

•

approve a proposal, if necessary, to adjourn the special meeting to permit the further solicitation of proxies if and to the extent there are not sufficient votes at the time of the special meeting to approve the merger agreement and the merger; and

•	transact any other business that may properly come before the special meeting or any postponements or adjournments of the special meeting.

Record Date and Outstanding Shares

Potomac’s board of directors has fixed the close of business on December 21, 2006 as the record date for the special meeting of Potomac shareholders and only shareholders of record of Potomac common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting. Each holder of record of Potomac common stock at the close of business on the record date is entitled to one vote for each share of Potomac common stock then held on each matter voted on by shareholders at the special meeting. At the close of business on the record date, there were 2,849,288 shares of Potomac common stock issued and outstanding and entitled to vote.

Vote Required to Approve the Merger Agreement and the Merger

The approval of the merger agreement and the merger requires the affirmative vote of more than two-thirds of the outstanding shares of Potomac common stock as of the record date (i.e. at least 1,899,526 shares of Potomac common stock).

Vote Required to Approve the Proposal, If Necessary, to Adjourn the Special Meeting

The approval of the proposal to adjourn the special meeting if and to the extent necessary to permit the further solicitation of proxies in the event there are not sufficient votes at the special meeting to approve the merger agreement and the merger requires a majority of the votes cast at the special meeting, even if less than a quorum.

Quorum; Abstentions and Broker Non-Votes

Holders of a majority of the outstanding shares of Potomac common stock entitled to vote at the special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business at the special meeting. Accordingly, at least 1,424,645 shares of Potomac common stock must be present at the special meeting to constitute a quorum for the conduct of business. If a share is represented for any purpose at the special meeting, it is deemed to be present for the transaction of all business. Abstentions are counted for purposes of determining whether a quorum exists.

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Notwithstanding the foregoing, pursuant to Potomac’s bylaws the special meeting may be a adjourned by a majority of the votes cast at the special meeting, even if less than a quorum.

If you hold your shares of Potomac common stock in “street name” through a broker, bank or other nominee, generally the nominee may only vote your Potomac common stock in accordance with your instructions. However, if your nominee has not timely received your instructions, such nominee may vote on matters for which it has discretionary voting authority. Brokers will not have discretionary voting authority to vote on the proposal to approve the merger agreement and the merger. If a nominee cannot vote on a matter because it does not have discretionary voting authority, this is a “broker non-vote” with respect to that matter. Broker shares that are not voted on any matter at the special meeting will not be counted as shares present or represented at the special meeting for purposes of determining whether a quorum exists. In the event that a quorum is not present at the special meeting of Potomac shareholders, it is expected that the special meeting will be adjourned or postponed to permit further solicitation of proxies.

For purposes of the vote with respect to the merger agreement and the merger required under Virginia law, a failure to vote, a vote to abstain and a broker non-vote will each have the same legal effect as a vote against approval of the merger agreement and the merger.

Voting by Directors and Executive Officers

As of the record date, Potomac directors and officers beneficially owned 664,359 shares of Potomac common stock, or approximately 23.32% of the shares entitled to vote at the special meeting of Potomac shareholders. The directors and officers of Potomac, in their capacity as shareholders of Potomac, have entered into a voting agreement with Bancorp whereby each has agreed to vote their respective shares for approval of the merger agreement and the merger at the special meeting and each has executed an irrevocable proxy that enables Bancorp to vote these shares to approve the merger agreement and the merger. Potomac’s directors and officers were not paid any additional consideration in connection with the voting agreement or the irrevocable proxy granted thereby. The voting agreement terminates upon any termination of the merger agreement. See “The Merger – Voting Agreement.”

Voting and Revocation of Proxies

After carefully reading and considering the information presented in this proxy statement/prospectus, you should complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-prepaid envelope so that your shares are represented at the special meeting of Potomac shareholders. You can also vote at the special meeting, but we encourage you to submit your proxy now in any event.

All shares of Potomac common stock represented by each properly executed and valid proxy received by the secretary of Potomac before the special meeting will be voted in accordance with the instructions given on the proxy. If a Potomac shareholder executes a proxy card without giving instructions, the shares of Potomac common stock represented by that proxy card will be voted “FOR” approval of the merger agreement and the merger and “FOR” the approval of the proposal, if necessary, to adjourn the special meeting to permit the further solicitation of proxies in the event there are not sufficient votes at the special meeting to approve the merger agreement and the merger. Potomac’s board of directors is not aware of any other matters to be voted on at the special meeting of Potomac shareholders. If any other matter properly comes before the special meeting, the persons named on the proxy card will vote the shares represented by all properly executed proxies on those matters in their discretion.

You may revoke your proxy at any time before the proxy is voted by one of the following means:

•	by delivering a written notice to the secretary of Potomac stating that you would like to revoke your proxy;
•	by submitting another duly executed proxy with a later date; or
•

by attending the special meeting and voting in person at the special meeting (your attendance at the special meeting will not by itself revoke your proxy). If you hold your shares in “street name,” you will need additional documentation from your bank or broker to vote your shares in person at the meeting.

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Election to Receive Merger Consideration

If you make an election of the type of merger consideration you prefer to receive, you must send the stock certificates representing the shares of Potomac common stock with respect to which you have made an election with your completed election form and letter of transmittal. The completed election form and letter of transmittal and related stock certificates must be received by the exchange agent no later than 5:00 p.m. eastern time on February 1, 2007. If you do not submit stock certificates representing all of your shares of Potomac common stock in connection with your election, you will receive a letter of transmittal from the exchange agent after the completion of the merger with instructions for sending in your stock certificates. See “The Merger Agreement – Procedures for Surrendering Potomac Stock Certificates.” You should not send your election form, letter of transmittal or Potomac stock certificates with your proxy card or to Potomac.

Solicitation of Proxies and Expenses

The accompanying proxy is being solicited by Potomac’s board of directors, and Potomac will pay for the entire cost of the solicitation, other than certain costs of filing, printing and mailing this proxy statement/prospectus, 75% of which are being borne by Bancorp. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for forwarding the solicitation material to the beneficial owners of Potomac common stock held of record by those persons, and Potomac may reimburse the brokerage houses, custodians, nominees and fiduciaries for reasonable transaction and clerical expenses. In addition to the use of the mail, proxies may be solicited personally or by telephone, facsimile or other means of communication by Potomac’s directors, officers and regular employees. These people will receive no additional compensation for these services, but will be reimbursed for any expenses incurred by them in connection with these services. Potomac may engage a proxy solicitation firm to assist it in obtaining proxies from shareholders on a timely basis. As of the date of this proxy statement/prospectus, Potomac has not engaged a firm for the purpose of soliciting proxies.

Board Recommendation

Potomac’s board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement are in the best interests of Potomac and its shareholders. Accordingly, Potomac’s board of directors unanimously approved and adopted the merger agreement and the transactions contemplated by the merger agreement and the merger, and unanimously recommends that Potomac’s shareholders vote “FOR” the proposal to approve the merger agreement and the merger and “FOR” the proposal, if necessary, to approve an adjournment of the special meeting to permit the further solicitation of proxies in the event that there are not sufficient votes at the special meeting to approve the merger agreement and the merger.

The proposed merger is of great importance to the shareholders of Potomac. You are urged to read and carefully consider the information presented in this proxy statement/prospectus, and to complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-prepaid envelope.

Appraisal Rights

Under Virginia law, you may exercise appraisal rights in connection with the merger. The provisions of Virginia law governing appraisal rights are complex and you should review them carefully. A Potomac shareholder may take actions that prevent that shareholder from successfully asserting these rights, and multiple steps must be taken to properly exercise and perfect the rights. A copy of all relevant provisions of Section 13.1-729 through 13.1-741 of the VSCA is attached to this proxy statement/prospectus as Appendix C.

For a more complete description of appraisal rights, please refer to the section of this proxy statement/prospectus entitled “The Merger—Appraisal Rights” beginning on page 33.

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THE COMPANIES

Bancorp

Bancorp is the holding company for SSB and SSB’s principal subsidiaries, Sandy Spring Insurance Corporation, The Equipment Leasing Company and West Financial Services, Inc. Bancorp is the third largest publicly traded banking company headquartered in Maryland. As of September 30, 2006, Bancorp had total assets of approximately $2.60 billion, total net loans of $1.82 billion, total deposits of approximately $1.95 billion and approximately $233.7 million in stockholders’ equity. Bancorp’s common stock is listed on the Nasdaq Global Select Market under the symbol “SASR”. The deposits associated with Bancorp’s affiliated banks are insured by the Federal Deposit Insurance Corporation (the “FDIC”). Through its subsidiaries, Bancorp offers a comprehensive menu of leasing, insurance and investment management services.

The principal executive offices of Bancorp are located at 17801 Georgia Avenue, Olney, Maryland 20832 and Bancorp’s telephone number is 301-774-6400.

SSB

SSB is a wholly owned subsidiary of Bancorp. SSB is a community banking organization that focuses its lending and other services on businesses and consumers in the Baltimore-Washington region. SSB was founded in 1868 and offers a broad range of commercial banking, retail banking and trust services through 32 community offices and 77 ATMs located throughout Maryland. SSB is affiliated with the Allpoint ATM Network, which offers free nationwide access at 34,000 ATM locations.

Recent Developments

Acquisition of CN Bancorp

     On December 14, 2006, Bancorp announced that it executed an agreement to acquire CN Bancorp, Inc. and its subsidiary, County National Bank. The transaction is structured as a merger of CN Bancorp with and into Bancorp and a merger of County National Bank with and into SSB, with Bancorp and SSB as the surviving entities. Under the terms of the merger agreement, the stockholders of CN Bancorp would be entitled to receive either cash in an amount of $25 per share or Bancorp common stock based upon an exchange ratio of 0.6657 of a share of Bancorp common stock for each share of CN Bancorp common stock. Holders of CN Bancorp common stock would be entitled to elect the form of merger consideration they will receive, subject to an allocation to provide for a minimum of 40% cash and a maximum of 50% cash and a minimum of 50% Bancorp common stock and a maximum of 60% Bancorp common stock.

     The acquisition of CN Bancorp and County National is expected to add approximately $151 million in total assets, $97.4 million in net loans, $129.4 million in total deposits, and 4 full service branches located in the Maryland communities of Glen Burnie, Pasadena, Odenton and Millersville, as well as an administrative center located in Glen Burnie.

     Although Bancorp expects to complete the acquisition of CN Bancorp and County National in the second quarter of 2007, the transaction is subject to numerous conditions, some of which are beyond the control of Bancorp, such as regulatory approvals and the approval of CN Bancorp’s stockholders. Accordingly, there can be no assurance that the acquisition will close within the time period referenced above or at all.

Potomac

Potomac was organized in 1997 under the laws of the Commonwealth of Virginia as a Virginia chartered bank. Potomac commenced operations in 1998 and currently operates out of its main office in Fairfax, Virginia and its three full service branch offices in Vienna, Merrifield and Chantilly, Virginia. As of September 30, 2006, Potomac had total assets of approximately $254.4 million, total loans of $190.1 million, total deposits of approximately $197.9 million and approximately $25.5 million in shareholders’ equity. Potomac provides a wide range of services to its customers, including commercial loans, lines of credit, personal loans, cash management products and financing arrangements for personal and business needs. Potomac’s common stock is quoted on the OTC Bulletin Board under the symbol “PBOV.”

Potomac’s principal executive offices are located at 9910 Main Street, Fairfax, Virginia 22031 and Potomac’s telephone number is 703-319-9000.

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THE MERGER

General

We are providing this document to holders of Potomac common stock in connection with the solicitation of proxies by Potomac’s board of directors to be voted at Potomac’s special meeting of shareholders, and at any adjournments or postponements of such meeting. At the special meeting of shareholders, Potomac will ask its shareholders to vote upon (i) a proposal to approve the agreement and plan of merger, dated as of October 10, 2006, by and among Bancorp, SSB and Potomac and the merger contemplated thereby, (ii) a proposal, if necessary, to adjourn the special meeting to permit the further solicitation of proxies in the event there are not sufficient votes at the special meeting to approve the merger agreement and the merger, and (iii) any other matters that are properly brought before the special meeting.

The merger agreement provides for the merger of Potomac with and into SSB, with SSB continuing as the surviving bank and a wholly-owned subsidiary of Bancorp. We have attached a copy of the merger agreement as Appendix A to this proxy statement/prospectus. We urge you to read the merger agreement in its entirety.

Background of and Reasons for the Merger; Recommendation of the Potomac Board

Background of the Merger

From time to time over the last several years, the board of directors of Potomac has considered the question of whether the best interests of Potomac, its shareholders and the other constituencies it serves would be best served by the sale of Potomac to another institution or a continued course of independent operations. On two occasions during this period, Potomac engaged in limited and preliminary discussions with other financial institutions and provided limited information to the other institutions in connection with limited and preliminary due diligence. Neither of these situations resulted in pricing and other terms which Potomac’s board of directors believed to be as favorable to Potomac’s shareholders as continued independent operations.

In mid-June 2006, G. Lawrence Warren, the president and chief executive officer of Potomac, received a call from Hunter R. Hollar, the president and chief executive officer of Bancorp, during which Mr. Hollar expressed Bancorp’s interest in discussing a potential transaction between Bancorp and Potomac. On June 15, 2006, Mr. Hollar and Mr. Warren met and had a conversation which focused on general matters regarding a potential transaction between Bancorp and Potomac and the respective community banking philosophies and policies of SSB and Potomac. No discussion of pricing or other merger deal terms occurred during the meeting.

Following the initial meeting, Mr. Warren, in accordance with Potomac’s governance policy, advised Mr. William Roeder, the chairman of the board of Potomac and Mr. Marshall Groom, the former chairman and a current director of Potomac, of the conversations he had with Mr. Hollar. Subsequently, each member of the board of directors of Potomac was advised about the meeting. Based upon these initial discussions, the similarities between Bancorp’s and Potomac’s business philosophy and corporate culture, and Potomac’s board of directors’ general consensus that Bancorp may be a serious, attractive acquirer, Mr. Warren advised Mr. Hollar that Potomac would continue discussions regarding a potential transaction with Bancorp.

On June 27, 2006, Messrs. Warren, Groom and Roeder met informally with Mr. Hollar and three other Bancorp officers and directors. Deal terms were not discussed during this meeting. On June 29, 2006, Mr. Hollar called Mr. Warren to express his view that the meeting resulted in a positive exchange and suggested good compatibility between the companies and requested further, more specific, discussions regarding a possible transaction, to which Mr. Warren agreed. Following a meeting on July 10, 2006 between Messrs. Hollar and Warren, Bancorp requested confidential due diligence materials from Potomac. On July 19, 2006, Bancorp executed a confidentiality agreement requested by Potomac, and Potomac provided nonpublic documents to Bancorp.

On August 3, 2006 Bancorp delivered to Potomac in letter form a non-binding expression of interest, outlining the basic terms of a proposed merger between SSB and Potomac. The letter proposed, inter alia, a fifty percent cash, fifty percent stock transaction valued at $21.50 per share; the cashing out of all options to purchase Potomac common stock; the appointment of two directors of Potomac to Bancorp’s board of directors; continued operation of the Potomac franchise as a division of SSB under the name “Potomac Bank”; and the retention of substantially all customer contact employees of Potomac. The letter did not provide an exchange ratio for the conversion of shares of Potomac common stock into Bancorp common stock.

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On August 7, 2006, Mr. Warren, with the concurrence of Potomac’s board of directors, the members of which has been polled by phone, contacted Danielson Capital, LLC, a financial advisory firm with extensive experience and expertise in valuing and advising banking institutions on strategic matters, including in connection with the merger or sale of banking institutions. Danielson had previously provided Potomac with financial advisory, strategic and valuation services in the ordinary course of Potomac’s business and activities. Danielson was asked to review the terms of Bancorp’s expression of interest and to provide appropriate materials to assist Potomac’s board of directors in evaluating the potential transaction.

Danielson’s analysis was presented to Potomac’s board of directors on August 17, 2006. The presentation reviewed among other things (i) the financial and nonfinancial terms of the expression of interest; (ii) other potential acquirers of Potomac including likely level of interest and ability to afford a high price; (iii) Bancorp’s potential earnings and capital dilution; (iv) the pricing relative to earnings and book of national, regional, local and most comparable transactions; (v) Potomac’s historic and potential future performance given industry risks and risk specific to Potomac; (vi) a detailed historical analysis of Bancorp and other potential merger partners; and (vii) recommendations to Potomac’s board on potential courses of action and the merits of each. Following the Danielson presentation, Potomac’s board received a presentation on its fiduciary duties from representatives of its counsel, Kennedy & Baris, LLP.

Potomac’s board engaged in extensive discussions on the issues of whether to proceed with talks with Bancorp toward a sale of Potomac, whether to market Potomac actively in an auction or limited auction process, or to maintain a course of independent operations. Potomac’s board of directors discussed, among other things, the degree of execution risk for Potomac as an independent company and the risks inherent in delaying a sale, resulting from possible declines in the pricing of bank acquisitions and the reduction in the number of potential acquirers as other community banks are acquired.

After a general discussion of the Danielson presentation and the views of each of Potomac’s board members, Potomac’s board of directors decided that pursuing the Bancorp proposal was the best option for the shareholders of Potomac. Based on the discussions between Potomac representatives and representatives of Bancorp, Potomac’s board of directors believed there were positive cultural similarities between Potomac and SSB, and an affiliation with Bancorp would provide excellent opportunities for most of the employees of Potomac as well as enhanced services and banking opportunities for the customers and communities served by Potomac.

Counsel led Potomac’s board of directors in a discussion of the principal terms of the Bancorp letter, during which Potomac’s board identified the principal factors which it believed required changes or clarification before Potomac would continue discussions. Potomac’s board of directors appointed a special committee, consisting of Thomas Dungan III and Messrs. Groom, Roeder and Warren, to meet with representatives of Kennedy & Baris and Danielson, determine Potomac’s response to Bancorp, and negotiate, review and report on any draft merger agreement resulting from continued discussions.

The special committee met on August 21, 2006 and determined that the principal issues on which to engage Bancorp prior to the preparation of a definitive agreement were the level of compensation and the manner of fixing the exchange ratio. Mr. Warren and Arnold Danielson, the chairman of Danielson, met with Mr. Hollar and representatives of Bancorp’s financial adviser on August 22, 2006. Negotiations continued until August 25, 2006 when Bancorp delivered a revised expression of interest that included, among other things, a fixed exchange ratio of 0.6143 for the stock portion of the transaction and $21.75 per share for the cash portion of the transaction. Based on those terms, Potomac’s special board committee recommended to Potomac’s board of directors that Bancorp be permitted to conduct a full due diligence investigation and that counsel and the special committee review the draft agreement to be provided by Bancorp. Potomac’s board of directors subsequently authorized these recommendations.

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Over the course of the next five weeks, Bancorp conducted its due diligence examination of Potomac and Potomac conducted a due diligence examination of Bancorp. During this period, counsel and members of Potomac’s special board committee reviewed and discussed the draft merger agreement, the first draft of which was received on September 15, 2006. Counsel to Potomac and members of Potomac’s special board committee met or spoke frequently from September 15, 2006 through early October to discuss proposed changes and Bancorp’s responses. On October 5, 2006, Potomac’s special board committee reviewed with Potomac’s counsel and Danielson a revised draft of the merger agreement. Following a presentation by Danielson and extensive discussion, Potomac’s special board committee determined that subject to satisfactory resolution of certain drafting issues, it would recommend approval of the merger agreement to Potomac’s full board of directors. On October 10, 2006, Potomac’s full board of directors met and reviewed the procedures effected to date; a report on the due diligence effected by Potomac, a discussion of changes made since the original draft, and a presentation by Potomac’s counsel on the board of directors’ fiduciary obligations. Danielson delivered its opinion that as of October 10, 2006, the consideration to be paid is fair from a financial point of view to Potomac’s shareholders. Potomac’s board of directors unanimously approved the merger agreement and the merger and authorized Mr. Warren to execute the merger agreement on behalf of Potomac. Potomac and Bancorp exchanged signature pages after the close of business.

Reasons for the Merger

In reaching the conclusion that the merger agreement and the merger are in the best interests of and advisable for Potomac and its shareholders, and in approving the merger agreement and the merger, Potomac’s board of directors considered and reviewed with management and Potomac’s financial and legal advisors a number of factors, including the following:

•	The per share consideration offered by Bancorp of $21.75 cash or .6143 shares of Bancorp common stock is in line with the prices paid in the most comparable transactions.
•	The consideration offered by Bancorp equals or exceeds the value which Potomac could reasonably expect to achieve if it maintained independent operations.
•	Bancorp’s common stock is traded on The Nasdaq Global Select Market, and has substantially greater liquidity than that of Potomac, which trades infrequently.
•

Bancorp’s common stock currently pays a dividend at a rate of $0.88 per year (or approximately $0.54 per share of Potomac common stock converted into Bancorp common stock) and this rate has increased annually for at least 25 years, while Potomac does not currently pay a cash dividend.

•

The board of directors believes a merger with SSB makes strategic sense for Potomac given the higher lending limits, wider array of products and services, greater opportunities for employees, and the increasingly competitive environment in which Potomac operates.

•	The banking philosophy and community orientation of SSB and Potomac are very similar. SSB is a stable, profitable community bank.
•

SSB expects to retain all customer contact employees, enabling customers to continue banking with the same people while enjoying a wider and more diversified array of products than Potomac currently offers.

•

There are risks to shareholder value in continued independent operations, including risks relating to the inherent uncertainties about future growth and performance, management succession and the market for bank acquisitions.

•	Danielson delivered a written opinion dated October 10, 2006, that the consideration to be received by Potomac shareholders is fair from a financial point of view as of such date.
•	The merger will generally allow shareholders to defer recognition of taxable gain to the extent they receive Bancorp common stock.

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•	The interests of Potomac’s officers and directors may be different from, or in addition to, the interest of Potomac’s shareholders generally.
•	The likelihood of the merger being approved by regulatory authorities without burdensome conditions or delay and in accordance with the terms proposed.

The above discussion of the information and factors considered by Potomac’s board of directors is not intended to be exhaustive, but indicate the material matters considered by Potomac’s board of directors. In reaching its determination to approve the agreement and the merger, Potomac’s board did not quantify, rank or assign any relative or specific weight to the foregoing factors, and individual directors may have considered various factors differently. Potomac’s board of directors did not undertake to make any specific determination as to whether any factor or particular aspect of any factor supported or did not support its ultimate determination. Moreover, in considering the factors and information described above, individual directors may have given differing weights to different factors. The Potomac board of directors based its determination on the totality of the information presented.

Recommendation of Potomac’s Board of Directors

Potomac’s Board of Directors has unanimously approved the merger agreement and the merger and unanimously recommends that you vote “FOR” the merger agreement and the merger and “FOR” the proposal, if necessary, to adjourn the special meeting to permit the further solicitation of proxies in the event there are not sufficient votes at the special meeting to approve the merger agreement and the merger.

Opinion of Potomac’s Financial Advisor

Potomac retained Danielson to advise Potomac’s board of directors as to the fairness to its shareholders of the financial terms of the offer to be acquired by Bancorp. Danielson was selected by Bancorp because of its knowledge, expertise and reputation in the financial services industry, as well as, its specific knowledge of Virginia markets and banking organizations operating in those markets. Danielson is regularly engaged in the valuation of banks and bank holding companies in connection with mergers, acquisitions and other securities transactions.

Danielson reviewed the merger agreement with respect to the pricing and other terms and conditions of the merger. Danielson rendered its opinion directly to the Potomac board of directors on October 10, 2006, which it also confirmed in writing, that as of the date of the opinion, the financial terms of the Bancorp offer were fair to Potomac and its shareholders. No limitations were imposed by the Potomac board of directors upon Danielson with respect to the investigation made or procedures followed by it in arriving at its opinion. While Potomac’s board of directors considered the Danielson opinion in its determination, the decision to accept the offer was ultimately made by the board of directors of Potomac.

In arriving at its opinion, Danielson:

•

Reviewed certain business and financial information relating to Potomac and Bancorp including call report data from January 1, 2000 through June 30, 2006, quarterly earnings releases from January 1, 2000 through June 30, 2006 and Annual Reports for fiscal years ended December 31, 2004 and December 31, 2005.

•

Discussed with members of Potomac’s executive management their assessment of the strategic rationale for, and potential benefits of, the merger described under “The Merger—Background of and Reasons for the Merger; Recommendation of the Potomac Board” beginning on page 22.

•	Discussed the past and current operations, financial condition and future prospects of Potomac and Bancorp with senior executives of Potomac and Bancorp.
•	Reviewed and compared the financial terms, to the extent publicly-available, with comparable transactions.

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•	Reviewed the merger agreement and certain related documents.
•	Considered such other factors as were deemed appropriate.

Danielson did not obtain any independent appraisal of assets or liabilities of Potomac or Bancorp. Furthermore, Danielson did not independently verify the information provided by Potomac or Bancorp and assumed the accuracy and completeness of all such information.

In arriving at its opinion, Danielson performed a variety of financial analyses. Danielson believes that its analyses must be considered as a whole and that consideration of portions of such analyses could create an incomplete view of Danielson’s opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description.

In its analyses, Danielson made certain assumptions with respect to industry performance, business and economic conditions, and other matters, many of which were beyond Potomac’s or Bancorp’s control. Any estimates contained in Danielson’s analyses are not necessarily indicative of future results of value, which may be significantly more or less favorable than such estimates. Estimates of the value of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold.

The following is a summary of selected analyses considered by Danielson in connection with its opinion letter.

Fair Value Analysis of Bancorp Common Stock

In determining the fairness of the offer by Bancorp to acquire all of the common stock and outstanding options to buy common stock of Potomac for approximately $65 million in the aggregate, in a combination of cash and stock of which approximately 50% would be Bancorp common stock, Danielson considered whether the Bancorp common stock was fairly valued and the impact of the Potomac acquisition on Bancorp’s primary determinant of stock value, which is earnings per share. The analysis evaluated, among other things, Bancorp’s financial performance, financial condition, dividend yield, stock liquidity and location compared to similar banks and possible dilution in earnings and earnings per share and/or capital adequacy as a result of the Potomac acquisition.

Comparable Companies

The Bancorp common stock to be exchanged for the common stock of Potomac was compared to ten publicly-traded bank holding companies (“comparable banks”). These comparable banks had assets between $1 billion and $10 billion; were located in Delaware, Maryland, Pennsylvania, Virginia, West Virginia and the District of Columbia; had equity to assets under 10% as of June 30, 2006; and return on equity in the trailing twelve months from June 30, 2006 of at least 10%.

Description of Comparable Banks*

Names	Assets	Headquarters

	(In millions)

United Bankshares, Inc.	$6,718	Charleston, W.V.
Provident Bankshares Corporation	6,409	Baltimore, Md.
National Penn Bancshares, Inc.	5,225	Boyertown, Pa.
Harleysville National Corporation	3,217	Harleysville, Pa.
Sterling Financial Corporation	3,094	Lancaster, Pa.
Union Bankshares Corporation	2,078	Bowling Green, Va.
Univest Corporation of Pennsylvania	1,852	Souderton, Pa.
Virginia Commerce Bancorp, Inc.	1,729	Arlington, Va.
Virginia Financial Group, Inc.	1,594	Culpeper, Va.
First Mariner Bancorp	1,397	Baltimore, Md.
Sandy Spring Bancorp, Inc	$2,586	Olney, Md.

*	Assets between $1 and $10 billion, equity-to-assets under 10%, ROE over 10%, in Delaware, Maryland, Pennsylvania, Virginia, West Virginia and the District of Columbia as of June 30, 2006.

Source: SNL Financial, Charlottesville, Virginia.

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Danielson compared Bancorp’s financial performance, balance sheet strength and stock price with the medians of the comparable banks. Among the financial performance criteria compared were net income and net operating income as a percent of average assets and return on average equity. The balance sheet items compared were equity, tangible equity, nonperforming assets (“NPAs”), and the mix of loans and deposits – all as a percent of assets or tangible assets. The current pricing ratios compared were price as a multiple of trailing twelve months earnings per share, price as a multiple of projected 2007 earnings per share, price as a percent of book and tangible book, dividend yield and payout ratio.

In making these comparisons, Danielson noted that Bancorp’s financial performance, balance sheet strength, book value appreciation and return on equity were generally superior to the medians of the comparable banks. Bancorp’s current price to book was higher than the comparable bank median, but Bancorp’s current price to tangible book was significantly lower than the comparable bank median. Bancorp’s balance sheet mix was not materially different from the comparable banks, though, its asset quality was better. None of the comparable banks had any significant asset quality issues. In terms of dividend yield, Bancorp was slightly lower, but this was partially due to a lower payout ratio. With about 26,000 shares traded daily, the liquidity of the Bancorp common stock was typical for a bank of its size and not a concern.

The impact of location value is difficult to statistically compare as population density, affluence and growth rates do no always reflect market value. The markets served by Bancorp – Montgomery, Frederick, Howard, Carroll, Prince George’s and Anne Arundel counties in Maryland – are affluent markets with significant business activity and are generally considered to have a high investor/acquirer appeal. Thus, Danielson concluded that Bancorp is at least as good, if not better, than the comparable banks from a location perspective.

Bancorp – Comparable Banks Summary*

	Bancorp		Comparable Banks Medians

Income
Net income/Avg. assets	1.28%		1.34%
Net oper. income**/Avg. assets	2.24%		2.16%
Return on average equity	15.70%		13.99%

Balance Sheet
Equity/Assets	8.77%		9.22%
Tangible capital/Tangible assets	7.95%		6.98%
NPAs***/Assets	.10%		.30%
Loans/Assets	70%		70%
Deposits/Assets	74%		76%

Stock Price****
Price/Trailing 12 Months EPS	16.2	X	15.8	X
Price/2007 Projected EPS*****	14.9	X	14.5	X
Price/Book	241%		215%
Price/Tangible book	269%		322%
Dividend yield	2.38%		2.66%
Payout ratio	39%		40%

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*	June 30, 2006 or the twelve months ending June 30, 2006.
**	Net interest income plus noninterest income less operating expense.
***	NPAs including loans 90 days past due and still accruing.
****	Closing prices as of October 9, 2006 and financial data for June 30, 2006 or the twelve months ending June 30, 2006.
*****	Two of the comparable banks did not have publicly available, independent projections for 2007 EPS.

Source: SNL Financial, Charlottesville, Virginia.

With Bancorp’s stock price, when valued as a multiple of trailing and projected earnings, only slightly above the comparable banks’ median and Bancorp’s financial performance, balance sheet condition and location that, collectively, are superior to the medians of the comparative banks, Danielson concluded that the Bancorp common stock to be exchanged for the common stock of Potomac is “fairly” valued.

Pro Forma Merger Analyses

Danielson analyzed the likely impact on Bancorp’s future earnings, book value per share and capital adequacy of its $65 million offer for all of the outstanding shares of Potomac common stock and options to purchase Potomac common stock. This analysis found that while the deal may be dilutive to Bancorp’s pro forma earnings per share, even after expected cost savings, the dilution is not large and should not have a significant negative impact on Bancorp’s earnings per share or stock price. The impact on Bancorp’s capital adequacy is negligible. Accordingly, Danielson concluded that the Bancorp common stock is fairly valued by the market and that any dilution from the transaction is manageable.

Comparable Transaction Analysis

Danielson compared the consideration to be paid by Bancorp for all of the common stock and options to buy common stock of Potomac as a multiple of earnings and percent of book with the pricing of bank acquisitions nationally and in the similar, highly attractive East Coast markets between Richmond and New Jersey. In so doing, Danielson stated that in determining the fair sale value of Potomac, the key factor is the prices paid in recent comparable bank transactions. The national group was comprised of bank sales in 2006 with deal values in excess of $10 million and excluding mergers of equals. This group had median deal values of 23.1 times earnings and 229% of book. The most comparable bank transactions were considered to be those for banks in attractive urban markets between Richmond and New Jersey since 2002 where the seller had low return on equity, but high franchise appeal. This group of transactions had median deal values of 41.6 times earnings and 244% of book.

Comparable Transaction Summary

	Median Price

	Times Earnings		Percent of Book

Acquisition Pricing
National median 2006* (138 Deals)	23.1	X	229%
Most Comparable** (5 Deals)	41.6		244

*	Bank deals above $10 million announced in 2006.
**	Comparable bank deals in attractive urban markets in the Middle Atlantic since 2002 where seller had low return on equity.

If recent bank acquisition pricing were applied to Potomac, it would suggest a value range from 230% to 260% of book value per share. This pricing range times Potomac’s book value per share as of June 30, 2006 of $8.65 creates a fair value range based on the comparable transactions of $58.4 million to $66.3 million, or $19.90 to $22.50 per share.

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Discounted Dividends Analysis

Danielson applied present value calculations to Potomac’s estimated dividend stream under several specific growth and earnings scenarios. The projected dividend streams and terminal values, which were based on a range of earnings multiples, were then discounted to present value using discount rates based on assumptions regarding the rates of return required by holders or prospective buyers of Potomac common stock. The discounted dividend calculation resulted in a value of 28.1 times earnings, with a 12% discount rate, 12% growth rate, 25% cost savings and a terminal value of 14 times earnings. If the discount rate is reduced to 10%, the value increases to 38.2 times earnings. The results of this analysis showed the most applicable discounted dividend analysis to be below recent acquisition pricing.

Value Adjustments

In addition to performing the analyses summarized above, Danielson also considered other factors. These included how Potomac compared with other banks that were sold relative to earnings, capitalization, market size, deposit and asset mix, asset quality and management. When the various components of Potomac’s value were considered, Danielson determined that although Potomac was not generating normal bank earnings in the trailing twelve months ended June 30, 2006, it was modestly further along in developing normal earnings than the sellers in the most comparable transactions. Based on this determination, Danielson applied a 5% premium to the fair value range suggested by the comparable transactions. This yielded a fair value range for Potomac of $61.3 million to $69.6 million or $20.90 to $23.60 per share.

Conclusion

Since no comparable banks or bank acquisitions used in the various analyses are totally identical to Bancorp, Potomac or the particulars of this merger, the results do not represent mathematical certainty. Instead the comparisons rely on the likelihood that the median stock prices and the bank acquisition prices of comparable banks are applicable to the pertinent stock and acquisition values in this merger.

The summary set forth above is not a complete description of the analyses and procedures performed by Danielson in the course of arriving at its opinion. The full text of the opinion of Danielson dated October 10, 2006, which sets forth the assumptions made and matters considered, is attached hereto as Appendix B of this Proxy Statement/Prospectus. Potomac shareholders should read the opinion in its entirety. Danielson’s opinion is directed only to the “fairness” of the consideration received by Potomac shareholders and does not constitute a recommendation to any Potomac shareholder as to how such shareholder should vote relative to this merger. Further, Danielson’s opinion was not intended to address the propriety of every individual shareholder’s decision as to how such shareholder should elect to allocate such shareholder’s receipt of the merger consideration.

Compensation of Financial Advisor

Pursuant to a contract dated August 21, 2006, Danielson will be paid a fee of 0.60% of the transaction’s value at closing. At the time of the announcement of the merger, this fee would have been approximately $390,000.

Accounting Treatment

Bancorp will account for the merger as a purchase, as that term is used under accounting principles generally accepted in the United States, for accounting and financial reporting purposes. Under purchase accounting, the assets and liabilities of Potomac as of the effective time of the merger will be recorded at their respective fair values and added to those of Bancorp. The amount by which the purchase price paid by Bancorp exceeds the fair value of the net tangible and identifiable intangible assets acquired by Bancorp through the merger will be recorded as goodwill. Financial statements of Bancorp issued after the effective time of the merger will reflect the values of such Potomac assets and will not be restated retroactively to reflect the historical financial position or results of operations of Potomac. A comparison of the most recent annual financial statements of Bancorp and Potomac indicates that Bancorp’s investment in Potomac will represent less than 10% of Bancorp’s assets.

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Regulatory Approvals Required for the Merger

Bancorp and Potomac have agreed to use their best efforts to obtain all regulatory approvals required to consummate the transactions contemplated by the merger agreement, which include the approval of the Board of Governors of the Federal Reserve System, the Maryland Commissioner of Financial Regulation, and the State Corporation Commission of the Commonwealth of Virginia (through the Virginia Bureau of Financial Institutions). The merger cannot proceed without these regulatory approvals and Bancorp and Potomac have made applications and other filings for the purpose of obtaining such approvals. It is presently contemplated that if any additional governmental approvals or actions are required, such approvals or actions will be sought. Although Bancorp and Potomac expect to obtain all necessary regulatory approvals, there can be no assurance as to if and when these regulatory approvals will be obtained, or whether a regulatory agency with jurisdiction over Bancorp, SSB or Potomac will impose conditions upon the parties before providing their approval. There can likewise be no assurance that the United States Department of Justice or any state attorney general will not attempt to challenge the merger on antitrust grounds, and, if such a challenge is made, there can be no assurance as to its result.

A governmental authority’s approval may contain terms or impose conditions or restrictions relating or applying to, or requiring changes in or limitations on, the operation or ownership of any asset or business of Bancorp, Potomac or any of their subsidiaries, or Bancorp’s ownership of Potomac, or requiring asset divestitures. It is a condition to Bancorp’s obligation to consummate the merger that all governmental approvals are granted without the imposition of any condition that Bancorp, reasonably and in good faith, has determined to be materially burdensome to Bancorp or SSB. We can provide no assurance that the required regulatory approvals will be obtained on terms that satisfy the conditions to the closing of the merger or within the time frame contemplated by Bancorp and Potomac. See “The Merger Agreement–Conditions to the Completion of the Merger” on page 42.

Material United States Federal Income Tax Consequences

General

The following section discusses the material United States federal income tax consequences of the merger. This discussion is based on the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, administrative interpretations and court decisions as in effect as of the date of this proxy statement/prospectus, all of which may change, possibly with retroactive effect.

This discussion only addresses the consequences of the exchange of shares of Potomac common stock held as capital assets. It does not address all aspects of federal income taxation that may be important to a Potomac shareholder in light of that shareholder’s particular circumstances or to a Potomac shareholder subject to special rules, such as a shareholder who:

•	is not a citizen or resident of the United States;
•	is a financial institution or insurance company;
•	is a tax-exempt organization;
•	is a dealer or broker in securities;
•	holds Potomac common stock as part of a hedge, appreciated financial position, straddle, conversion or other integrated transaction; or
•	is a shareholder who acquired Potomac common stock pursuant to the exercise of compensatory options or otherwise as compensation.

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Federal Income Tax Consequences of the Transaction

Tax Opinion. It is a condition to the obligation of each of Bancorp and Potomac to consummate the merger that RSM McGladrey, Inc. deliver an opinion to the effect that:

•

the merger will be a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that Bancorp, SSB and Potomac will each be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code;

•	no gain or loss will be recognized by Bancorp, SSB or Potomac as a result of the merger;
•

no gain or loss will be recognized by any Potomac shareholder (except in connection with the receipt of cash in lieu of a fractional share of Bancorp common stock or upon exercise of appraisal rights) upon the exchange of Potomac common stock for Bancorp common stock in the merger;

•

the basis of the Bancorp common stock received by a Potomac shareholder who exchanges Potomac common stock for Bancorp common stock will be the same as the basis of the Potomac common stock surrendered in exchange therefor (subject to adjustments required as a result of receipt of cash in lieu of a fractional share of Bancorp common stock);

•

the holding period of the Bancorp common stock received by a Potomac shareholder receiving Bancorp common stock will include the period during which the Potomac common stock surrendered in exchange therefor was held (provided that such common stock of such Potomac shareholder was held as a capital asset at the effective time of the merger); and

•

cash received by a Potomac shareholder in lieu of a fractional share interest of Bancorp common stock will be treated as having been received as a distribution in redemption of the fractional share interest of Bancorp common stock which such shareholder would otherwise be entitled to receive, subject to the provisions and limitations of the Internal Revenue Code.

In rendering the above described tax opinion, RSM McGladrey, Inc. will rely on customary representations and warranties of officers Bancorp and Potomac. The tax opinion neither binds the Internal Revenue Service (“IRS”) nor precludes the IRS or the courts from adopting a contrary position. Neither Bancorp nor Potomac intends to obtain a ruling from the IRS on the tax consequences of the merger. RSM McGladrey, Inc. and Bancorp’s independent registered public accounting firm, McGladrey & Pullen LLP, are members of RSM International, an affiliation of separate and independent legal entities.

Federal Income Tax Treatment of the Merger. We expect that the merger will be a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and that Bancorp, SSB and Potomac will each be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code. Bancorp, SSB and Potomac will not recognize any gain or loss for federal income tax purposes as a result of the merger.

Federal Income Tax Consequences to Potomac Shareholders. For federal income tax purposes:

•

A holder of Potomac common stock who receives only shares of Bancorp common stock in the merger generally will not recognize any gain or loss, except for any gain or loss recognized with respect to cash received in lieu of a fractional share of Bancorp common stock. See “Cash Received in Lieu of a Fractional Share” below.

•

A holder of Potomac common stock who receives only cash in the merger will recognize gain or loss equal to the difference between the amount of cash received and the holder’s adjusted federal income tax basis in the shares of Potomac common stock surrendered in exchange. If, however, a holder of Potomac common stock actually or constructively owns shares of Bancorp common stock after the merger, the shareholder might be subject to dividend treatment in certain circumstances. See “Possible Treatment of Cash as a Dividend” below.

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•

A holder of Potomac common stock who receives both Bancorp common stock and cash in the merger will not generally recognize any loss on the exchange, and will recognize gain (if any) equal to the lesser of: (1) the amount of cash received (other than cash received in lieu of a fractional share); and (2) the amount of gain realized (that is, the excess of the sum of the amount of cash received and the fair market value, on the date of the merger, of the shares of Bancorp common stock received over the Potomac shareholder’s adjusted federal income tax basis for the shares of Potomac common stock surrendered in exchange). See “The Merger Agreement–Proration” on page 38 regarding the potential for Potomac’s shareholders to receive Bancorp common stock and cash.

•

A holder of Potomac common stock who receives Bancorp common stock will have a tax basis in the Bancorp common stock received in the merger equal to the adjusted federal income tax basis of the shares of Potomac common stock surrendered (other than any basis allocable to cash received in lieu of a fractional share of Bancorp common stock), increased by the amount of gain, if any, recognized (other than any gain recognized with respect to cash received in lieu of a fractional share), and decreased by the amount of cash, if any, received (other than cash received in lieu of a fractional share).

•

The holding period for shares of Bancorp common stock received in exchange for shares of Potomac common stock in the merger will include the holding period for the shares of Potomac common stock surrendered in the merger.

•

In the case of a Potomac shareholder who holds shares of Potomac common stock with differing tax bases and/or holding periods, the preceding rules must be applied separately to each identifiable block of shares of Potomac common stock.

Capital Gain Treatment. Any gain recognized with respect to shares of Potomac common stock as a consequence of participating in the merger will generally be capital gain, and generally will be long-term capital gain if the shares have been held for more than one year. Long-term capital gain is generally taxable to individual shareholders at the rate of 15% for United States federal income tax purposes.

Possible Treatment of Cash as a Dividend. It is anticipated that any gain recognized by most Potomac shareholders will be treated as capital gain, as described above. However, it is possible that a Potomac shareholder would instead be required to treat all or part of such gain as dividend income, if that shareholder’s percentage ownership in Bancorp (including shares that the Potomac shareholder is deemed to own) after the transaction is not meaningfully reduced from what the shareholder’s percentage ownership would have been if the holder had received solely shares of Bancorp common stock rather than a combination of cash and Bancorp common stock in the merger. A Potomac shareholder described in the preceding sentence should consult its own tax advisor about whether the shareholder’s receipt of cash in the merger will be treated as capital gain or dividend income under the Internal Revenue Code.

Cash Received in Lieu of a Fractional Share. Holders will generally recognize gain or loss on any cash received in lieu of a fractional share of Bancorp common stock. The amount of such gain or loss will be equal to the difference between the amount of cash received in lieu of the fractional share and the portion of the holder’s aggregate adjusted tax basis of the shares of Potomac common stock surrendered that is allocable to the fractional share. Such gain or loss generally will be long-term capital gain or loss if the holding period for Potomac common stock is more than one year as of the effective date of the merger.

Federal Income Tax Consequences to Bancorp Stockholders. For federal income tax purposes, holders of Bancorp common stock will not recognize gain or loss as a result of the merger.

Appraisal Rights. If a Potomac shareholder properly exercises appraisal rights, such shareholder will recognize gain or loss equal to the difference between the amount of cash received through the exercise of such rights and such shareholder’s tax basis in its Potomac shares. See “The Merger—Appraisal Rights” regarding the proper exercise of such rights.

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Backup Withholding and Information Reporting. Information returns will be filed with the IRS in connection with cash payments for shares of Potomac common stock pursuant to the merger. Backup withholding at a rate of 28% may apply to cash paid to a Potomac shareholder, unless the Potomac shareholder furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding on the substitute Form W-9 included in the letter of transmittal. Any amount withheld under the backup withholding rules will be allowable as a refund or credit against United States federal income tax liability, provided required information is furnished to the IRS. The IRS may impose a penalty upon any taxpayer that fails to provide the correct taxpayer identification number.

Reporting Requirements. If you receive Bancorp common stock as a result of the merger, you will be required to retain records pertaining to the merger and you will be required to file with your United States federal income tax return for the year in which the merger takes place a statement setting forth facts relating to the merger, including:

•	the cost or other basis of your shares of Potomac common stock transferred in the merger; and
•	the fair market value of the Bancorp common stock and the amount of cash you receive in the merger.

This discussion of material United States federal income tax consequences is not a complete analysis or description of all potential federal income tax consequences of the merger. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Accordingly, we strongly urge each Potomac shareholder to consult his or her own tax advisor to determine the particular United States federal, state, local or foreign income or other tax consequences of the merger to him or her.

Appraisal Rights

Under Sections 13.1-729 through 13.1-741 of the Virginia Stock Corporation Act, referred to as the VSCA, Potomac shareholders may assert appraisal rights with respect to the merger and demand in writing that SSB pay the fair value of their shares if the merger is completed. Sections 13.1-729 through 13.1-741 of the VSCA, which set forth the procedures a shareholder requesting payment for his or her shares must follow, is reprinted in its entirety as Appendix C to this proxy statement/prospectus. The following discussion is not a complete statement of the law relating to appraisal rights under Sections 13.1-729 through 13.1-741 of the VSCA, and is qualified in its entirety by reference to Appendix C. This discussion and Appendix C should be reviewed carefully by any shareholder who wishes to exercise appraisal rights or who wishes to preserve the right to do so, as failure to strictly comply with the procedures set forth in Sections 13.1-729 through 13.1-741 of the VSCA will result in the loss of appraisal rights.

Under Sections 13.1-729 through 13.1-741 of the VSCA, when a merger agreement is to be submitted for approval at a meeting of shareholders, such as the Potomac special meeting, the corporation must notify each of the holders of its stock for whom appraisal rights are available that such rights are available and include in each such notice a copy of Sections 13.1-729 through 13.1-741 of the VSCA. This proxy statement/prospectus shall constitute such notice to the record holders of Potomac common stock. Neither Bancorp nor Potomac will give you any notice of your appraisal rights other than as described in this document and as required by the VSCA.

General requirements

Sections 13.1-729 through 13.1-741 of the VSCA generally require the following:

•

Notice of intent to demand payment. Potomac shareholders who desire to exercise their appraisal rights must deliver to Potomac, before the vote on the merger is taken at the special meeting, a written notice of their intent to demand payment for their shares. A vote against the merger agreement or the merger will not satisfy such notice requirement. The notice of intent to demand payment should be addressed to Potomac Bank of Virginia, 9910 Main Street, Fairfax, Virginia 22031, Attention: Patricia A. Ferrick. It is important that Potomac receive all written notices before the vote concerning the merger is taken. As explained below, this written notice should be signed by, or on behalf of, the shareholder of record. The written notice of intent to demand payment should specify the shareholder’s name and mailing address, the number of shares of stock owned, and that the shareholder intends to demand payment for such shareholder’s shares.

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•

Refrain from voting for or consenting to the merger proposal. If you wish to exercise your appraisal rights, you must not vote in favor of the merger agreement or the merger. If you return a properly executed proxy that does not instruct the proxy holder to vote against or to abstain on the merger, or otherwise vote in favor of the merger agreement or the merger, your appraisal rights will terminate, even if you previously filed a written notice of intent to demand payment. You do not have to vote against the merger in order to preserve your appraisal rights.

•

Continuous ownership of Potomac shares. You must continuously hold your shares of Potomac common stock from the date you provide notice of your intent to demand payment for your shares through the closing of the merger.

Written notice

Within 10 days after the closing of the merger, SSB, as successor to Potomac and surviving bank in the merger, must give written notice that the merger has become effective to each shareholder who has fully complied with the conditions of Sections 13.1-729 through 13.1-741 of the VSCA and who has not voted in favor of or consented to the merger agreement or the merger. The notice shall state where the payment demand shall be sent and where certificates shall be deposited. The notice shall also supply a form for demanding payment and set a date, not fewer than 40 nor more than 60 days after delivery of the appraisal notice by which SSB must receive a payment demand from a shareholder asserting appraisal rights. Within the time frame set forth in the notice, a Potomac shareholder asserting appraisal rights must demand payment for his or her Potomac shares and otherwise comply with Sections 13.1-729 through 13.1-741 of the VSCA. Except as required by law, none of Bancorp, SSB or Potomac will notify shareholders of any dates by which appraisal rights must be exercised.

Requirements for written demand for payment

A written demand for payment for Potomac common stock is only effective if it is signed by, or for, the shareholder of record who owns the shares at the time the demand is made. The demand must be signed as the shareholder’s name appears on its stock certificate(s). If you are a beneficial owner of Potomac common stock and hold your shares through an intermediary (such as a broker, fiduciary, trustee, guardian or custodian, depositary or other nominee) you must have the shareholder of record for the shares sign a demand for payment on your behalf.

If you own Potomac common stock in a fiduciary capacity, such as a trustee, guardian or custodian, you must disclose the fact that you are signing the demand for payment in that capacity.

If you own Potomac common stock with one or more other persons, such as in a joint tenancy or tenancy in common, all of the owners must sign, or have signed for them, the demand for payment. An authorized agent, which could include one or more of the owners, may sign the demand for payment for a shareholder of record; however, the agent must expressly disclose who the shareholder of record is and that he or she is signing the demand as such shareholder’s agent.

Payment

Within 30 days after receipt of a payment demand by a shareholder asserting appraisal rights, SSB shall pay in cash the amount it estimates to be the fair value of such shareholder’s shares, plus accrued interest, except with respect to shareholders who do not certify in the appraisal notice that they acquired all of their shares before the date of first public announcement of the merger. The payment shall be accompanied by:

•	certain financial statements of Potomac;
•	a statement of SSB’s estimate as to the fair value of the Potomac common stock; and
•	a statement of the shareholder’s right to demand payment under VSCA Section 13.1-739.

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If such shareholder does not demand payment under VSCA Section 13.1-739 within the time period specified therein, such shareholder shall be deemed to have accepted such payment in full satisfaction of Potomac’s and SSB’s obligations under Sections 13.1-729 through 13.2-741 of the VSCA. If the shareholder is dissatisfied with the amount of such payment, the shareholder may notify SSB in writing of his or her own estimate of the fair value of his or her shares and the amount of interest due, and demand payment of such estimate less the amount received from SSB. The shareholder must notify SSB within 30 days of receiving such payment. SSB may elect to withhold the cash payment from any shareholder who did not certify in its appraisal notice that it acquired all of its Potomac shares before the date of first public announcement of the merger. A Potomac shareholder from whom the cash payment is withheld in accordance with the preceding sentence will be provided with comparable information to that sent to certifying shareholders, together with an offer to pay the amount estimated by SSB as the fair value of the Potomac shares with interest, and a statement that if the shareholder does not satisfy the requirements for demanding appraisal, such shareholder shall be deemed to have accepted the offer. Within 40 days after sending such information, SSB shall pay in cash to each such shareholder the amount SSB estimated as the fair value of the Potomac shares, with interest.

Petition with the court

If a shareholder’s demand for payment remains unsettled, SSB must bring a proceeding in the Circuit Court of the City of Richmond, Virginia to have the court determine the fair value of the shares and accrued interest. As part of this proceeding, the court is authorized to appoint one or more appraisers. The court assesses all costs, including appraisers appointed by the court, against SSB except that the court has the right to make an assessment against any shareholder asserting appraisal rights who acted arbitrarily, vexatiously or not in good faith. The court may also assess fees and expenses of counsel and experts for the parties against either SSB or the shareholders seeking appraisal.

Termination of rights

A Potomac shareholder’s right to obtain payment pursuant to the exercise of appraisal rights is terminated whenever the proposed corporate action is abandoned or is permanently enjoined or set aside or when the shareholder’s demand for payment is withdrawn with the consent of SSB. If a Potomac shareholder withdraws its demand for payment, the shareholder will be entitled to receive the merger consideration provided in the merger agreement.

U.S. federal income tax consequences

With respect to the tax consequences of exercising appraisal rights, please refer to the section of the proxy statement/prospectus entitled “The Merger-Federal Income Tax Consequences of the Transaction—Appraisal Rights” on page 32.

Loss of shareholder rights

If you exercise appraisal rights, after the closing of the merger you will not be entitled to:

•	vote shares of stock for which you have demanded payment for any purpose;
•

receive payment of dividends or any other distribution with respect to your shares, except for dividends or distributions, if any, that are payable to holders of record as of a record date before the closing of the merger, or

•	receive the merger consideration provided for in the merger agreement.

If you fail to comply strictly with these procedures you will lose your appraisal rights. Consequently, if you wish to exercise your appraisal rights, we strongly urge you to consult a legal advisor before attempting to exercise your appraisal rights.

Voting Agreement

As an inducement to Bancorp to enter into the merger agreement, each director and officer of Potomac, in his or her capacity as a Potomac shareholder, entered into a voting agreement with Bancorp and agreed to vote all of their shares in favor of the merger agreement and the merger. As of the record date, such shares represented approximately 23.32% of the issued and outstanding shares of Potomac common stock.

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Pursuant to the voting agreement, Potomac’s directors and officers also agreed that they would vote against the approval of any action or agreement that would result in a breach of any covenant, representation, warranty or any other obligation of Potomac under the merger agreement and against any extraordinary corporate transaction involving Potomac (other than the merger contemplated by the merger agreement), including, without limitation, a merger, consolidation, or other business combination involving Potomac or a sale of a material amount of Potomac’s assets. In the voting agreement, Potomac’s directors and officers also agreed to waive their appraisal rights with respect to the merger. The foregoing agreements do not, however, restrict Potomac’s directors from acting in accordance with their fiduciary duties in their capacities as directors.

Under the voting agreement, Potomac’s directors and officers revoked any and all previous proxies and granted an irrevocable proxy appointing Bancorp as their attorney-in-fact and proxy, with authority to vote their shares at the special meeting of Potomac’s shareholders. Potomac’s directors and officers also agreed they would not grant any proxies or enter into any other agreement with respect to the voting of their shares or sell, transfer, encumber or otherwise dispose of any of their shares of Potomac common stock. The voting agreement terminates upon any termination of the merger agreement.

THE MERGER AGREEMENT

The following is a summary of the material terms and conditions of the merger agreement. This summary may not contain all the information about the merger agreement that is important to you. This summary is qualified in its entirety by reference to the full text of the merger agreement, which is attached as Appendix A to this proxy statement/prospectus. We encourage you to read the merger agreement in its entirety.

Explanatory Note Regarding the Summary of the Merger Agreement

The following summary of the merger agreement is intended to provide information about the terms of the merger. The terms and information in the merger agreement should not be relied on as disclosures about Bancorp or Potomac. Bancorp’s public disclosures are those set forth in its reports filed with the SEC. The merger agreement, although included as an appendix to this proxy statement/prospectus, is not intended to change or supplement the disclosures in Bancorp’s SEC filings.

Structure of the Merger

The merger agreement provides for Bancorp’s acquisition of Potomac through a merger of Potomac with and into SSB, a Maryland bank and trust company and a wholly owned subsidiary of Bancorp, with SSB being the surviving bank in the merger. Each share of Potomac common stock issued and outstanding at the effective time of the merger will be converted into the right to receive either an amount of cash or a number of shares of Bancorp common stock, as described below. After completion of the merger, the SSB charter will be the charter of the surviving bank and the SSB bylaws will be the bylaws of the surviving bank.

Upon the closing of the merger, G. Lawrence Warren, Potomac’s president and chief executive officer, will have the same title with respect to a division of SSB that is expected to operate under the Potomac name for a period after the merger. As of the effective time of the merger, Marshall H. Groom, a current director of Potomac, will be appointed to Bancorp’s board of directors. At Bancorp’s first annual shareholders’ meeting after the merger, Bancorp agreed to nominate Mr. Groom for re-election and agreed to nominate William F. Roeder, Jr., a current director of Potomac, for election as a director of Bancorp.

Merger Consideration

At the effective time of the merger, each issued and outstanding share of Potomac common stock will be converted into the right to receive either:

•	$21.75 in cash without interest; or
•	shares of Bancorp common stock at an exchange ratio of 0.6143 of a share of Bancorp common stock for each share of Potomac common stock.

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Bancorp will pay cash, at the per share price referenced above, for 50% of the outstanding shares of Potomac common stock and issue shares of Bancorp common stock, in accordance with the exchange ratio referenced above, for the remaining 50% of the outstanding shares of Potomac common stock. No fractional shares of Bancorp common stock will be issued to any holder of Potomac common stock. For each fractional share of Bancorp common stock that would otherwise be issued, Bancorp will pay cash in an amount equal to the product of such fraction multiplied by the $21.75 cash election price. In this proxy statement/prospectus, we refer to the cash and Bancorp common stock to be received by Potomac shareholders in the merger as the “merger consideration.” The right of the Potomac shareholders to elect to convert their shares into cash or Bancorp common stock is subject to proration to result in a 50% cash and 50% stock allocation. See the section entitled “Election Procedure” below.

Potomac shareholders who perfect their rights in accordance with Virginia law will have appraisal rights and will be entitled to receive the fair value of their shares in lieu of the merger consideration. See the section entitled “Shares Subject to Properly Exercised Appraisal Rights” on page 43.

In the merger agreement, Bancorp has agreed to have the shares of Bancorp common stock to be issued as merger consideration to be approved for listing on the Nasdaq Global Select Market, subject to the official notice of issuance.

No assurance can be given that the current market price of the Bancorp common stock will be equivalent to the market price of Bancorp common stock on the date that stock merger consideration is received by a Potomac shareholder or at any other time. The market price of Bancorp common stock when received by a Potomac shareholder pursuant to the merger agreement may be greater or less than the current market price of Bancorp common stock.

Subject to Bancorp’s right to “cure” as described below, Potomac may, during a three day period commencing on the tenth day prior to the closing, terminate the merger agreement if:

•	the average closing price of the Bancorp common stock for the 10 trading day period ending at the beginning of such three-day period is less than $28.91; and
•	Bancorp’s common stock has underperformed the Nasdaq Bank Index by 20% or more since October 10, 2006, the date of the merger agreement.

This termination right is subject to Bancorp’s right to increase the exchange ratio and/or the number of shares of Potomac common stock that will be converted into the right to receive cash to the extent necessary to cause the failure of either of the above two conditions to be satisfied, but this cure right is not available to the extent it would jeopardize the intended tax treatment of the merger. See “Termination of the Merger Agreement” on page 49.

Election Procedure

Potomac shareholders will have the right, subject to proration to result in a 50% cash and 50% stock allocation, to elect to convert their shares of Potomac common stock into cash or shares of Bancorp common stock or a combination of cash and shares of Bancorp common stock.

Cash Election Shares. Potomac shareholders who validly elect to receive cash for some or all of their shares will, subject to proration, receive $21.75 in cash, without interest, for each share of Potomac common stock for which a valid cash election is made. In this proxy statement/prospectus we refer to the shares for which Potomac shareholders have made cash elections as “cash election shares.”

Stock Election Shares. Potomac shareholders who validly elect to receive Bancorp common stock for some or all of their shares will, subject to the proration, receive 0.6143 of a share of Bancorp common stock for each share of Potomac common stock for which a valid stock election is made. In this proxy statement/prospectus we refer to the shares for which Potomac shareholders have made stock elections as “stock election shares.”

Non-Election Shares. Potomac shareholders who do not make a valid election for shares of Potomac common stock will be deemed to have made a non-election. In this proxy statement/prospectus, shares held by Potomac shareholders who have not made an election are referred to as “non-election shares.”

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Proration

As mentioned above, Bancorp will pay cash for 50% of the outstanding shares of Potomac common stock and issue shares of Bancorp common stock for the remaining 50% of outstanding shares of Potomac common stock. Because of the 50% cash and 50% stock allocation and because it is unlikely that elections will be made in the exact proportions provided for in the merger agreement, you cannot be certain of receiving the form of merger consideration you elect with respect to all of your shares of Potomac common stock.

If, after elections are made, the amount of cash to be paid in respect of cash election shares is higher than the product of $21.75 times 50% of the number of outstanding shares of Potomac common stock as of immediately prior to the effective time of the merger, a pro rata portion of the cash election shares will be converted into the right to receive Bancorp common stock in order to result in a 50% cash and 50% stock allocation. Similarly, if, after elections are made, the amount of cash to be paid is less than the product of $21.75 times 50% of the number of outstanding shares of Potomac common stock as of immediately prior to the effective time of the merger, a pro rata portion of first, the non-electing shares, and then (if and to the extent necessary), the stock election shares, will be converted into the right to receive cash in order to result in a 50% cash and 50% stock allocation.

Over-election of Cash. If there is an over-election of cash as described above, then:

•	each stock election share and each non-election share will be converted into the right to receive 0.6143 of a share of Bancorp common stock;
•

the exchange agent will select, by a pro rata selection process, a sufficient number of cash election shares (other than dissenters’ shares) such that the total cash to be paid equals as closely as practicable the product of $21.75 times 50% of the number of outstanding shares of Potomac common stock as of immediately prior to the effective time of the merger, which selected cash election shares will then each be converted into the right to receive 0.6143 of a share of Bancorp common stock; and

•

each cash election share that is not selected by the exchange agent to be converted into the right to receive Bancorp common stock pursuant to the above bullet point will be converted into the right to receive $21.75 in cash, without interest.

Under-election of Cash. If there is an under-election of cash as described above, then:

•	each cash election share will be converted into the right to receive $21.75 in cash, without interest;
•

the exchange agent will select, by a pro rata selection process, a sufficient number of first, non-election shares, and then, if and to the extent necessary, stock election shares, such that the total cash to be paid equals as closely as practicable the product of $21.75 times 50% of the number of outstanding shares of Potomac common stock as of immediately prior to the effective time of the merger, which selected non-election and/or stock election shares will then each be converted into the right to receive $21.75 in cash, without interest; and

•

each non-election share and each stock election share that is not selected by the exchange agent to be converted into the right to receive cash pursuant to the prior bullet point will be converted into the right to receive 0.6143 of a share of Bancorp common stock.

No Over-election or Under-election of Cash. If there is no over-election or under-election of cash as described above, then:

•	each cash election share will be converted into the right to receive $21.75 in cash, without interest; and
•	each stock election share and each non-election share will be converted into the right to receive 0.6143 of a share of Bancorp common stock.

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Because of the United States federal income tax consequences of receiving cash, Bancorp common stock, or both cash and Bancorp common stock will differ, Potomac shareholders are urged to read carefully the information set forth under the section entitled “The Merger—Material United States Federal Income Tax Consequences” and to consult their tax advisors for a full understanding of the merger’s tax consequences to them. In addition, because the stock consideration may fluctuate in value, the economic value per share received by Potomac shareholders who receive the stock consideration may, as of the date of receipt by them, be more or less than the $21.75 cash election price set forth in the merger agreement.

Election Form

Registered holders of Potomac common stock will receive an election form and letter of transmittal in a separate mailing. The election form allows each Potomac shareholder to specify the number of shares with respect to which it may elect to receive cash and the number of shares with respect to which it may elect to receive Bancorp common stock.

Potomac shareholders should carefully review and follow the instructions set forth in the election form and letter of transmittal. Shares of Potomac common stock as to which the holder has not made a valid election prior to the election deadline, which is 5:00 p.m., eastern time, on February 1, 2007, will be deemed to be non-electing shares.

To make a valid election, a properly completed election form and letter of transmittal, along with the stock certificates representing the shares of Potomac common stock as to which an election will be made, must be received by the exchange agent by or prior to the election deadline in accordance with the instructions on the election form and letter of transmittal. Do not send your election form, letter of transmittal or stock certificates with your proxy card or to Potomac. The proxy card should be mailed in accordance with the instructions stated thereon.

Any election form may be revoked or changed at or prior to the election deadline. In the event an election form is revoked prior to the election deadline, the shares of Potomac common stock corresponding to such election form will become non-election shares and the certificates representing such shares of Potomac common stock will be promptly returned without charge.

If you own shares of Potomac common stock in “street name” through a broker or other financial institution and you wish to make an election to receive cash, you will receive or should seek instructions from the institution holding your shares concerning how to make your election. “Street name” holders may be subject to an election deadline earlier than 5:00 p.m., eastern time, on February 1, 2007. Therefore, you should carefully read any materials you receive from your broker. If you instructed a broker to submit an election for your shares, you must follow such person’s directions for changing those instructions.

Subject to the terms of the merger agreement and the terms of the election notice, the exchange agent will have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the election forms, and any good faith decisions of Bancorp regarding such matters will be binding and conclusive. Neither Bancorp nor the exchange agent will be under any obligation to notify any person of any defect in an election form.

Your completed election form, letter of transmittal and stock certificates should be returned to the exchange agent at the following address:

By Mail:	By Hand or Courier:

American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department P.O. Box 2042 New York, NY 10272-2042	American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, NY 11219

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Do not return your stock certificates or election form with your proxy card or to Potomac. Doing so will not constitute a valid election, and may delay your receipt of the merger consideration.

Procedures for Surrendering Potomac Stock Certificates

Soon after the election deadline, the exchange agent will allocate and, if necessary, prorate the merger consideration to result in a 50% cash and 50% stock allocation. Within three business days after the effective time of the merger, the exchange agent will send a letter of transmittal to each person who was a Potomac shareholder at the effective time of the merger but did not previously submit a valid election form. This mailing will contain instructions on how to surrender shares of Potomac common stock in exchange for the merger consideration the holder is entitled to receive under the merger agreement.

Until you surrender your Potomac stock certificates for exchange, you will accrue, but will not be paid, with respect to Bancorp common stock into which any of your Potomac shares may have been converted, any dividends or other distributions declared on the Bancorp common stock after the effective time of the merger. When you surrender your Potomac certificates, Bancorp will pay to you any unpaid dividends or other distributions, without interest. After the effective time of the merger, there will be no transfers on the stock transfer books of Potomac of any shares of Potomac common stock.

If certificates representing shares of Potomac common stock are presented for transfer after the completion of the merger, they will be canceled and exchanged for the merger consideration into which the shares of Potomac common stock represented by that certificate shall have been converted.

If new certificates for Bancorp common stock are to be issued in the name other than that in which the Potomac certificate surrendered in exchange is registered, it is a condition of the issuance that the Potomac certificate surrendered in exchange be properly endorsed in proper form for transfer and that the person requesting such transfer pay the exchange agent any required transfer or other taxes, or establish to the satisfaction of the exchange agent that such tax has been paid or is not payable.

If a certificate for Potomac has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon receipt of appropriate evidence as to that loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and appropriate and customary indemnification.

Treatment of Potomac Options

As of the effective time of the merger, each outstanding unexercised and vested option to acquire a share of Potomac common stock (including rights to acquire shares of Potomac common stock under Potomac’s employee stock purchase plan) will be converted into, at the election of Bancorp but subject to any limitations imposed by Potomac’s equity compensation plans, either:

•	cash in an amount equal to the difference between $21.75 and the per share exercise price for such option subject to any withholding of taxes; or
•

a fully vested option to purchase Bancorp common stock, subject to adjustment in accordance with the exchange ratio, which will be governed by the terms of the Potomac stock option plan under which such option was granted.

Bancorp has agreed to file a registration statement on Form S-8 registering any shares of Bancorp common stock issuable upon exercise of a Potomac option that is assumed by Bancorp under the merger agreement.

Bancorp Employee Benefit Plans and Severance for Potomac Employees

Employee Benefit Plans. Following the effective time of the merger, former Potomac employees who become employees of Bancorp or SSB will be eligible to participate in those Bancorp benefit plans in which similarly situated employees of Bancorp or SSB participate. With respect to participation in Bancorp’s employee benefit plans after the merger, prior service with Potomac will be credited for purposes of determining eligibility and vesting, but not for accrual of benefits under defined benefit pension plans.

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At the closing of the merger or as soon as practicable thereafter, Potomac’s 401(k) plan will, subject to applicable law and the applicable plan provisions, be merged into Bancorp’s cash and deferred profit sharing plan. If it is not feasible to merge the plans due to applicable law, regulation or plan provisions, the Potomac 401(k) plan will be terminated and the account balances will be distributed to the plan participants in accordance with applicable law and Potomac’s 401(k) plan.

Severance Payments. Any Potomac employee who is:

•	not offered employment with Bancorp or SSB at a base salary and benefits which are at least as favorable as the employee received from Potomac; or
•	who is dismissed, other than for cause, within one year after the closing of the merger,

will be entitled to receive a severance payment from Bancorp at the rate of two weeks cash base salary for each full year of employment with Potomac, subject to a minimum severance payment of four weeks base salary and a maximum severance payment of 26 weeks base salary. Potomac officers who are entitled to receive the change of control payments described below are not eligible to receive a severance payment.

Change of Control Payments

Under the merger agreement, Bancorp agreed to pay certain Potomac employees the amounts listed below upon the closing of the merger. Each Potomac employee listed below is entitled, under their existing employment or change of control agreement, to receive the referenced payment upon a change of control if the employee is either terminated without “cause” or terminates its employment for “good reason,” (as these terms are defined in the agreements), generally within six months prior to a change in control or within two years after a change of control. Under the merger agreement these payments will be reduced to the extent they are subject to the excise tax under Section 280G of the Internal Revenue Code. In addition, the timing of the payment of these amounts is subject to Section 409A of the Internal Revenue Code. See “Interests of Certain Persons in the Merger” on page 51.

Potomac Employee	Amount of Change of Control Payment

G. Lawrence Warren	$553,150
Craig S. Underhill	$384,780
Richard C. Stonbraker	$242,528
Patricia A. Ferrick	$125,000
Stephanie H. Ogle	$104,400

Restrictions on Resales by Potomac Affiliates

Shares of Bancorp common stock to be issued to Potomac shareholders in the merger have been registered under the Securities Act of 1933 (the “1933 Act”) and may be traded freely and without restriction by those Potomac shareholders who are not deemed to be affiliates (as that term is defined under the 1933 Act) of Potomac. However, any subsequent transfer of shares by any person who is an affiliate of Potomac at the time the merger is submitted for a vote of Potomac shareholders will, under existing law, require either:

•	the further registration under the 1933 Act of the Bancorp common stock to be transferred;
•	compliance with Rule 145 under the 1933 Act, which permits limited sales under certain circumstances; or
•	the availability of another exemption from registration under the 1933 Act.

The above described restrictions are expected to apply to the directors and executive officers of Potomac and the holders of 10% or more of Potomac common stock as well as certain of their relatives or spouses and any trusts, estates, corporations or other entities in which they have a 10% or greater beneficial or equity interest. The certificates representing the shares of Bancorp common stock to be received by affiliates of Potomac will be endorsed with a legend summarizing these restrictions.

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If any person who is an affiliate of Potomac becomes an affiliate of Bancorp, such person may only transfer shares of Bancorp common stock in a manner permitted by Rule 144 under the 1933 Act.

Each person who is an affiliate of Potomac for purposes of Rule 145 under the 1933 Act has delivered to Bancorp a written agreement intended to ensure compliance with the 1933 Act.

Effective Time

The merger will become effective upon the latest of:

•	the issuance of a certificate of merger by the Commissioner of Financial Regulation of Maryland;
•	the issuance of a certificate of merger by the State Corporation Commission of Virginia; and
•	a later effective date and time set forth in the above referenced certificates of merger.

We anticipate that the merger will be completed during the first quarter of 2007. However, completion of the merger could be delayed if there is a delay in satisfying any of the conditions to the merger. There can be no assurances as to whether, or when, Bancorp and Potomac will complete the merger. If the merger is not completed on or before April 15, 2007, either Bancorp or Potomac may terminate the merger agreement, unless the failure to complete the merger by that date is due to the failure of the party seeking to terminate the merger agreement to perform a material obligation under the merger agreement. See “The Merger–Regulatory Approvals Required for the Merger” on page 30 and “Conditions to the Completion of the Merger” below.

Conditions to the Completion of the Merger

The obligations of Bancorp and Potomac to consummate the merger are subject to the satisfaction of the following conditions:

•	the approval of the merger agreement by Potomac’s shareholders;
•	the absence of any governmental or judicial order restraining or prohibiting the merger;
•	the making of all required filings, the receipt of all necessary approvals and the expiration of any applicable waiting periods in connection with the consummation of the merger;
•

the effectiveness of the registration statement registering under the 1933 Act Bancorp’s issuance of Bancorp common stock in the merger and the absence of any SEC stop order (or a proceeding seeking a stop order) suspending the effectiveness of the registration statement; and

•	the delivery by RSM McGladrey, Inc. of an opinion that the merger will qualify as a reorganization for United States federal income tax purposes and other tax matters related to the merger.

The obligations of Bancorp to consummate the merger are subject to the satisfaction or Bancorp’s waiver of the following additional conditions:

•	delivery to Bancorp of a legal opinion from Potomac’s counsel;
•	Potomac’s receipt of all necessary consents to Potomac’s completion of the merger;
•	there being no material adverse change in the financial condition, business or results of operation of Potomac;
•	the accuracy of Potomac’s representations and warranties in the merger agreement and Potomac’s compliance with its covenants under the merger agreement as of the closing date;
•	the receipt of all governmental approvals without the imposition of any condition that Bancorp determines, reasonably and in good faith, is materially burdensome to Bancorp or SSB;

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•	there being no outstanding litigation or other proceedings that would have a material adverse effect on Potomac;
•

there being no issuance or purchase by Potomac of its securities between the date of the merger agreement and the closing date, except for issuances upon exercises of Potomac options that were outstanding on the date of the merger agreement;

•	Potomac’s compliance with any regulatory orders, directives or supervisory resolutions applicable to Potomac;
•	the delivery to Bancorp by the affiliates of Potomac of letter agreements relating to compliance with Rule 145 under the 1933 Act;
•	holders of less than 7.5% of Potomac’s outstanding common stock having perfected appraisal rights under Virginia law;
•

Bancorp’s receipt of documentation to its satisfaction that any existing employment or change of control agreements between Potomac and its employees will be terminated as of the effective time of the merger; and

•	Potomac’s delivery of a certificate to Bancorp that Potomac is not and has not been within five years of such certification, a United States real property holding corporation.

The obligations of Potomac to consummate the merger are subject to the satisfaction or Potomac’s waiver of the following additional conditions:

•	delivery to Potomac of a legal opinion from Bancorp’s counsel;
•	the accuracy of Bancorp’s representations and warranties in the merger agreement and Bancorp’s compliance with its covenants in the merger agreement as of the closing date;
•	there being no outstanding litigation or other proceedings that would have a material adverse effect on Bancorp;
•	approval for the listing on the Nasdaq Global Select Market of the shares of Bancorp common stock to be issued in the merger; and
•

Potomac’s financial advisors having delivered a fairness opinion, substantially in the form attached to this proxy statement/prospectus as Appendix B, dated as of the date of the closing of the merger.

Shares Subject to Properly Exercised Appraisal Rights

Potomac shareholders who do not vote their shares of Potomac common stock in favor of the merger and who properly exercise appraisal rights for their shares in accordance with the VSCA will not have their shares converted into the right to receive cash and/or shares of Bancorp common stock to which they would otherwise be entitled pursuant to the merger agreement, but will instead have their shares converted into the right to receive such consideration as may be determined to be due with respect to such shares pursuant to the VSCA. If any Potomac shareholder fails to make an effective demand for payment or otherwise withdraws or loses his, her or its appraisal rights, such shareholder’s shares will be treated as cash election shares.

Representations and Warranties

The merger agreement contains a number of representations and warranties made by both Bancorp and Potomac as to, among other things:

•	corporate existence, good standing and qualification to conduct business;

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•	capitalization;
•	subsidiaries;
•	bank regulatory filings;
•	financial statements;
•	the absence of undisclosed liabilities;
•	due authorization, execution, delivery and validity of the merger agreement;
•	absence of changes since December 31, 2005 having a material adverse effect;
•	the absence of material misstatements or omissions from information provided for inclusion in this proxy statement/prospectus;
•	the absence of legal proceedings;
•	compliance with laws and court orders;
•	required filings with and approvals of governmental authorities;
•	the absence of any conflict with organizational documents and the absence of any violation of material agreements, laws or regulations as a result of the consummation of the merger;
•	third-party consents and approvals necessary to complete the merger;
•	the absence of material misstatements and omissions from written materials exchanged by Bancorp and Potomac pursuant to the merger agreement;
•	fees payable to financial advisors in connection with the merger;
•	the absence of matters taken or known facts or circumstances that would prevent the merger from qualifying as a tax free reorganization; and
•	bank regulatory compliance and any agreements, memoranda of understanding or similar arrangements with bank regulatory agencies.

Bancorp also made representations and warranties relating to its SEC reports, the availability of sufficient cash and cash equivalents for Bancorp to pay the cash portion of the merger consideration and the reservation of a sufficient number of shares of Bancorp common stock to issue the stock portion of the merger consideration.

Potomac also made representations and warranties relating to: its loan portfolio, reserves and other loan matters, tax matters, property and assets, employees, employee benefit matters, material agreements and instruments, environmental matters, real estate, intellectual property, insurance, deposits, inapplicability of state takeover statutes and rights plans, accounting controls, the absence of registration obligations under the 1933 Act and the Securities Exchange Act of 1934 (the “1934 Act”), its compliance with and ratings under the Community Reinvestment Act and its receipt of a fairness opinion from its financial advisors dated as of the date of the merger agreement.

Certain of the above described representations and warranties are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, certain conditions will not be taken into account in determining whether there has been or will be a material adverse effect.

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Each of Bancorp and Potomac agreed to update their respective disclosure schedules in the merger agreement to the extent that either of them learns, between the signing of the merger agreement and the closing, of an exception to its representations and warranties that did not result from a breach of its covenants under the merger agreement. However, for purposes of determining whether a material change has occurred with respect to the updating party, the resulting updates will be disregarded.

The representations and warranties in the merger agreement do not survive after the effective time of the merger or the termination of the merger agreement.

Potomac Shareholder Approval

The affirmative vote of more than two-thirds of the outstanding shares of Potomac common stock is required to adopt and approve the merger agreement in accordance with Virginia law and Potomac’s articles of incorporation and bylaws. Potomac agreed to hold a special meeting of its shareholders for the purpose of such approval as soon as practicable after the effectiveness of the registration statement to which this proxy statement/prospectus relates, but in no event later than 45 days after the registration statement is declared effective.

Conduct of Potomac’s Business Pending the Merger

Interim Operations of Potomac. Potomac’s operations are subject to certain restrictions until either the effective time of the merger or the termination of the merger agreement. In general, Potomac is required to conduct its business in the ordinary course consistent with past practice and to use its best efforts to preserve intact its present business organizations and relationships and to keep available the services of its present officers and employees.

Specifically, during the period from the date of the merger agreement to the effective time, except as required by law or regulation, Potomac agreed to refrain from any of the following, without the prior written consent of Bancorp:

•	changing, deleting or adding any provision to its articles of incorporation or bylaws;
•

except for its issuance of shares upon the exercise of options outstanding on the date of the merger agreement, change the number of shares of authorized, issued or outstanding capital stock of Potomac;

•	declare, set aside or pay any dividend or make any other distribution with respect to the outstanding capital stock of Potomac or reacquire any of Potomac’s outstanding shares;
•	incur any material liabilities or obligations other than in the ordinary course of business consistent with past practices;
•

make any capital expenditure individually in excess of $50,000 except for expenditures necessary to maintain existing assets in good repair and except for expenditures in connection with the ongoing construction, equipping and outfitting of the Lansdowne branch, currently under construction, in accordance with the plans, specifications and budget that existed on the date of the merger agreement;

•

sell, transfer or otherwise dispose of any significant assets, other than sales of securities, loan participations and/or mortgage loans originated for the purpose of sale in the ordinary course of business consistent with past practice;

•	except as otherwise expressly permitted by the merger agreement, pay or authorize the payment of any bonuses to any employee, officer, director or other person;
•

enter into any new, or amend any existing employment, consulting, non-competition or independent contractor agreement or alter the terms of any existing incentive bonus or commission plan, except for the hire of personnel at or below an annual compensation rate of $100,000 to satisfy Potomac’s staffing needs in the ordinary course of business;

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•

adopt any new or amend in any material respect any existing employee benefit plan or grant any general increase in compensation to employees as a class or to officers or employees, except for ordinary salary increases of not more than five percent (5%) of the previous year’s base salary per individual, and following not less than three (3) business days prior notice to Bancorp;

•

grant any increase in fees or other compensation or in other benefits to any directors, except for Potomac’s payment of its 2006 and 2007 director retainer fees and director meeting fees in cash in lieu of shares of Potomac common stock;

•	enter into or extend any agreement, lease or license relating to real property, personal property, data processing or bankcard functions that involves an aggregate of $25,000 or more;
•

acquire or agree to acquire any assets or equity securities or acquire direct or indirect control of another entity, except for foreclosures in the ordinary course of business with consultation with Bancorp;

•

originate, purchase, extend or grant any loan other than in accordance with Potomac’s lending policies in effect as of the date of the merger agreement, and consistent with past practice, provided, however, that

•	Potomac agreed to provide to SSB a copy of the books and records of Potomac’s Loan Committee with respect to any loan to any party with an aggregate loan relationship of $1,000,000 or more;
•	Potomac agreed to provide SSB with a copy of the minutes of all meetings of Potomac’s Loan Committee; and
•	SSB will be entitled to have an observer present at all meetings of Potomac’s Loan Committee;
•

file any branching applications or branching contracts or acquire or construct, or agree to acquire or construct, any interest in real property, except for acquisition or construction projects that were ongoing on the date of the merger agreement and consistent with the then existing plans, specifications and budgets;

•	form any new subsidiary;
•	increase or decrease the rate of interest payable on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with Potomac’s past practices;
•	take any action that is intended or may reasonably be expected to result in any of the conditions to the merger not being satisfied;
•

purchase, sell or otherwise acquire any derivative or other investment security, except for certain U.S. treasury securities and purchases of investment securities in accordance with Potomac’s investment policy as in effect on the date of the merger agreement; or

•	commence any proceeding other than in accordance with past practice or settle any action, claim, or proceeding involving material money damages or restrictions upon any of Potomac’s operations.

Potomac Board’s Covenant to Recommend. Potomac’s board of directors has agreed to recommend the approval of the merger and the adoption of the merger agreement by Potomac’s shareholders and to call a special meeting of Potomac’s shareholders for this purpose. Potomac’s board, however, can fail to make, withdraw, or modify in a manner adverse to Bancorp its recommendation under the circumstances discussed below under “No Solicitation by Potomac”.

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No Solicitation by Potomac. Potomac agreed that it would not, and would not authorize any officer, director, employee, investment banker, financial consultant, attorney, accountant or other representative of Potomac to, directly or indirectly, initiate contact with any third party in an effort to solicit, initiate or encourage or take any other action to facilitate or encourage any Takeover Proposal (as defined below). In addition, Potomac agreed that it would not, and it would not authorize any officer, director, employee, investment banker, financial consultant, attorney, accountant or other representative of Potomac to directly or indirectly:

•	cooperate with, or furnish or cause to be furnished any non-public information concerning Potomac;
•	negotiate any Takeover Proposal with any third party; or
•	enter into any agreement, letter of intent or agreement in principle with respect to any Takeover Proposal.

Notwithstanding the above and in compliance with the conditions set forth below, Potomac’s board of directors, directly or indirectly, through advisors, agents or other intermediaries, may:

•

engage in negotiations or discussions with any third party that has made an unsolicited bona fide Takeover Proposal that Potomac’s board of directors reasonably believes will lead to a Superior Proposal;

•

furnish to a third party that has made a Takeover Proposal as described in the preceding bullet point nonpublic information relating to Potomac or any of its subsidiaries pursuant to a confidentiality agreement with terms no less favorable to Potomac than those contained in the confidentiality agreement between Bancorp and Potomac;

•

following receipt of a Takeover Proposal described in the first bullet point above, fail to make, withdraw, or modify in a manner adverse to Bancorp its approval recommendation of the merger to its shareholders; or

•

enter into an agreement concerning a Superior Proposal, but only after Potomac satisfies its obligation to notify Bancorp in writing of its intention to enter into such agreement at least 72 hours in advance and Bancorp does not, during such time, make an offer that is at least as favorable to Potomac’s shareholders as such Superior Proposal.

Potomac’s board of directors may only take the actions described in the first three bullet points above if it determines, in good faith by a majority vote after consultation with outside legal counsel, that taking such action is in the best interests of Potomac and its shareholders and that such action is necessary to comply with its fiduciary duties under Virginia law. In addition, Potomac’s board of directors may not take any of the actions described in the first three bullet points above unless Potomac has provided Bancorp with prior written notice advising Bancorp that it intends to take such action, after which Potomac is required to continuously advise Bancorp.

“Takeover Proposal” means any offer, proposal, or indication of interest other than as contemplated by the merger agreement, for a merger or other business combination involving Potomac or any of its subsidiaries (including, without limitation, any joint venture involving Potomac, any Potomac subsidiary or any of their respective assets) or for the acquisition of a substantial equity interest in Potomac or any Potomac subsidiary or a substantial portion of the assets of Potomac or any Potomac subsidiary, by any third party.

“Superior Proposal” means any bona fide, unsolicited written Takeover Proposal on terms that Potomac’s board of directors determines in good faith by a majority vote, after considering the advice of a financial advisor and taking into account all the terms and conditions of the Takeover Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, are more favorable and provide greater value to all of Potomac’s shareholders than as provided under the merger agreement and for which financing, to the extent required, is then fully committed or reasonably determined to be available by Potomac’s board of directors.

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Potomac also agreed to terminate any discussions or negotiations with any third parties existing as of the date of the merger agreement.

Indemnification and Insurance for Potomac Directors and Officers. The merger agreement provides for Bancorp’s agreement to indemnify Potomac’s officers and directors for acts or omissions occurring at or before the effective time of the merger to the extent that such indemnification is an obligation of Potomac under Potomac’s articles of incorporation, bylaws or a separate indemnification agreement existing as of the date of the merger agreement. Bancorp also agreed to provide these officers and directors with directors’ and officers’ liability insurance in respect of such acts or omissions for six (6) years after the effective time of the merger, subject to certain limitations. See “Interests of Certain Persons in the Merger—Indemnification and Insurance” on page 52.

Registration Statement; Proxy Statement. Bancorp and Potomac agreed to cooperate in the preparation of a registration statement to register under the 1933 Act the shares of Bancorp common stock to be issued in the merger, which registration statement will include Potomac’s proxy statement to solicit proxies for the approval of Potomac’s shareholders of the merger agreement and the merger. Bancorp agreed to file the registration statement within 45 days after the date of the merger agreement (subject to its receipt of the necessary information from Potomac) and to use its reasonable efforts to cause the registration statement to become effective at the earliest practicable date.

Best Efforts Covenant. Bancorp and Potomac have agreed to use their best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to complete the merger and the other transactions contemplated by the merger agreement.

Other Covenants. The merger agreement contains additional covenants, including:

Potomac’s agreement to:

•	provide Bancorp with access to the premises, books, records and employees of Potomac and its subsidiaries; and
•	provide RSM McGladrey, Inc. with satisfactory letters to permit RSM McGladrey, Inc. to deliver its opinion relating to the tax treatment of the merger,

Bancorp’s agreement to:

•	not take any actions that would cause its representations or warranties to become materially inaccurate;
•	use its best efforts to cause the shares of Bancorp common stock to be issued as merger consideration to be listed on the Nasdaq Global Select Market; and
•	file a Form S-8 registration statement to register Bancorp’s issuance of shares of Bancorp common stock upon exercise of the Potomac options that are assumed in the merger,

mutual covenants relating to:

•	cooperation regarding filings with governmental and other agencies and organizations;
•	obtaining any governmental or third-party consents or approvals;
•	public announcements;
•	further assurances; and
•	confidential treatment of non-public information.

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Termination of the Merger Agreement

The merger agreement may be terminated at any time before the effective time of the merger, whether before or after approval by Potomac’s shareholders, in any of the following ways:

•	by mutual written agreement of Bancorp and Potomac;
•	by either Bancorp or Potomac, if:
•

the merger has not been consummated on or before April 15, 2007, except that neither Bancorp nor Potomac can terminate the merger agreement for this reason if the delay was caused by its failure to perform a material obligation under the merger agreement,

•	Potomac’s shareholders fail to give the necessary approval at a duly-held shareholders’ meeting, or
•	there is a permanent legal prohibition to completing the merger, or a required regulatory approval is denied by a final order;
•	by Bancorp if:
•

there is a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Potomac in the merger agreement that would cause either the condition requiring the absence of any material adverse change to Potomac or the condition requiring Potomac’s representations and warranties to be materially accurate not to be satisfied and such condition is not satisfied within 30 days of such notice,

•	Potomac fails to hold the meeting of Potomac’s shareholders to approve the merger and adopt the merger agreement,
•	Potomac’s board of directors fails to make, withdraws, or modifies in a manner adverse to Bancorp, its approval or recommendation of the merger agreement to Potomac’s shareholders, or
•	Potomac enters into, or publicly announces its intention to enter into, a definitive agreement or agreement in principle with respect to a Superior Proposal,

or,

•	by Potomac if:
•

there is a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Bancorp in the merger agreement that would cause either the condition requiring the absence of any material adverse change to Bancorp or the condition requiring Bancorp’s representations and warranties to be materially accurate not to be satisfied and such condition is not satisfied within 30 days of such notice;

•	Potomac’s board of directors authorizes Potomac to enter into an agreement concerning a Superior Proposal, and
•	Potomac gives Bancorp at least 72 hours prior written notice of its intention to terminate and to accept a Superior Proposal,
•	Bancorp does not make during this period an offer that is at least as favorable to Potomac shareholders as the Superior Proposal, and

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•	Potomac pays to Bancorp a termination fee of $2,520,000;

or,

•

the average closing price of Bancorp’s common stock for the 10 consecutive trading days ending on the 10th calendar day immediately prior to the closing date is less than $28.91 and Bancorp’s common stock price has underperformed the Nasdaq Bank Index by 20% or more since October 10, 2006, provided that this termination right:

•	may only be exercised by Potomac during the three-day period beginning on the 10th calendar day prior to the closing date of the merger; and
•

is subject to Bancorp’s right to increase the exchange ratio or increase the number of shares of Potomac common stock for which Bancorp will pay cash as merger consideration, in either case as necessary to cure either of the above described conditions, but this cure right is not available to the extent that it would jeopardize the tax-free nature of the stock portion of the merger consideration.

If the merger agreement is validly terminated, the agreement will become void without any liability on the part of any party unless the party is in willful breach of the merger agreement. However, the provisions of the merger agreement relating to non-solicitation of Takeover Proposals (until December 31, 2007), payment of expenses, payment of the termination fee and confidentiality will continue in effect notwithstanding termination of the merger agreement.

Termination Fee Payable by Potomac

Potomac has agreed to pay Bancorp a fee of $2,520,000 if:

•	Bancorp terminates the merger agreement as a result of:
•	Potomac’s failure to hold a meeting of its shareholders to approve the merger agreement and the merger;
•	the failure of Potomac’s board to recommend to Potomac’s shareholders the approval of the merger agreement and the merger; or
•	Potomac’s entering into or its public announcement to enter into, a definitive agreement or an agreement in principle with respect to a Superior Proposal,

or,

•

Potomac terminates the merger agreement to enter into a written agreement concerning a Superior Proposal, but only after Potomac’s compliance with its obligation to give Bancorp 72 hours advance written notice and Bancorp fails to make an offer that is at least as favorable to the shareholders of Potomac as the Superior Proposal during the 72 hour period.

Amendments

The merger agreement may be amended at any time prior to the effective time of the merger, before or after the approval of Potomac’s shareholders, by an agreement in writing, executed in the same manner as the merger agreement and authorized or ratified by the boards of directors of Bancorp and Potomac, that expressly states an intention to amend the merger agreement. However, after the adoption of the merger agreement by Potomac’s shareholders, no amendment of the merger agreement may change the amount or form of merger consideration or change a term or condition of the merger agreement if the applicable change would, alone or in the aggregate, materially adversely affect the shareholders of Potomac.

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Waivers and Extensions of Time

At any time prior to the effective time of the merger, each of Bancorp and Potomac may, to the extent legally permitted:

•	extend the time of performance of any of the obligations or other acts of the other party;
•	waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or contained in any other document delivered pursuant to the merger agreement; or
•	waive compliance by the other with any of the agreements or conditions contained in the merger agreement.

Any agreement by Bancorp or Potomac to any extension or waiver shall only be valid if set forth in a written instrument signed on behalf of the party against which such waiver or extension is to be enforced.

Expenses

The merger agreement provides that each of Bancorp and Potomac will pay its own expenses in connection with the transactions contemplated by the merger agreement, except that expenses incurred in connection with the printing and mailing of this proxy statement/prospectus and its filing with the SEC will be paid 75% by Bancorp and 25% by Potomac.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

In considering the recommendation of Potomac’s board of directors that Potomac shareholders vote in favor of the proposal to approve the merger agreement and the merger, Potomac shareholders should be aware that Potomac’s directors and officers may have interests in the transactions contemplated by the merger agreement, including the merger, that may be different from, or in addition to, their interests as shareholders of Potomac. Potomac’s board of directors was aware of these interests and took them into account in its decision to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger.

Options and Rights to Purchase Shares

As of the record date, Potomac’s directors and officers owned, in the aggregate, options and other rights to purchase 157,485 shares of Potomac common stock under Potomac’s equity compensation plans. At the election of Bancorp, in its sole discretion subject to any applicable limitations on such discretion that is contained in Potomac’s equity compensation plans, each issued and outstanding option or right to purchase shares of Potomac common stock as of the effective date will either:

•

be terminated as of the effective time of the merger in exchange for a cash payment in an amount equal to the excess of the $21.75 per share cash consideration over the per share exercise price of such option or right, subject to any required withholding of taxes, or

•

converted into an option to purchase shares of Bancorp common stock, which option will be subject to the same terms and conditions as such Potomac option or right, except that the number of shares underlying such option or right and the per share exercise price will be adjusted in accordance with the exchange ratio. See “The Merger Agreement–Treatment of Potomac Options” on page 40.

Change in Control Payments

Potomac currently has employment agreements with each of G. Lawrence Warren, its president and chief executive officer, and Craig S. Underhill, its senior vice president and chief loan officer, and change in control agreements with each of Richard C. Stonbraker, its senior vice president and chief compliance officer, Patricia A. Ferrick, its senior vice president and chief financial officer, and Stephanie H. Ogle, Potomac’s senior vice president and chief administrative officer. These agreements contain a change of control provision and, for the purpose of such agreements, the completion of the merger will constitute a change of control of Potomac. The employment agreements and change of control agreements generally provide that if a change of control of Potomac occurs and the employee is either terminated without “cause” or terminates its employment for “good reason,” (as these terms are defined in the agreements), generally within six months prior to a change in control or within two years after a change of control, the employee is entitled to a payment that is equal to a multiple, ranging from 1.0 to 2.99 times the full amount of the employee’s annual base salary and any other benefits which the employee was entitled to at the time of the termination.

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Notwithstanding the foregoing, in the merger agreement Bancorp agreed to pay to each of the Potomac officers named above, at the effective time, the change of control payments described above. Under the merger agreement these payments will be reduced to the extent they are subject to the excise tax under 280G of the Internal Revenue Code. In addition, the timing of the payment of these amounts is subject to Section 409A of the Internal Revenue Code. The amounts of these change of control payments are set forth under the section entitled “The Merger Agreement–Change of Control Payments” on page 41.

Employment Agreement of G. Lawrence Warren

G. Lawrence Warren, the president and chief executive officer of Potomac, entered into an agreement with SSB that will become effective upon, and is contingent upon, the closing of the merger. The employment agreement provides that Mr. Warren will be employed as the president of the Potomac division of SSB for a period that initially expires on December 31, 2007, subject to a mutual option for Mr. Warren and SSB to extend the term until December 31, 2008. Mr. Warren will be entitled to a base salary of $190,000 and will be eligible to participate in discretionary bonuses that SSB’s board of directors may award from time to time to senior management employees. Mr. Warren will also participate in any other fringe benefits available to other senior management employees of SSB.

SSB may terminate Mr. Warren’s employment agreement with or without just cause, upon Mr. Warren’s death or disability or upon the occurrence of certain regulatory events. Mr. Warren may terminate the employment agreement by giving at least 60 days prior written notice to SSB. Upon termination of the agreement by Mr. Warren or by SSB for just cause or due to Mr. Warren’s death or disability, Mr. Warren is bound by the confidentiality provisions of the employment agreement and, for the otherwise remaining term of the agreement, the non-competition covenant of the employment agreement. The non-competition covenant does not apply in the event of a termination of Mr. Warren’s employment that results from a change in control of SSB.

Indemnification and Insurance

The merger agreement provides that Bancorp will, by operation of law, at the effective time, assume any and all legally enforceable obligations of Potomac to indemnify and defend the directors and officers of Potomac pursuant to, to the extent of, and in accordance with the terms and conditions of any such obligations that Potomac had to indemnify and defend such persons in effect immediately prior to the effective time, in connection with such persons’ status or services as directors and officers of Potomac, whether by contractual right or by any provision of Potomac’s articles of incorporation and bylaws, with respect to any claim asserted or made prior to or at any time after the effective time. However, the merger agreement does not increase or lengthen the duration of Bancorp’s obligations over that to which Potomac would have been subject had the merger not been consummated. Bancorp and SSB agreed to use their best efforts to maintain in effect for six years after the effective time of the merger, if available, the current directors’ and officers’ liability insurance policy maintained by Potomac with respect to matters occurring prior to the effective time. Bancorp or SSB will not be required to expend more than the amount per year equal to 150% of the current annual amount expended by Bancorp and SSB to maintain or procure such insurance coverage.

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Board of Directors of Bancorp

As of the effective date of the merger, Bancorp will, by increasing the size of its board of directors, appoint Marshall H. Groom as a director of Bancorp. In connection with the next annual stockholders meeting of Bancorp following the effective time of the merger, Bancorp agreed to nominate Mr. Groom for re-election as a director of Bancorp and agreed to nominate William F. Roeder, Jr., a current director of Potomac, for election as a director of Bancorp.

DESCRIPTION OF BANCORP CAPITAL STOCK

Authorized Capital Stock

Bancorp is authorized to issue 50,000,000 shares of capital stock, par value $1.00 per share, all of which were initially designated as common stock. Bancorp’s board of directors may reclassify unissued shares of Bancorp’s capital stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions and dividends, qualifications or terms or conditions of redemption of such shares of stock. As of December 20, 2006:

•	14,810,474 shares of Bancorp common stock were issued and outstanding;
•	no unissued shares of Bancorp common stock had been reclassified as preferred stock; and
•

options or other rights to purchase an aggregate of 897,681 shares of Bancorp common stock were outstanding under Bancorp’s equity compensation plans (not including shares issuable under Bancorp’s dividend reinvestment plan).

Bancorp Common Stock

Bancorp Common Stock Outstanding. The outstanding shares of Bancorp common stock are, and the shares of Bancorp common stock issuable in the merger will be, duly authorized, validly issued, fully paid and nonassessable.

Voting Rights. Each share of Bancorp common stock is entitled to one vote, and except as otherwise provided in respect of any Bancorp preferred stock, the exclusive voting power for all purposes is vested in the holders of Bancorp common stock. Shares of Bancorp common stock are not entitled to cumulative voting rights.

Dividend Rights. Subject to applicable law and any preferential dividend rights granted to the holders of any shares of Bancorp preferred stock that may at the time be outstanding, holders of Bancorp common stock are entitled to receive dividends at such time and in such amounts as Bancorp’s board of directors may deem advisable. The principal source of funds for any dividends that may be paid by Bancorp to holders of Bancorp common stock are dividends that Bancorp receives from its subsidiaries. The payment of dividends by such subsidiaries to Bancorp is subject to applicable state and federal law restrictions as well as to the laws of the subsidiary’s state of incorporation.

Rights Upon Liquidation. Holders of shares of Bancorp common stock are entitled to share ratably, upon any liquidation, dissolution or winding up of Bancorp, whether voluntary or involuntary, in the remaining net assets of Bancorp available for distribution to stockholders after payment or provision for payment of the debts and other liabilities of Bancorp and the amount to which the holders of any shares of outstanding Bancorp preferred stock may be entitled.

Preemptive Rights. Holders of shares of Bancorp common stock have no preemptive right to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities of Bancorp.

Transfer Agent

American Stock Transfer & Trust Co. is the transfer agent and registrar for the shares of Bancorp common stock.

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Stock Exchange Listing

Bancorp’s common stock is listed on the Nasdaq Global Select Market. It is a condition to Potomac’s obligation to consummate the merger that the shares of Bancorp common stock issuable in the merger be approved for listing on the Nasdaq Global Select Market, subject to official notice of issuance.

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COMPARATIVE STOCK PRICES AND DIVIDENDS

Bancorp’s common stock is listed on the Nasdaq Global Select Market under the symbol “SASR.” Potomac’s common stock is quoted on the OTC Bulletin Board under the symbol “PBOV.” The following table sets forth, for the periods indicated, the high and low sales prices per share for Bancorp’s common stock and the high and low bid prices for Potomac common stock as reported on the NASDAQ Global Select Market, with respect to Bancorp, and the OTC Bulletin Board, with respect to Potomac, and the cash dividends declared per share for Bancorp. The information listed below reflects interdealer prices, without retail markup, markdown or commissions, and may not represent actual transactions.

	Bancorp			Potomac

	High	Low	Cash Dividend	High	Low	Cash Dividend

Quarter Ended:
September 30, 2006	$37.58	$34.05	$0.22	$19.00	$17.31	—
June 30, 2006	37.85	33.88	0.22	19.00	15.25	—
March 31, 2006	37.99	33.59	0.22	16.00	12.50	—
Quarter Ended:
December 31, 2005	38.55	31.54	0.22	12.92	12.13	—
September 30, 2005	38.00	32.37	0.21	12.92	12.21	—
June 30, 2005	35.50	30.50	0.21	12.21	12.21	—
March 31, 2005	38.77	31.65	0.20	12.21	10.17	—
Quarter Ended:
December 31, 2004	38.94	32.58	0.20	10.17	10.17	—
September 30, 2004	35.55	30.76	0.20	10.72	10.00	—
June 30, 2004	40.10	33.00	0.19	10.72	10.00	—
March 31, 2004	38.37	34.12	0.19	10.85	10.21	—

On December 20, 2006, the most recent practicable date preceding the date of this proxy statement/prospectus, the last reported sale price of Bancorp’s common stock was $37.71, and the last reported sale price for Potomac’s common stock was $21.80. On October 10, 2006, the trading day immediately before the first public announcement of the merger, the last sale prices of Bancorp’s common stock and Potomac’s common stock were $36.29 and $18.25, respectively. As of December 20, 2006, the most recent practicable date preceding the date of this proxy statement/prospectus, there were 2,298 holders of record of Bancorp’s common stock and there were 450 holders of record of Potomac’s common stock.

Bancorp’s dividend amount is established by Bancorp’s board of directors each quarter. In making its decision on dividends, Bancorp’s board considers operating results, financial condition, capital adequacy, regulatory requirements, shareholder returns and other factors. Bank and bank holding company regulations, as well as Maryland law, impose certain restrictions on dividend payments by SSB. In addition, the Federal Reserve has the power to prohibit dividends by bank holding companies if their actions constitute unsafe or unsound practices.

Potomac has not paid any cash dividends to date. Regulations of the Federal Reserve Board and Virginia law place limits on the amount of dividends Potomac may pay without prior approval and state and federal bank regulatory agencies also have authority to prohibit a bank from paying dividends if such payment is deemed to be an unsafe or unsound practice.

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POTOMAC’S PRINCIPAL SHAREHOLDERS

The following table sets forth information as of December 20, 2006 concerning the number and percentage of shares of Potomac’s common stock beneficially owned by its directors, executive officers, and by its directors and all executive officers as a group, as well as information regarding each other person known by Potomac to own in excess of 5% of the outstanding shares of Potomac common stock. Except for the transactions contemplated by the merger agreement, Potomac is not aware of any arrangement which at a subsequent date may result in a change of control of Potomac.

Name	Age	Position	Shares Beneficially Owned[1]		Percentage

Thomas E. Burdette	55	Director	51,316		1.80%
John G. Colby	63	Director	70,120		2.45%
Stephen M. Cumbie	58	Director	10,591		0.37%
Thomas F. Dungan III	41	Director	226,875	[2]	7.95%
Patricia A. Ferrick	44	Senior Vice President/CFO	1,132		0.04%
Marshall H. Groom	68	Chairman of the Board	49,382		1.73%
William A. Hamp III	65	Director	122,133		4.27%
Stephanie H. Ogle	47	Senior Vice President/ Chief Administrative Officer	17,111		0.60%
Gerald D. Pelano	59	Director	55,807		1.95%
William F. Roeder, Jr.	64	Lead Director	44,585		1.56%
Daniel D. Rooney	63	Director	44,487		1.56%
Richard C. Stonbraker	57	Senior Vice President/ Chief Compliance Officer	2,856		0.10%
Craig S. Underhill	46	Senior Vice President/ Chief Loan Officer	17,264		0.62%
G. Lawrence Warren	65	President, CEO and Director	78,796		2.72%
Executive Officers and Directors as a Group (14 individuals)			792,815		26.62%

[1]

The shares “beneficially owned” by an individual are determined in accordance with the definitions of “beneficial ownership” set forth in the General Rules and Regulations of the SEC and may include shares owned by or for the individual’s spouse and minor children and any other relative of the individual who lives in the same home, as well as shares to which the individual has, or shares, voting or investment power, or has the right to acquire beneficial ownership within sixty (60) days after December 20, 2006. Beneficial ownership may be disclaimed as to certain of the shares.

[2]	Includes 220,089 shares, or 7.73% of total issued shares of Potomac Common Stock, held in the name of Andover Investments for which Mr. Dungan has or shares voting and/or investment power.

Directors and executive officers beneficially own the following stock options as granted under Potomac’s 1999 Stock Option Plan or 1999 Employee Stock Purchase Plan: Burdette – 8,400; Colby – 8,400; Cumbie – 1,200; Dungan – 3,600; Ferrick – 717; Groom – 8,400; Hamp – 8,400; Ogle – 13,041; Pelano – 8,400; Roeder – 8,400; Rooney – 8,400; Stonbraker – 2,736; Underhill – 320; Warren – 3,026; Directors and Executive Officers as a Group – 159,040. Executive officers also hold the following options under the 1999 Stock Option Plan, which are not exercisable within 60 days of December 20, 2006, but which will vest and become exercisable at the effective time of the merger, if they do not vest in accordance with their terms prior to that time: Ferrick – 6,000; Ogle – 2,400; Stonbraker – 4,000; Underhill – 12,000; and Warren -7,200.

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COMPARATIVE RIGHTS OF SHAREHOLDERS

The rights of Potomac shareholders are currently governed by Virginia law and the Potomac articles of incorporation and bylaws. The rights of Bancorp stockholders are currently governed by Maryland law and the Bancorp articles of incorporation and bylaws. Upon completion of the Merger, the rights of Potomac shareholders who become stockholders of Bancorp in the merger will be governed by Maryland law and the Bancorp articles of incorporation and bylaws.

The following discussion summarizes the material differences between the current rights of Potomac shareholders and the rights they will have as Bancorp stockholders if they receive Bancorp common stock in the Merger but does not purport to be a complete statement of all such differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. This summary is qualified in its entirety by reference to Maryland law, Virginia law, Potomac’s articles of incorporation and bylaws and Bancorp’s articles of incorporation and bylaws. See “Where You Can Find More Information” at page 67.

Authorized Capital Stock

Bancorp. Bancorp is authorized to issue 50,000,000 shares of capital stock, par value $1.00 per share, all of which have initially been designated as common stock. Bancorp’s board of directors may redesignate unissued shares of Bancorp’s common stock as preferred stock. As of October 10, 2006, the date of the merger agreement, 14,810,474 shares of Bancorp common stock were issued and outstanding and no unissued shares of Bancorp common stock had been redesignated as preferred stock. As of the date of the merger agreement, options or other rights to purchase an aggregate of 897,681 shares of Bancorp common stock under Bancorp’s equity compensation plans were outstanding (not including shares issuable under Bancorp’s dividend reinvestment plan). It is not possible to state the actual effect that any reclassification of unissued shares of Bancorp common stock into shares of Bancorp preferred stock and the subsequent issuance of such shares of Bancorp preferred stock might have upon the rights of holders of Bancorp common stock unless and until Bancorp’s board of directors effects such a reclassification and designates the specific rights of such preferred stock. However, the effects might include:

•	restricting dividends on Bancorp common stock;
•	diluting the voting power of Bancorp common stock;
•	impairing liquidation rights of Bancorp common stock; or
•	delaying or preventing a change in control of Bancorp without further action by shareholders of Potomac.

Potomac. Potomac’s total authorized shares of capital stock consists of 5,000,000 shares of common stock, par value $5.00 per share, and 1,000,000 shares of preferred stock, par value $5.00 per share. As of the date of the merger agreement, 2,848,984 shares of Potomac common stock were issued and outstanding and no shares of Potomac preferred stock were issued and outstanding. As of the date of the merger agreement, options to purchase 190,904 shares of Potomac common stock under Potomac’s stock option plan were outstanding and rights to purchase 17,261 shares of Potomac common stock under Potomac’s employee stock purchase plan were outstanding.

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Potomac’s board of directors is authorized, by action of a majority of the full board of directors, to issue the shares of preferred stock from time to time on such terms as it may determine, and to divide the preferred stock into one or more classes or series, and in connection with the creation of such classes or series to fix by resolution or resolutions, the designations, voting powers, preferences, participation, redemption, sinking fund, conversion, dividend and other optional or special rights of such classes or series and the qualifications, limitations or restrictions thereof. Because Potomac’s board of directors has the power to establish the preferences and rights of each series of preferred stock, it may afford the holders of any series of preferred stock preferences and rights, voting or otherwise, senior to the rights of holders of Potomac common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of Potomac common stock unless and until Potomac’s board of directors designates the specific rights of the holders of preferred stock. However, the effects might include:

•	restricting dividends on Potomac common stock;
•	diluting the voting power of Potomac common stock;
•	impairing liquidation rights of Potomac common stock; or
•	delaying or preventing a change in control of Potomac without further action by shareholders of Potomac.

Voting Rights

Bancorp. Each share of Bancorp common stock is entitled to one vote, and, except as otherwise provided with respect to any class of stock redesignated in accordance with Bancorp’s articles of incorporation, the holders of the common stock exclusively possess all voting power. Cumulative voting in the election of directors is not permitted for any class of stock of Bancorp.

Potomac. Except as otherwise provided by law or by Potomac’s articles of incorporation, each holder of record of capital stock of Potomac is entitled to one vote for each share of capital stock standing in the name of such holder on the stock ledger of Potomac on the record date for the determination of the shareholders entitled to vote on such matter. Cumulative voting in the election of directors is not permitted for any class of stock of Potomac.

Dividends

Bancorp. Maryland law provides that, subject to a corporation’s articles of incorporation and any applicable laws, a corporation’s board of directors may declare dividends to be paid in cash, property or stock. Maryland law provides that if authorized by its board of directors, a corporation may make distributions to its stockholders, subject to any restriction in its articles of incorporation, but no distribution may be made if, after giving effect to the distribution:

•	the corporation would not be able to pay indebtedness of the corporation as the indebtedness becomes due in the usual course of business; or
•

the corporation’s total assets would be less than the sum of the corporation’s total liabilities plus, unless the articles of incorporation permits otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the distribution.

Bancorp’s articles of incorporation provide that dividends may be paid on Bancorp common stock and any other class of stock that is entitled to receive dividends, out of assets legally available for the payment of dividends, but only as declared by the board of directors.

Potomac. Virginia law provides that if authorized by its board of directors, a corporation may make distributions to its shareholders, subject to any restriction in its articles of incorporation, but no distribution may be made if, after giving effect to the distribution:

•	the corporation would not be able to pay indebtedness of the corporation as the indebtedness becomes due in the usual course of business; or
•

the corporation’s total assets would be less than the sum of the corporation’s total liabilities plus, unless the articles of incorporation permits otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights on dissolution are superior to those receiving the distribution.

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Potomac’s articles of incorporation and bylaws permit the board of directors (by majority vote) to declare dividends on Potomac’s capital stock provided that such declaration is consistent with Virginia law.

Size of Board of Directors

Bancorp. Bancorp currently has 14 directors, which number may be increased or decreased by the action of the board taken in accordance with Maryland law, provided that the number of directors may not be increased beyond the number set forth in Bancorp’s articles of incorporation, currently set at 15. Bancorp’s board of directors consists of three classes with each class having a number of directors as nearly equal as the total number of directors permits. Bancorp’s articles of incorporation provide that at each annual shareholders’ meeting, one class of directors shall be elected for a term of three years, except that successor directors who fill vacancies are elected to a term that expires on the date that the term of the other directors of such class expires.

Potomac. The Potomac articles of incorporation provide that the number of directors shall be not less than 5 or more than 15. Currently, there are 10 members of the Potomac board of directors. Virginia law provides that the board of directors of a Virginia corporation shall consist of a number of individuals specified in or fixed in accordance with the bylaws or articles of incorporation of the corporation. Virginia law also provides that a corporation’s board of directors may be divided into two or three classes with staggered terms of office. Potomac does not have a staggered board of directors.

Under Virginia law, a board of directors must consist of one or more individuals and the number of directors may be modified by amendment to the bylaws, unless the articles of incorporation provide that a change in the number of directors shall only be made by amendment to the articles of incorporation. The shareholders may adopt a bylaw setting the number of directors and may direct that such bylaw not be amended by the board of directors. However, if the shareholders have adopted a bylaw fixing the number of directors and the board of directors has the right to amend the bylaws, the board of directors may, by amendment, increase or decrease the number of directors, but by no more than 30% of the number of directors last elected by the shareholders.

Removal of Directors

Bancorp. Bancorp’s articles of incorporation provide that directors may only be removed for cause if:

•	there is an affirmative vote of holders of a majority of the outstanding shares of capital stock entitled to vote in the election of directors; and
•	the director subject to removal receives service of the specific charges, adequate notice and full opportunity to refute charges.

The Bancorp articles of incorporation define “cause” as final conviction of a felony, unsound mind, adjudication of bankruptcy, non-acceptance of office or conduct prejudicial to the interests of the corporation.

Potomac. Under Virginia law, except as otherwise provided in a corporation’s articles of incorporation, a director may be removed from office, with or without cause, by the holders of a majority of the shares entitled to vote in the election of directors. Potomac’s articles of incorporation do not contain any provisions providing otherwise with respect to the removal of directors.

Filling Vacancies on the Board of Directors

Bancorp. Under Bancorp’s articles of incorporation, a vacancy on the board of directors, including a vacancy resulting from an increase in the number of directors, may be filled by vote of a majority of directors remaining in office or by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the corporation then entitled to vote generally in the election of directors. Bancorp’s articles of incorporation provide that a director may be removed at any time, but only for cause and only by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors. Bancorp’s articles of incorporation also provide that in the event of a vacancy:

•	a director chosen by the stockholders shall hold office for the remainder of the term of the class to which the director is assigned;

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•	a director elected by the board of directors to fill a vacancy resulting from the removal of a director shall hold office for the remainder of the term of the removed director; and
•

a director elected by the board of directors to fill a vacancy resulting from any cause other than removal of a director shall hold office for a term expiring at the next following annual meeting of stockholders.

Potomac. Under Virginia law, unless a corporation’s articles of incorporation provide otherwise, vacancies, including a vacancy resulting from an increase in the number of directors, may be filled by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present, or by a majority of the directors remaining in office, even though less than a quorum is present. If the board of directors fills a vacancy, the director’s term expires at the next shareholders’ meeting at which directors are elected even if the corporation has a classified board of directors with staggered terms and the new director is filling an unexpired term with more than one year remaining. Virginia law also provides that a decrease in the number of directors does not shorten an incumbent director’s term.

The Potomac articles of incorporation do not alter the above provisions of Virginia law as they relate to the filling of vacancies on a board of directors.

Nomination of Director Candidates

Bancorp. Bancorp’s bylaws provide that a stockholder entitled to vote for the election of directors may nominate candidates for election as a director if such nomination is made in writing and delivered to the secretary of Bancorp not later than 90 days prior to the anniversary of the date the proxy materials regarding the last election of directors were mailed to stockholders. The notice must contain specific information as set forth in Bancorp’s bylaws.

Potomac. Potomac’s bylaws provide that nominations for the election of directors may be made by any shareholder entitled to vote in the election of directors. However, shareholders may nominate candidates only if written notice of such shareholder’s intent to make such nomination has been given to the secretary of Potomac not later than:

•	with respect to an election to be held at the annual meeting of shareholders, 90 days prior to the anniversary date of the immediately preceding annual meeting; and
•	with respect to an election to be held at a special meeting, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders.

The nomination notice must contain specific information as set forth in Potomac’s bylaws.

Special Meetings of Stockholders

Bancorp. Under Maryland law, the secretary of a corporation must call a special meeting of the stockholders on the written request of the stockholders entitled to cast at least 25% of all the votes entitled to be cast at the meeting. A request for a special meeting must state the purpose of the meeting and the matters proposed to be acted on at the meeting. The secretary shall:

•	inform the stockholders who make the request of the reasonably estimated cost of preparing and mailing a notice of the meeting; and

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•	on payment of these costs to the corporation, notify each stockholder entitled to notice of the meeting.

Bancorp’s bylaws provide that special meetings of stockholders may be called at any time for any purpose by Bancorp’s president, chairman, a majority of the board or upon the written request of Bancorp stockholders owning not less than 25% of the votes entitled to be cast at the meeting. The notice to call a meeting must contain certain information specified in Bancorp’s bylaws.

Potomac. Under Virginia law, a special meeting of shareholders may be called by the chairman, the president, the board of directors or any other person authorized to do so in the corporation’s articles of incorporation or bylaws. Notice of a special meeting must state the purpose for which the meeting is called.

The Potomac bylaws provide that a special meeting of shareholders may be called by the chairman of the board, the president or by a majority of the board of directors pursuant to a resolution.

Stockholder Proposals

Bancorp. Bancorp’s bylaws provide that to submit a stockholder proposal at an annual meeting, a stockholder must deliver written notice to the secretary of Bancorp not less than 30 or more than 90 days prior to the date of any such annual meeting, provided that if less than 45 days notice of the date of the meeting is given to stockholders, such notice by a stockholder must be received by the secretary not later than the close of business on the 15th day following the day on which notice of the date of the meeting was mailed to the stockholder or two days before the date of the meeting, whichever is earlier. The notice must contain information as set forth in Bancorp’s bylaws.

Potomac. Potomac’s bylaws provide that any shareholder entitled to vote in the election of directors generally may propose one or more matters for presentation to the shareholders at any annual meeting of shareholders, provided that such shareholder has provided written notice of such shareholder’s intent to make such proposal or proposals to the secretary of Potomac not later than 90 days prior to the anniversary date of the immediately preceding annual meeting. The notice must contain information as set forth in Potomac’s bylaws.

Amendments to Articles of Incorporation

Bancorp. Maryland law provides that a corporation may amend its articles of incorporation if the board of directors proposes the amendment to the stockholders, and such amendment receives the requisite stockholder approval which, unless a corporation’s articles of incorporation provide otherwise, is two-thirds of all votes entitled to be cast on the matter.

Bancorp’s articles of incorporation provide that the following provisions contained therein may not be repealed, altered, amended or rescinded in any respect, unless the same is approved by at least 80% of the outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors:

•	Article VI (Authorization of Issuance of Stock);
•	Article IX (Directors);
•	Article XII (Approval of Certain Transactions);
•	Article XIII (Approval of Business Combinations with Controlling Parties);
•	Article XIV (Evaluation of Business Combinations); and
•	Article XIX (Amendment of Articles of Incorporation).

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Potomac. Under Virginia law, unless a Virginia corporation’s articles of incorporation provide for a greater or lesser vote, amendments to the articles of incorporation must be approved by each voting group entitled to vote on the proposed amendment by more than two-thirds of all the votes entitled to be cast by that voting group. However, the vote specified in the articles of incorporation may not be reduced to less than a majority of all votes cast by the voting group at a meeting at which a quorum of such voting group exists.

The Potomac articles of incorporation do not alter the provisions of Virginia law relating to the process required to amend a Virginia corporation’s articles of incorporation.

Amendments to Bylaws

Bancorp. Bancorp’s board of directors may amend, alter, suspend or repeal Bancorp’s bylaws by a majority vote. In addition, Bancorp’s bylaws may be repealed, altered, amended or rescinded by the stockholders of the corporation by a vote of not less than 80% of the outstanding shares of capital stock of the corporation entitled to vote in the election of directors cast at a meeting of the stockholders called for that purpose (provided that notice of such proposed action is included in the notice of such meeting).

Potomac. Under Virginia law, a corporation’s shareholders or board of directors may amend or repeal bylaws, except to the extent that the corporation’s articles of incorporation or Virginia law grants that power exclusively to the shareholders. A Virginia corporation’s shareholders may amend or repeal bylaws even though the bylaws may be amended or repealed by its board of directors.

Under Virginia law, if the shareholders of a Virginia corporation originally adopted a provision that fixes a greater quorum or voting requirement than provided by Virginia law, only the shareholders may amend or repeal such provision. If the board of directors originally adopted such a provision, either the shareholders or the board of directors may amend or repeal it.

The Potomac bylaws may be altered, amended or repealed at any meeting of the board of directors, by affirmative vote of a majority of the board or at any special or annual meeting of shareholders, by a vote of a majority of the shares of Potomac’s capital stock issued, outstanding and entitled to vote.

Stockholder Vote on Fundamental Issues

Bancorp. Bancorp’s articles of incorporation provide that, unless approved by at least a majority of the board of directors, the affirmative vote of not less than 80% of the outstanding shares of voting stock of Bancorp is required to authorize:

•	a merger or consolidation of the corporation; or
•	a sale, exchange, or lease of all or substantially all of the assets of the corporation to any person or entity.

Potomac. Under Virginia law, unless a corporation’s articles of incorporation provide for a greater or lesser vote, certain transactions such as mergers, share exchanges, sales, leases, exchanges or other dispositions of all or substantially all of the corporation’s assets, other than in the ordinary course of business, or any voluntary dissolution of the corporation, must be approved by each voting group entitled to vote on the proposed transaction by more than two-thirds of all the votes entitled to be cast by that voting group. However, the vote specified in the articles of incorporation may not be reduced to less than a majority of all votes cast by the voting group at a meeting at which a quorum of the voting group exists.

The Potomac articles of incorporation do not alter the provisions of Virginia law that relate to the voting requirements for the transactions referenced above.

Anti-Takeover Provisions

Bancorp. There are a number of charter and Maryland law provisions which may have a deterrent effect on unsolicited takeover attempts and may delay or make it more difficult to achieve a change of control of Bancorp. Among these are Bancorp’s classified board of directors, the power of Bancorp’s board to fix the number of directors and fill vacancies on the board, the requirement of a majority vote of stockholders to remove directors (and then only for cause), and an 80% supermajority stockholder approval requirement for certain transactions.

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Bancorp is also subject to the Maryland Business Combination Act (the “MBCA”). The MBCA prohibits certain future acquirors of 10% or more of Bancorp’s common stock (“interested stockholders”), and their affiliates from engaging in business combinations (as defined below) with Bancorp for a period of five years after such acquisition. After the five year period, a business combination with an interested stockholder or affiliate thereof must be recommended by the board of directors and may occur only:

•	with a vote of 80% of the voting stock (including two-thirds of the stock not held by the interested stockholder and its affiliates); or
•	if certain stringent fair price tests are met.

“Business combination” is broadly defined in the MBCA to include mergers, consolidations, certain share exchanges, asset transfers and other transactions. The MBCA does not preclude or restrict any business combination with an interested stockholder if the board of directors approves or exempts the transaction before such person becomes an interested stockholder.

Bancorp’s articles of incorporation provide that any of the following transactions with a controlling stockholder requires the affirmative vote of the holders of not less than 80% of the outstanding shares of all voting stock of the corporation and the affirmative vote of the holders of not less than 67% of the outstanding shares of voting stock of the corporation held by non-interested stockholders:

•	any merger or consolidation of the corporation;
•	any sale, lease, exchange, transfer or other disposition, including, without limitation, a mortgage or any other security device, of all or substantially all of the assets of the corporation;
•	any reverse stock split involving the common stock of the corporation; and
•	any agreement, contract or other arrangement providing for any of the transactions referenced above.

In addition to the MBCA, Bancorp is subject to the provisions of the Maryland Control Share Act. The Control Share Act causes persons who acquire beneficial ownership of stock at levels of 10%, 33% and more than 50% (“control share acquisitions”) to lose the voting rights of such stock unless voting rights are restored by the stockholders at a meeting by vote of two-thirds of all the votes entitled to be cast on the matter (excluding stock held by the acquiring stockholder or Bancorp’s officers or employee directors). The Control Share Act affords a cash-out election (at an appraised value) for stockholders other than the acquiring stockholder, payable by Bancorp, if the acquiring stockholder is given voting rights for more than 50% of the outstanding stock. Under certain circumstances, Bancorp may redeem shares acquired in a control share acquisition if voting rights for such shares have not been approved.

Potomac. Virginia law contains provisions governing “affiliated transactions.” In general, these provisions prohibit a Virginia corporation from engaging in a material acquisition transaction with any interested shareholder who owns more than 10% of any class of its outstanding voting shares for a period of three years following the date that such person became an interested shareholder unless:

•

the board of directors of the corporation and the holders of two-thirds of the voting shares, other than the shares beneficially owned by the interested shareholder, approve the affiliated transaction; or

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•	before the date the person became an interested shareholder, the board of directors approved the transaction that resulted in the shareholder becoming an interested shareholder.

Affiliated transactions subject to this approval requirement include mergers, share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of an interested shareholder or any reclassification, including reverse stock splits, recapitalizations or mergers of the corporation with its subsidiaries, which increases the percentage of voting shares owned beneficially by an interested shareholder by more than 5%.

A Virginia corporation may include in its initial articles of incorporation a provision opting out of the affiliated transactions statute. The shareholders of a Virginia corporation may also adopt an amendment to the corporation’s articles of incorporation or bylaws opting out of the affiliated transactions statute, but neither the Potomac articles of incorporation nor the Potomac bylaws contain any such provision.

Virginia law also contains provisions relating to “control share acquisitions,” which are transactions causing the voting strength of any person acquiring beneficial ownership of shares of a Virginia public corporation to meet or exceed certain threshold percentages (20%, 33 1/3% or more than 50%) of the total votes entitled to be cast for the election of directors. Shares acquired in a control share acquisition have no voting rights unless: (1) the voting rights are granted by a majority vote of all outstanding shares other than those held by the acquiring person or any officer or employee director of the corporation; or (2) the articles of incorporation or bylaws of the corporation provide that these Virginia law provisions do not apply to acquisitions of its shares.

An acquiring person of a Virginia corporation may require that a special meeting of the shareholders be held, within 50 days of the acquiring person’s request, to consider the grant of voting rights to the shares acquired in the control share acquisition. If voting rights are not granted and the corporation’s articles of incorporation or bylaws permit, the acquiring person’s shares may be repurchased by the corporation, at the corporation’s option, at a price per share equal to the acquiring person’s cost. Virginia law grants dissenters’ rights to any shareholder who objects to a control share acquisition that is approved by a vote of disinterested shareholders and that gives the acquiring person control of a majority of the corporation’s voting shares.

A Virginia corporation may include in its articles of incorporation or bylaws a provision opting out of the control share acquisition statute, but neither the Potomac articles of incorporation nor the Potomac bylaws include such an opt-out provision.

Directors and Officers Liability and Indemnification

Bancorp. Maryland law provides that a corporation may indemnify any director made a party to a proceeding by reason of service in that capacity unless it is established that:

•	the act or omission of the director was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, or
•	the director actually received an improper personal benefit in money, property or services, or
•	in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.

Under Maryland law, a Maryland corporation may indemnify its officers to the same extent as its directors and to such further extent as is consistent with law.

To the extent that a director has been successful in defense of any proceeding, Maryland law provides that such director shall be indemnified against reasonable expenses incurred in connection therewith. Maryland law also provides that reasonable expenses incurred by a director who is a party to a proceeding may be paid or reimbursed by the corporation in advance of the final disposition of the proceeding upon receipt by the corporation of:

•

a written affirmation by the director of the director’s good faith belief that the standard of conduct necessary for indemnification by the corporation as authorized under Maryland law has been satisfied; and

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•	a written undertaking by or on behalf of the director to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

Bancorp’s articles of incorporation provide that an officer or director of Bancorp shall not be personally liable to the corporation or its stockholders for monetary damages for breach of their fiduciary duty as an officer or director, unless:

•	it is proved that the individual officer or director actually received an improper benefit or profit in money, property, or services from the corporation; or
•

a judgment or other final adjudication adverse to the individual officer or director is entered in a proceeding based on a finding in the proceeding that the individual’s action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

Bancorp’s articles of incorporation also provide that if the General Laws of the State of Maryland are amended to further eliminate or limit the personal liability of officers and directors, the liability of officers and directors of the corporation will be eliminated or limited to the fullest extent permitted by Maryland law, as so amended.

Maryland law permits a corporation to purchase and maintain insurance for a director or officer against any liability asserted against him, and incurred in his capacity as a director or officer or arising out of his position, whether or not the corporation would have the power to indemnify him against such liability under Maryland law.

Potomac. Under Virginia law, a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if the director:

•	conducted himself in good faith; and
•	believed his conduct in his official capacity was in the best interests of the corporation and in all other cases, that his conduct was at least not opposed to the corporation’s best interests; and
•	in the case of a criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

Unless ordered by a court, a corporation may not indemnify a director under Virginia law:

•

in connection with a proceeding by or in the right of the corporation except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under Virginia law; and

•

in connection with any other proceeding charging improper personal benefit to the director, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

Virginia law provides that any indemnification for a director or officer, unless ordered by a court, is subject to a determination that the director or officer has met the applicable standard of conduct. The determination is made:

•

by at least a majority vote of all the disinterested directors (if there are at least two disinterested directors), or by a majority of the members of a committee of two or more disinterested directors appointed by such vote;

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•	by special legal counsel; or
•	by the shareholders, but shares owned or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on such matter.

Under Virginia law, a corporation may advance expenses to an indemnitee before the final disposition of a proceeding if:

•	the director or officer furnishes a written statement of his good faith belief that he has met the proper standard of conduct;
•	he undertakes to repay the amount if it is ultimately determined that the director or officer is not entitled to indemnification; and
•	determination made on the facts then known would not preclude indemnification.

Under Virginia law, to the extent that a director or officer has been successful on the merits or otherwise in defense of a proceeding pursuant to which indemnification is sought, the director or officer must be indemnified against reasonable expenses incurred by him in connection with that proceeding.

Virginia law gives a corporation the power to purchase and maintain insurance on behalf of any director or officer against any liability asserted against, and incurred in his capacity as a director or officer, whether or not the corporation would have the power to indemnify the director or officer against this liability under Virginia law.

The Potomac articles of incorporation provide that, to the full extent that Virginia law permits the limitation or elimination of the liability of directors and officers, the directors and officers are not be liable for monetary damages to Potomac or its shareholders. Potomac’s articles of incorporation provide that the corporation may procure insurance (in such amounts as the board of directors determines) on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by any such person in any such capacity or arising from his status as such.

The Potomac articles of incorporation require Potomac, to the full extent permitted and in the manner prescribed by Virginia law, to indemnify any director and officer who is or was a party to any proceeding due to his status as a director or officer or who is or was serving at the request of Potomac as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

Under the Potomac articles of incorporation, in the event there has been a change in the composition of a majority of the board of directors after the date of the alleged act or omission with respect to which indemnification is claimed, any determination as to indemnification will be made by special legal counsel agreed upon by the board of directors and the director or officer seeking indemnification. If the board of directors and the director or officer seeking indemnification cannot agree upon a special legal counsel, the board of directors and the director or officer will each select a nominee and the nominees will select the special legal counsel.

The Potomac articles of incorporation also incorporate other standard indemnification provisions of Virginia law.

Reporting

Bancorp. Bancorp’s common stock is registered under the Securities Exchange Act of 1934, and therefore, Bancorp files with the SEC annual reports on Form 10-K (which contain audited financial statements), quarterly reports on Form 10-Q (which contained unaudited financial statements), current reports on Form 8-K (which report certain material events) and proxy or information statements in connection with its annual stockholder meetings.

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Potomac. Potomac’s common stock is not registered under the Securities Exchange Act of 1934, and therefore, Potomac does not file periodic reports with the SEC. However, Potomac provides its shareholders with an annual report that contains audited financial statements.

LEGAL MATTERS

Certain legal matters in connection with the validity of Bancorp common stock to be issued in connection with the merger will be passed upon by Dickstein Shapiro LLP, Washington, DC.

EXPERTS

The consolidated financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated in this proxy statement/prospectus by reference to Bancorp’s annual report on Form 10-K for the year ended December 31, 2005 have been audited by McGladrey & Pullen, LLP an independent registered public accounting firm, as stated in their reports appearing in such annual report on Form 10-K, and are so incorporated in reliance on such reports and upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Bancorp files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information relating to Bancorp at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet website that has reports, proxy statements and other information about Bancorp. The address of that site is http://www.sec.gov. You may also obtain free copies of the documents filed by Bancorp with the SEC by writing to Ronald E. Kuykendall, Bancorp’s executive vice president, general counsel and secretary, at Sandy Spring Bancorp, Inc., 17801 Georgia Avenue, Olney, Maryland 20832, or by accessing Bancorp’s investor relations website maintained at www.sandyspringbank.com.

Potomac is not required to file reports with the SEC but you may obtain free copies of Potomac’s annual and quarterly reports by writing to Patricia A. Ferrick, Potomac’s senior vice president and chief financial officer, at Potomac Bank of Virginia, 9910 Main Street, Fairfax, Virginia 22031, or by accessing Potomac’s Internet website at www.potomacbank.com.

Bancorp filed a registration statement on Form S-4 to register with the SEC the shares of Bancorp common stock to be issued to Potomac shareholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Bancorp in addition to being a proxy statement of Potomac for Potomac’s special meeting of shareholders. As permitted by SEC rules, this proxy statement/prospectus does not contain all the information that you can find in the registration statement or the exhibits to that registration statement.

The SEC allows us to “incorporate by reference” information into this proxy statement/prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information in this proxy statement/prospectus or in later filed documents incorporated by reference in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that Bancorp has previously filed with the SEC (other than the portions of those documents deemed furnished but not filed). These documents contain important information about our companies and their financial performance.

Bancorp documents incorporated by reference:

•	Annual Report on Form 10-K for the year ended December 31, 2005 filed with the SEC on March 9, 2006;

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•	Proxy Statement on Schedule 14A filed with the SEC on March 10, 2006 in connection with Bancorp’s 2006 Annual Meeting of Stockholders;
•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006, as filed with the SEC on May 9, 2006, August 9, 2006 and November 7, 2006, respectively;
•	Current Reports on Form 8-K filed with the SEC on each of March 14, 2006, April 18, 2006, July 13, 2006, July 18, 2006, October 10, 2006, October 17, 2006, October 19, 2006 and December 14, 2006; and
•	the description of Bancorp capital stock contained in Item 5 of Bancorp’s Annual Report on Form 10-K for the year ended December 31, 1997, filed with the SEC on March 30, 1998.

We are also incorporating by reference additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than the portions of those documents deemed furnished but not filed) between the date of this proxy statement/prospectus and the date of the special meeting.

Bancorp has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Bancorp, and Potomac has supplied all information relating to Potomac.

You can obtain any of the documents incorporated by reference from us or the SEC. Documents incorporated by reference are available from us without charge, excluding all exhibits, unless we have specifically incorporated by reference an exhibit in this proxy statement/prospectus. You may obtain these documents incorporated by reference by requesting them from the appropriate party at the following address:

Sandy Spring Bancorp, Inc.

17901 Georgia Avenue

Olney, Maryland 20832

Attn: Ronald E. Kuykendall

Executive Vice President, General Counsel and Secretary

Telephone: (301) 774-6400

If you would like to request documents from us, please do so by February 1, 2007 to receive them before the special meeting of Potomac shareholders. We shall send the documents by first-class mail within one business day of receiving your request.

You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus to vote on the Potomac merger agreement proposal. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated December 26, 2006. You should not assume that the information in it is accurate as of any other date, and neither its mailing to Potomac’s shareholders nor the issuance of Bancorp common stock in the merger shall create any implication to the contrary.

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Appendix A

Execution Copy

     AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER dated as of October 10, 2006 (this “Agreement”) by and among Sandy Spring Bancorp, Inc., a Maryland corporation and a registered bank holding company (“Bancorp”), Sandy Spring Bank, a Maryland bank and trust company and a wholly owned subsidiary of Bancorp with its principal offices in Olney, Maryland (the “Bank”), and Potomac Bank of Virginia, a Virginia bank with its principal offices in Fairfax, Virginia (“Potomac”).

     WHEREAS, the respective Boards of Directors of Bancorp, Bank and Potomac deem it advisable and in the best interests of their respective shareholders and corporations for Bancorp to acquire Potomac by means of a merger of Potomac with and into Bank (the “Merger”);

     WHEREAS, the Boards of Directors of Bancorp, Bank and Potomac each believe that the Merger will be in the best interests of the communities served by each of them;

     WHEREAS, in furtherance thereof, the respective Boards of Directors of Bancorp, Bank and Potomac have approved the Merger and this Agreement;

     WHEREAS, Bancorp, as the sole shareholder of Bank (whose approval as the sole shareholder is required under the Maryland law), shall immediately hereafter approve the Merger and this Agreement;

     WHEREAS, concurrently with the execution of this Agreement, as a condition to the willingness of Bancorp and Bank to enter into this Agreement, certain shareholders of Potomac have agreed to enter into a Voting Agreement, substantially in the form attached hereto as Exhibit A (the “Voting Agreement”), providing for, among other things, the agreement of such shareholders to vote their respective shares of Potomac Common Stock (as such term is defined herein), representing in the aggregate approximately 23.22% of the outstanding shares of Potomac Common Stock in favor of the Merger and the approval and adoption of this Agreement;

     WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder; and

     WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

     NOW THEREFORE, in consideration of the mutual covenants, representations, warranties, conditions and agreements hereinafter set forth and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I DEFINITIONS

     1.1     Definitions. As used in this Agreement, the following terms have the definitions indicated.

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     “Affiliate” means, with respect to any Person, any other person directly or indirectly controlling, controlled by, or under common control with such Person.

     “Articles of Merger” means the Maryland Articles of Merger and the Virginia Articles of Merger.

     “Bancorp Common Stock” means the common stock of Bancorp, par value $1.00 per share.

     “Bank Merger Act” means Section 18(c) of the Federal Deposit Insurance Act, codified at 12 U.S.C. 1828(c).

     “Business Day” means any Monday, Tuesday, Wednesday, Thursday, or Friday that is not a Federal or State holiday generally recognized by banks in the State of Maryland.

     “Confidentiality Agreement” means the Confidentiality Agreement between Potomac and Bancorp dated July 22, 2006.

     “DIF” means the Deposit Insurance Fund of the FDIC.

     “Dissenters’ Shares” means shares of Potomac Common Stock as to which a Potomac shareholder has perfected Dissenters’ Rights.

     “Dissenters’ Rights” means dissenters’ appraisal rights as described under Section 2.8 of the Agreement.

     “Encumbrance” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to an Encumbrance any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

     “Exchange Ratio” means .6143.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

     “FDIA” means the Federal Deposit Insurance Act, as amended.

     “FDIC” means the Federal Deposit Insurance Corporation.

     “Federal Reserve” means the Board of Governors of the Federal Reserve System.

     “FTC” means the United States Federal Trade Commission.

     “Government Approvals” means all approvals, consents, notices and filings with any Governmental Authority, including, without limitation, the Federal Reserve, the FDIC, the US Department of Justice, the FTC, the SEC and the banking authorities of the State of Maryland and the Commonwealth of Virginia, in each case as necessary under applicable law or regulation to consummate the transactions contemplated by this Agreement, including the Merger.

     “Governmental Authority” means any international, national, federal, state, municipal, local or foreign governmental, regulatory, or administrative authority, agency, court, tribunal, arbitral body or self-regulatory entity, whether domestic or foreign.

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     “Liquidity Investments” means federal funds sold, U.S. Treasury securities sold, and U.S. Treasury securities purchased under agreements to resell, undertaken in the ordinary course of business and with a maturity of one-hundred and eighty (180) days or less.

     “Maryland Articles of Merger” means the articles of merger conforming with the MGCL to be filed in accordance with the terms of this Agreement.

     “MFIA” means the Financial Institutions Article of the Maryland Code.

     “MGCL” means the Maryland General Corporation Law, as amended.

     “Parties” means Bancorp, the Bank and Potomac.

     “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     “Potomac Home Funding” means Potomac Home Funding, LLC, a Virginia limited liability company, of which Potomac owns a 50% membership interest.

     “Potomac Shareholders Meeting” means that meeting of Potomac shareholders to be held to submit for shareholder approval and adoption this Agreement and the Merger.

     “SEC” means the United States Securities and Exchange Commission.

     “Total Cash Amount” means the number of shares of Potomac Common Stock that shall be converted into the right to receive the Per Share Cash Consideration, in accordance with Article II hereof, which number shall initially be equal to 50% of the number of shares of Potomac Common Stock outstanding immediately prior to the Effective Time, subject to adjustment pursuant to Section 6.4(f) hereof.

     “Virginia Articles of Merger” means the articles of merger conforming with the VSCA to be filed in accordance with the terms of this Agreement.

     “VBA” means the Virginia Banking Act, as amended.

     “VSCA” means the Virginia Stock Corporation Act, as amended.

     “1933 Act” means the Securities Act of 1933, as amended.

     “1934 Act” means the Securities Exchange Act of 1934, as amended.

      The following terms are defined in the following sections of this Agreement:

Term	Section

Advisory Board	5.1	8
Aggregate Consideration	6.4	(f)
Average Closing Price	6.4	(f)
Bancorp	Preamble
Bancorp Financial Statements	4.6
Bancorp Ratio	6.4	(f)
Bancorp Regulatory Filings	4.5
Bancorp SEC Reports	4.4
Bancorp Subsidiaries	4.1
Bank	Preamble

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Cash Designated Shares	2.3	(e)(ii)
Cash Election Shares	2.3	(b)
Certificate	2.2	(a)
Closing	8.3
Closing Date	8.3
Code	Recitals
Continuing Employees	5.1	2(d)
CRA	3.3	5
Danielson	3.2	4
Decision Period	6.4	(f)
DPC Shares	2.2	(d)
Effective Date	8.4
Effective Time	8.4
Election Deadline	2.3	(b)
Election Form	2.3	(a)
Election Form Record Date	2.3	(a)
Employee Plan	3.2	1(i)
Environmental Laws	3.2	3
ERISA Affiliate	3.2	1(i)
Exchange Agent	8.1	(a)
Hazardous Materials	3.2	3(f)
Index Price	6.4	(f)
Index Ratio	6.4	(f)
IRS	3.1	8
Loan Property	3.2	3(f)
Mailing Date	2.3	(a)
Maximum Cash Amount	2.3	(e)(i)
Merger Consideration	2.2
Merger	Recitals
Multiemployer Plan	3.2	1(i)
No Election Shares	2.3	(b)
Participation Facility	3.2	3(f)
Per Share Cash Consideration	2.2
Per Share Consideration	6.4	(f)
Per Share Stock Consideration	2.2
Potomac Common Stock	2.2
Potomac ESPP	3.2
Potomac Financial Statements	3.5
Potomac Intellectual Property Rights	3.2	6
Potomac ESPP Options	3.2
Potomac Options	3.2
Potomac SOP Options	3.2
Potomac Regulatory Filings	3.4
Potomac Stock Option Plan	3.2
Potomac Subsidiaries	3.1
Prospectus/Proxy Statement	2.6	(a)
Proceedings	6.1	(b)
Record Holder	8.1	(a)
Registration Statement	2.6	(a)

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Required Filings and Approvals	3.1	4
Starting Price	6.4	(f)
Stock Designated Shares	2.3	(e)(i)
Stock Election Shares	2.3	(b)
Superior Proposal	5.3	(b)
Surviving Bank	2.1
Takeover Proposal	5.3	(a)
Termination Fee	7.3
Third Party	5.3	(a)
Third Party Intellectual Property Rights	3.2	6
Total Cash Consideration	6.4	(f)
Total Stock Consideration	6.4	(f)
Trust Account Shares	2.2	(c)

ARTICLE II THE MERGER AND RELATED MATTERS

2.1 The Merger. Subject to approval by the shareholders of Potomac and upon the other terms and conditions contained in this Agreement, Potomac shall be merged with and into the Bank with the Bank as the surviving corporation (the “Surviving Bank”) at the Effective Time in accordance with the applicable provisions of Maryland law and Virginia law.

(a) Name. The name of the Surviving Bank shall be “Sandy Spring Bank.”

(b) Certificate of Incorporation: Bylaws. The Articles of Incorporation and Bylaws of the Bank in effect at the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Bank.

(c) Board of Directors. The Board of Directors of the Bank at the Effective Time shall serve as the Board of Directors of the Surviving Bank until the successors of the members thereof are duly elected and qualified.

(d) Officers. The officers of the Bank at the Effective Time shall serve as the officers of the Surviving Bank until their successors are duly appointed by the Board of Directors of the Bank.

(e) Effect of Merger. At the Effective Time, the separate corporate existence of Potomac shall cease and the Bank, as the Surviving Bank, shall succeed to and possess all of the properties, rights, powers, privileges, franchises, patents, trademarks, licenses, registrations, and other assets of every kind and description of Potomac, and shall be subject to, and be responsible for, all debts, liabilities and obligations of Potomac, all without further act or deed, and in accordance with the applicable provisions of Maryland law and Virginia law.

(f) Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a plan of reorganization for the purposes of Section 368 of the Code.

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(g) Operation of Potomac. Bancorp’s current intention is to continue to operate, for a period of at least two years following the Effective Time, the offices of Potomac that exist as of the Effective Time, as part of a separate division of Bank serving Northern Virginia under the trade name “Potomac Bank,” provided, however, that Bancorp and the Bank shall be entitled to modify this intention and the manner of operating the existing Potomac branches to the extent that the Board of Directors of Bank and Bancorp determine that such modification is in the best interests of the Bank and the shareholders of Bancorp.

2.2 Conversion of Potomac Common Stock. At the Effective Time, subject to the other provisions of this Article II and Section 8.2 hereof, each share of the common stock, par value $5.00 per share, of Potomac (the “Potomac Common Stock”) issued and outstanding immediately prior to the Effective Time (other than Dissenters’ Shares and shares of Potomac Common Stock held directly or indirectly by Bancorp or Bank or any of their respective subsidiaries (except for Trust Account Shares and DPC Shares, as such terms are defined below) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for the right to receive, at the election of the holder thereof as provided in and subject to the provisions of Section 2.3, either (i) a number of shares of Bancorp Common Stock equal to the Exchange Ratio (the “Per Share Stock Consideration”) or (ii) cash in an amount equal to $21.75 (the “Per Share Cash Consideration”). The Per Share Stock Consideration and the Per Share Cash Consideration are referred to herein collectively as the “Merger Consideration”.

(a) All of the shares of Potomac Common Stock converted into the Merger Consideration pursuant to this Article II shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate (each a “Certificate”) previously representing any such shares of Potomac Common Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive (i) the Merger Consideration and (ii) any cash to be paid in lieu of any fractional share of Bancorp Common Stock in accordance with Section 8.2 hereof.

(b) If, between the date of this Agreement and the Effective Time, the shares of Bancorp Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within such period, appropriate proportional adjustments shall be made to the Per Share Stock Consideration such that each holder of Potomac Common Stock shall receive at the Effective Time, in exchange for such shares of Potomac Common Stock, the number of shares of Bancorp Common Stock as such holder would have been entitled to receive if the Effective Time had occurred immediately before the record date of such event.

(c) If, between the date of this Agreement and the Effective Time and subject to compliance with Section 5.2(b), the shares of Potomac Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within such period, appropriate proportional adjustments shall be made to the Merger Consideration such that each holder of Potomac Common Stock shall receive at the Effective Time, in exchange for such shares of Potomac Common Stock, the Merger Consideration such holder would have been entitled to receive if the Effective Time had occurred immediately before the record date of such event.

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(d) At the Effective Time, all shares of Potomac Common Stock that are owned directly or indirectly by Bancorp or Bank or any of their respective subsidiaries (other than shares of Potomac Common Stock (x) held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity for the benefit of third parties (any such shares, and shares of Bancorp Common Stock which are similarly held, whether held directly or indirectly by Bancorp or Bank, as the case may be, being referred to herein as “Trust Account Shares”) and (y) held by Bancorp or Bank or any of their respective subsidiaries in respect of a debt previously contracted (any such shares of Potomac Common Stock, and shares of Bancorp Common Stock which are similarly held, whether held directly or indirectly by Bancorp or Bank, being referred to herein as “DPC Shares”) shall be cancelled and shall cease to exist and no stock of Bancorp, cash or other consideration shall be delivered in exchange therefor. All shares of Bancorp Common Stock that are owned by Potomac or any of its Subsidiaries (other than Trust Account Shares and DPC Shares) shall become authorized unissued shares of Bancorp Common Stock.

(e) From and after the Effective Time, each outstanding Potomac Option, if any, will either be exchangeable for a cash payment or converted into an option to acquire shares of Bancorp Common Stock in accordance with Section 5.14 hereof.

(f) Any calculations or adjustments necessary pursuant to Section 2.2(b) or Section 2.2(c) shall be made jointly by Bancorp and Potomac prior to the Closing Date.

2.3 Election Procedures.

(a) An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates theretofore representing shares of Potomac Common Stock shall pass, only upon proper delivery of the Certificates to the Exchange Agent) in such form as Bancorp and Potomac shall mutually agree (the “Election Form”) shall be mailed no later than thirty-five days prior to the anticipated Effective Date or on such other date as Potomac and Bancorp shall mutually agree (the “Mailing Date”) to each holder of record of Potomac Common Stock as of the close of business on the fifth business day prior to the Mailing Date (the “Election Form Record Date”).

(b) Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to specify (i) the number of shares of such holder’s Potomac Common Stock with respect to which such holder elects to receive the Per Share Cash Consideration (“Cash Election Shares”) and (ii) the number of shares of such holder’s Potomac Common Stock with respect to which such holder elects to receive the Per Share Stock Consideration (“Stock Election Shares”). Any Potomac Common Stock with respect to which the Exchange Agent has not received an effective, properly completed Election Form on or before 5:00 p.m., on the 33rd day following the Mailing Date (or such other time and date as Bancorp and Potomac may mutually agree) (the “Election Deadline”) shall be deemed to be “No Election Shares.”

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(c) Bancorp shall make available one or more Election Forms as may reasonably be requested from time to time by all Persons who become holders (or beneficial owners) of Potomac Common Stock between the Election Form Record Date and the close of business on the Business Day prior to the Election Deadline, and Potomac shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

(d) Any election under this Section 2.3 shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more certificates (or customary affidavits and indemnity regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all shares of Potomac Common Stock covered by such Election Form, together with duly executed transmittal materials included in the Election Form.

     Any Election Form may be revoked or changed by the Person submitting such Election Form at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of Potomac Common Stock corresponding to such Election Form shall become No Election Shares and Bancorp shall cause the certificates representing such shares of Potomac Common Stock to be promptly returned without charge to the Person submitting the Election Form upon written request to that effect from the holder who submitted the Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of Bancorp regarding such matters shall be binding and conclusive. Neither Bancorp nor the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

(e) Within ten Business Days after the Election Deadline, unless the Effective Time has not yet occurred, in which case as soon thereafter as practicable, Bancorp shall cause the Exchange Agent to effect the allocation among the holders of Potomac Common Stock of rights to receive Bancorp Common Stock or cash in the Merger in accordance with the Election Forms as follows:

(i) Cash Election Shares More Than Maximum Cash Amount. If the aggregate amount of cash that would be paid upon the conversion in the Merger of the Cash Election Shares is greater than the product of (i) $21.75 times (ii) the Total Cash Amount (such product, the “Maximum Cash Amount”), then:

(A) all Stock Election Shares and No Election Shares shall be converted into the right to receive the Per Share Stock Consideration,

(B) the Exchange Agent shall then select from among the Cash Election Shares (other than Dissenters’ Shares), by a pro rata selection process, a sufficient number of shares (“Stock Designated Shares”) such that the Total Cash Consideration that will be paid in the Merger equals as closely as practicable the Maximum Cash Amount, and all Stock Designated Shares shall be converted into the right to receive the Per Share Stock Consideration, and

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(C) the Cash Election Shares that are not Stock Designated Shares will be converted into the right to receive the Per Share Cash Consideration.

(ii) Cash Election Shares Less Than Maximum Cash Amount. If the aggregate amount of cash that would be paid upon conversion in the Merger of the Cash Election Shares is less than the Maximum Cash Amount, then:

(A) all Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration,

(B) the Exchange Agent shall then select first from among the No Election Shares and then (if necessary) from among the Stock Election Shares, by a pro rata selection process, a sufficient number of shares (“Cash Designated Shares”) such that the Total Cash Consideration that will be paid in the Merger equals as closely as practicable the Maximum Cash Amount, and all Cash Designated Shares shall be converted into the right to receive the Per Share Cash Consideration, and

(C) the Stock Election Shares and the No Election shares that are not Cash Designated Shares shall be converted into the right to receive the Per Share Stock Consideration.

(iii) Cash Election Shares Equal To Maximum Cash Amount. If the aggregate amount of cash that would be paid upon conversion in the Merger of the Cash Election Shares is equal or nearly equal (as determined by the Exchange Agent) to the Maximum Cash Amount, then subparagraphs (i) and (ii) above shall not apply and all Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration and all Stock Election Shares and No Election Shares shall be converted into the right to receive the Per Share Stock Consideration.

(iv) For purposes of the election and deemed election provisions of this Section 2.3, Dissenters’ Shares shall be deemed to be Cash Election Shares.

(f) The pro rata selection process to be used by the Exchange Agent shall consist of such equitable pro ration processes as shall be mutually determined by Bancorp and Potomac.

2.4 Bank Common Stock; Bancorp Common Stock.

          (a)     The shares of common stock of Bank, par value $10.00 per share, issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and such shares shall remain issued and outstanding shares of the Surviving Bank.

          (b)     Except for shares of Bancorp Common Stock owned by Potomac or any Potomac Subsidiary (other than Trust Account Shares and DPC Shares), which shall be converted into authorized unissued shares of Bancorp Common Stock as contemplated by Section 2.2(d) hereof, the shares of Bancorp Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and such shares shall remain issued and outstanding.

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2.5 Potomac Shareholders’ Meeting. As promptly as practicable after the effective date of the Registration Statement, but in no event later than 45 days thereafter, Potomac shall hold the Potomac Shareholders Meeting to submit for shareholder approval this Agreement and the Merger. The affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of Potomac Common Stock is required for approval of this Agreement and the Merger (the “Potomac Shareholder Approval”).

2.6 Registration Statement: Prospectus/Proxy Statement.

(a) For the purposes of (i) registering the shares of Bancorp Common Stock to be issued to holders of Potomac Common Stock in connection with the Merger with the SEC under the 1933 Act, and (ii) soliciting proxies for obtaining the Potomac Shareholder Approval at the Potomac Shareholders Meeting, the Parties shall cooperate in the preparation of an appropriate registration statement (such registration statement, together with all and any amendments and supplements thereto being herein referred to as the “Registration Statement”), including a prospectus/proxy statement, satisfying all applicable requirements of applicable state laws, and of the 1933 Act and the 1934 Act and the rules and regulations promulgated thereunder (such prospectus/proxy statement, in the form mailed to the Potomac shareholders, together with any and all amendments or supplements thereto, being herein referred to as the “Prospectus/Proxy Statement”).

(b) Bancorp shall file the Registration Statement and the Prospectus/Proxy Statement with the SEC and applicable state securities agencies as promptly as practicable after the date of this Agreement and, subject to Bancorp’s prompt receipt from Potomac of the information pertaining to Potomac that Bancorp deems necessary for inclusion in the Registration Statement, no later than 45 days after the date hereof. Bancorp shall use all reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and applicable state securities laws at the earliest practicable date.

2.7 Regulatory and Other Approvals. The Parties shall cooperate in the preparation and submission, as promptly as reasonably practicable but in no event later than 60 days after the date hereof, of such applications, petitions, and other documents and materials as any of them may reasonably deem necessary or desirable to obtain or make the Government Approvals. Prior to the making of any such filings with any Governmental Authority or any third Persons, including, without limitation, the Required Filings and Approvals and those described in Sections 3.16, 3.19 and 4.15, Bancorp and Potomac shall submit to each other the materials to be filed, mailed or released. Any such materials must be acceptable to both Bancorp and Potomac prior to filing with any Governmental Authorities or any third persons, except to the extent that Bancorp or Potomac is legally required to proceed prior to obtaining the acceptance of the other, in which case Bancorp or Potomac, as applicable, shall be given a reasonable opportunity to review and comment on prior to any such filing.

2.8 Dissenters’ Rights.

          (a)     Notwithstanding any other provision of this Agreement to the contrary, shares of Potomac Common Stock that are outstanding immediately prior to the Effective Time and which are held by shareholders who shall not have voted in favor of the Merger or consented thereto in writing and who shall have properly demanded appraisal for such shares in accordance with the VSCA (collectively, the “Dissenters’ Shares”) shall not be converted to into or represent the right to receive Merger Consideration, and such shareholders instead shall be entitled to receive payment of the appraised value of such shares held by them in accordance with the provisions of the VSCA; provided that all Dissenters’ Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost or forfeited their rights to appraisal of such shares under the VSCA shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without interest thereon, the Per Share Cash Consideration upon surrender, in the manner provided in Section 8.1 hereof, of Certificates that, immediately prior to the Effective Time, evidenced such shares, subject to the proration provisions of Section 2.3(e) hereof.

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          (b)     Potomac shall give Bancorp (i) prompt notice of any written objections to the Merger and any written demands for the payment of the fair value of any shares, withdrawals of such demands, and any other instruments received by Potomac relating to appraisal rights under the VSCA with respect to the Potomac Common Stock and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. Potomac shall not voluntarily make any payment with respect to any demands for payment of fair value of the Potomac Common Stock and shall not, except with the prior written consent of Bancorp, settle or offer to settle any such demands.

ARTICLE III REPRESENTATIONS AND WARRANTIES OF POTOMAC

     Potomac represents and warrants to Bancorp and the Bank that, except as disclosed in the Disclosure Schedule delivered by Potomac to Bancorp and the Bank concurrently with the execution of this Agreement (the “Potomac Disclosure Schedule”):

3.1 Organization, Good Standing, Authority, Insurance, Etc. Potomac is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Virginia. Each of the “subsidiaries” of Potomac within the meaning of Section 3(w) of the FDIA (individually a “Potomac Subsidiary” and collectively the “Potomac Subsidiaries”) is duly organized, validly existing, and in good standing under the laws of the respective jurisdiction under which it is organized. Potomac and each Potomac Subsidiary has all requisite power and authority and is duly qualified and licensed to own, lease and operate its properties and conduct its business as it is now being conducted in all material respects. Potomac and each Potomac Subsidiary is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which qualification is necessary under applicable law, except to the extent that any failures to so qualify would not, in the aggregate, have a material adverse effect on the business, financial condition or results of operations of Potomac and the Potomac Subsidiaries, taken as a whole. Potomac is a member in good standing of the Federal Reserve Bank of Richmond, the Federal Home Loan Bank of Atlanta, and the DIF, and all eligible accounts issued by Potomac are insured by the DIF up to applicable limits. Potomac is a not a “domestic building and loan association” as defined in Section 7701(a)(19) of the Code. The minute books of Potomac contain complete and accurate records of all meetings and other corporate actions by its shareholders and Board of Directors (including the committees of such Board).

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3.2 Capitalization. The authorized capital stock of Potomac consists of 5,000,000 shares of Potomac Common Stock, par value $5.00 per share, of which 2,848,984 shares of Potomac Common Stock were issued and outstanding as of the date of this Agreement, and 1,000,000 shares of Preferred Stock, par value $5.00 per share, none of which were issued or outstanding as of the date of this Agreement. All outstanding shares of Potomac Common Stock are duly authorized, validly issued, fully paid and non-assessable. All outstanding shares of Potomac Common Stock were issued in compliance with all applicable federal and state securities laws and were not issued in violation of any preemptive right or similar right or any right of first refusal or similar right. Potomac’s 1999 Stock Option Plan, as amended (the “Potomac Stock Option Plan”) and Potomac’s Employee Stock Purchase Plan, as amended (the “Potomac ESPP”) authorize, in the aggregate, the issuance of up to 383,993 shares of Potomac Common Stock. Options to purchase 190,904 shares of Potomac Common Stock are outstanding as of the date of this Agreement under Potomac’s Stock Option Plan (the “Potomac SOP Options”). Under the Potomac ESPP, there are outstanding rights to purchase an aggregate of 17,261 shares of Potomac Common Stock (the “Potomac ESPP Options” and, together with the Potomac SOP Options, the “Potomac Options”). Each Potomac Option was issued or granted in compliance with all applicable federal and state securities laws and any applicable plan documents and no Potomac Option was issued or granted in violation of any preemptive or similar right or any right of first refusal or similar right. Potomac has neither issued nor granted any stock appreciation right, phantom equity right or any similar rights.Except for the Potomac Options, there are no options, convertible securities, warrants, or other rights (preemptive or otherwise) to purchase or acquire any of Potomac’s capital stock from Potomac and no contracts to which Potomac or any of its Affiliates are subject with respect to the issuance, voting or sale of issued or un-issued shares of Potomac’s capital stock. Section 3.2 of the Potomac Disclosure Schedule contains a correct and complete list as of the date of this Agreement of each outstanding Potomac Option, which list includes (i) the holder, (ii) the date of grant, (iii) the date of expiration or termination, (iv) the exercise price and (v) the number of shares of Potomac Common Stock subject thereto. In connection with each offering of securities of Potomac, no documents or other information provided to the offerees by or on behalf of Potomac contained any untrue statement of a material fact or failed to state a material fact required to be stated therein or omitted to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.3 Subsidiaries. All the outstanding shares of the capital stock or other equity interest of the Potomac Subsidiaries are validly issued, fully paid, non-assessable and owned beneficially and of record by Potomac or a Potomac Subsidiary free and clear of any Encumbrance. Neither Potomac nor any Potomac Subsidiary has any obligation to contribute, loan or advance any cash or property to Potomac Home Funding, except as set forth in the Operating Agreement of Potomac Home Funding dated as of December 13, 2005. Section 3.3 of the Potomac Disclosure Schedule lists each Potomac Subsidiary and, except as set forth therein, Potomac does not own or control, directly or indirectly, any interest in any Person.

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3.4 Potomac Regulatory Filings. Potomac, the Potomac Subsidiaries (other than Potomac Home Funding) and, to the knowledge of Potomac, Potomac Home Funding, have filed all documents required to be filed by them with the SEC, the Federal Reserve, the FDIC, the banking authorities of the Commonwealth of Virginia or applicable banking and state securities authorities under applicable securities and financial institution laws and regulations (together, the “Potomac Regulatory Filings”), except to the extent that any such failure to so file, would not have a material adverse effect on the business, financial condition or results of operations of Potomac and the Potomac Subsidiaries, taken as a whole; and all such Potomac Regulatory Filings, as finally amended, complied in all material respects as to form with applicable requirements and, as of their respective dates, as amended, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent stated therein, all financial statements and schedules included in the Potomac Regulatory Filings were prepared in accordance with generally accepted accounting principles or such other regulatory accounting requirements as were applicable thereto (except for the omission of notes to un-audited statements and year end adjustments to interim results), applied on a consistent basis with all prior periods and fairly presented the financial position and results of operations of Potomac for the periods therein set forth.

3.5 Potomac Financial Statements. Potomac has previously delivered to Bancorp copies of the audited consolidated financial statements of Potomac as of and for the years ended December 31, 2005 and December 31, 2004 and unaudited financial statements of Potomac for the quarters ended March 31, 2006 and June 30, 2006 (such financial statements, the “Potomac Financial Statements”), and Potomac shall deliver to Bancorp, as soon as practicable following the preparation of additional financial statements for each subsequent calendar quarter (or other reporting period) or year of Potomac, such additional financial statements of Potomac as of and for each subsequent calendar quarter (or other reporting period) or year. The Potomac Financial Statements (including the related notes, where applicable) have been prepared in accordance with generally accepted accounting principles, which principles have been consistently applied during the periods involved, except as otherwise noted therein, and the books and records of Potomac have been and are being maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions. The Potomac Financial Statements fairly present in all material respects the financial position of Potomac as of the respective dates thereof and fairly present in all material respects the results of operations of Potomac for the respective periods set forth therein.

3.6 Undisclosed Liabilities. Potomac has not incurred any obligation or liability (contingent or otherwise) that has or might reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, operations, earnings, assets or financial condition of Potomac and the Potomac Subsidiaries, taken as a whole, except obligations and liabilities which are accrued or reserved against in the Potomac Financial Statements, or reflected in the notes thereto. Since December 31, 2005, Potomac has not incurred or paid any obligation or liability material to the business, operations, earnings, assets or financial condition of Potomac and the Potomac Subsidiaries, taken as a whole, except as may have been incurred or paid in the ordinary course of business, consistent with past practices.

3.7 Loan Portfolio; Reserves. All evidences of indebtedness reflected as assets in the Potomac Financial Statements were as of such dates in all respects binding obligations of the respective obligors named therein in accordance with their respective terms, and were not subject to any defenses, setoffs, or counterclaims, except as may be provided by bankruptcy, insolvency or similar laws or general principles of equity. Potomac has maintained allowances for possible loan losses at a level adequate to absorb reasonably anticipated loan losses in accordance with generally accepted accounting principles and applicable regulatory requirements.

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3.8 Certain Loans and Related Matters. None of Potomac, any Potomac Subsidiary other than Potomac Home Funding, or, to the knowledge of Potomac, Potomac Home Funding, is a party to any written or oral: (i) loan agreement, note or borrowing arrangement under the terms of which the obligor is sixty (60) days or more delinquent in payment of principal and interest or in default of any other provision as of the date hereof; (ii) loan agreement, note or borrowing arrangement which has been classified or, in the exercise of reasonable diligence by Potomac or any Governmental Authority, should have been classified by any bank examiner (whether regulatory or internal) as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned,” “special mention,” “credit risk assets,” “classified,” “criticized,” “watch list,” “concerned loans” or any comparable classifications by such Persons; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of Potomac or a Potomac Subsidiary or any five percent (5%) or greater shareholder of Potomac, or any Affiliate of the foregoing; or (iv) loan agreement, note or borrowing arrangement in violation of any law, regulation or rule applicable to Potomac or any Potomac Subsidiary including, but not limited to, those promulgated, interpreted or enforced by any Governmental Authority, which such violation would reasonably be expected to have a material adverse effect on the business, operations, earnings, assets or financial condition of Potomac and the Potomac Subsidiaries, taken as a whole.

3.9 Absence of Changes. Since December 31, 2005, there has been no material adverse change in the business, financial condition or results of operations of Potomac and the Potomac Subsidiaries, taken as a whole. Since June 30, 2006, Potomac has not taken any of the actions described in Section 5.2(b) hereof.

3.10 Prospectus/Proxy Statement. At the time the Registration Statement becomes effective and at the time the Prospectus/Proxy Statement is mailed to the shareholders of Potomac for the solicitation of proxies for the approval referred to in Section 2.5 hereof and at all times subsequent to such mailings up to and including the times of such approvals, the Registration Statement and Prospectus/Proxy Statement (including any amendments or supplements thereto), with respect to all information set forth therein relating to Potomac, the Potomac Subsidiaries, the Potomac shareholders, the Potomac Common Stock, this Agreement, the Merger and all other transactions contemplated hereby that has been furnished in writing by Potomac expressly for inclusion therein, will:

(a) comply in all material respects with applicable provisions of the 1933 Act, the 1934 Act, and the rules and regulations under such Acts; and

(b) not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading, or necessary to correct any statement in an earlier communication with respect to the solicitation of a proxy for the Potomac Shareholder Meeting or subject matter which has become false or misleading.

3.11 Litigation and Other Proceedings. None of Potomac, any Potomac Subsidiary other than Potomac Home Funding or, to the knowledge of Potomac, Potomac Home Funding, is a defendant in, nor is any of their property subject to, any pending, or, to the knowledge of Potomac, threatened, material claim, action, suit, investigation or proceeding, or otherwise subject to any judicial order, judgment or decree.

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3.12 Compliance With Law. Potomac, the Potomac Subsidiaries other than Potomac Home Funding and, to the knowledge of Potomac, Potomac Home Funding, are in compliance in all material respects with all laws and regulations applicable to their respective operations or with respect to which compliance is a condition of engaging in their respective businesses as currently conducted, and none of Potomac, any Potomac Subsidiary other than Potomac Home Funding or, to the knowledge of Potomac, Potomac Home Funding, has received notice of any violation by Potomac or any Potomac Subsidiary of any such law or regulation and none of Potomac, any Potomac Subsidiary other than Potomac Home Funding or, to the knowledge of Potomac, Potomac Home Funding knows of any material violations by Potomac or any Potomac Subsidiary of any such law or regulation or any fact which could reasonably be expected to result in a material violation by Potomac or a Potomac Subsidiary of any such law or regulation.

3.13 Corporate Authority. Potomac has full corporate power and authority to execute and deliver this Agreement and, subject to the Potomac Shareholder Approval, to consummate the transactions contemplated hereby. The Board of Directors of Potomac has duly and validly approved this Agreement and the transactions contemplated hereby, has authorized the execution and delivery of this Agreement, and has directed that this Agreement and the transactions contemplated hereby be submitted to Potomac’s shareholders for approval at the Potomac Shareholders Meeting. Except for the approval and adoption of this Agreement by the shareholders of Potomac, no other corporate proceeding on the part of Potomac is necessary to consummate the transactions contemplated by this Agreement. This Agreement (assuming due authorization, execution and delivery by Bancorp and Bank), constitutes a valid and binding obligation of Potomac, and will be enforceable against Potomac in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, receivership or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any such proceeding may be brought.

3.14 Governmental Authority. The execution, delivery and performance by Potomac of this Agreement and the consummation by Potomac of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) (A) the filing of the Maryland Articles of Merger with the Maryland State Department of Assessments and Taxation and the filing of the Virginia Articles of Merger with the State Corporation Commission of Virginia, (B) the issuance by the State Corporation Commission of Virginia of a Certificate of Merger, (C) the filing with, and approval by, the Commissioner of Financial Regulation of Maryland of an application for authority to effect the Merger, and the issuance of a Certificate of Merger, by the Commissioner of Financial Regulation of Maryland, (D) the filing with, and approval by, the Virginia Commissioner of Financial Institutions, of an application for authority to effect the Merger, and the issuance of a Certificate of Merger, by the Virginia Commissioner of Financial Institutions, (ii) compliance with any applicable requirements of the HSR Act, (iii) the filing of appropriate notices and applications with respect to the Merger with, and the non-objection to or approval by the Federal Reserve Bank of Richmond under Section 3 of the U.S. Bank Holding Company Act of 1956, as amended, and the Bank Merger Act, (iv) any other filings and approvals required by the banking authorities of the State of Maryland or the Commonwealth of Virginia or any other state or the District of Columbia with respect to the Merger (the filings and approvals set forth in clauses (i) through (iv), the “Required Filings and Approvals”), and (v) the filing of appropriate documents with the relevant authorities of the states in which Potomac is qualified to do business as a foreign corporation.

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3.15 Non-Contravention. Neither the execution and delivery of this Agreement by Potomac nor the consummation by Potomac of the transactions contemplated hereby, nor compliance by Potomac with any of the terms or provisions hereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of Potomac, in each case as amended to date, (ii) violate any statute, code, ordinance, rule or regulation applicable to Potomac or any Potomac Subsidiary or any of their respective properties or assets, or any judgment, order, writ, decree or injunction applicable to Potomac, any Potomac Subsidiary other than Potomac Home Funding or, to the knowledge of Potomac, Potomac Home Funding or any of their respective properties or assets, or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the creation of any Encumbrance upon any of the respective properties or assets of Potomac or any Potomac Subsidiary under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which Potomac or any Potomac Subsidiary other than Potomac Home Funding is a party or by which Potomac or any Potomac Subsidiary other than Potomac Home Funding or any of their respective properties or assets may be bound or affected or, to the knowledge of Potomac, any material, note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation which Potomac Home Funding is a party or by which any of Potomac Home Funding’s properties or assets may be bound or affected, except, in the case of clauses (ii) and (iii), as would not constitute a material adverse effect on the business, prospects, operations, earnings, assets or financial condition of Potomac and the Potomac Subsidiaries, taken as a whole.

3.16 Consents and Approvals. Except for (i) the Potomac Shareholder Approval, (ii) the Required Filings and Approvals and (iii) as set forth in Section 3.16 of the Potomac Disclosure Schedule, no material consents or approvals of any Person are necessary in connection with the execution, delivery and performance by Potomac of this Agreement, the consummation of the Merger and the consummation of the other transactions contemplated hereby.

3.17 Information Furnished. No statement contained in any schedule, certificate or other document furnished or to be furnished in writing by or on behalf of Potomac or any Potomac Subsidiary to Bancorp pursuant to this Agreement contains or will contain any untrue statement of a material fact or omit to state a fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No information material to the Merger or the other transactions contemplated by this Agreement and which is necessary to make the representations and warranties of Potomac not misleading has been withheld from Bancorp.

3.18 Tax Matters.

     (a)     Potomac has previously made available to Bancorp copies of the federal, state and local income tax returns of Potomac for the years 2003, 2004 and 2005 and all schedules and exhibits thereto, and such tax returns have not been audited or examined by the Internal Revenue Service (“IRS”) or any other taxing authority, no such audit or examination is pending and Potomac has not received any notice of a possible audit or examination of such tax returns. Potomac has duly filed all federal, state and local information returns and tax returns required to be filed on or prior to the date hereof. Potomac has duly paid or made adequate provisions in accordance with generally accepted accounting principles for the payment of all taxes and other governmental charges relating to taxes which are owed by Potomac to any federal, state or local taxing authorities, whether or not reflected in such returns (including, without limitation, those owed in respect of the properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls of Potomac), other than taxes and other charges which (i) are not yet delinquent or are being contested in good faith or (ii) have not been finally determined. Potomac is not responsible for the taxes of any other Person under Treasury Regulation 1.1502-6 or any similar provision of federal, state or foreign law.

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     (b)     Potomac has not executed an extension or waiver of any statute of limitations on the assessment or collection of any federal, state or local taxes due that is currently in effect.

     (c)     Potomac has not made any payment, is not obligated to make any payment and is not a party to any agreement or other arrangement that could obligate it to make any payment that would be disallowed as a deduction under Section 280G or 162(m) of the Code. There has not been an ownership change, as defined in Section 382(g) of the Code, of Potomac that occurred during or after any taxable period in which Potomac incurred an operating loss that carries over to any taxable period ending after the fiscal year of Potomac immediately preceding the date of this Agreement.

     (d)     Proper and accurate amounts have been withheld by Potomac and the Potomac Subsidiaries from their employees and others for all prior periods in compliance in all material respects with the tax withholding provisions of all applicable federal, state and locals laws and regulations. Proper due diligence steps have been taken by or on behalf of Potomac and the Potomac Subsidiaries in connection with back-up withholding. Federal, state and local returns have been filed for all periods for which returns were due by Potomac or any Potomac Subsidiary with respect to withholding, Social Security and unemployment taxes or charges due to any federal, state or local taxing authority. The amounts shown on such returns to be due and payable have been paid in full or adequate provision therefor have been included by Potomac in the Potomac Financial Statements.

3.19 Property and Assets.

     (a)     Potomac, the Potomac Subsidiaries other than Potomac Home Funding and, to the knowledge of Potomac, Potomac Home Funding, have good and marketable title to all assets and properties, real or personal, tangible or intangible, reflected in the Potomac Financial Statements and the Potomac Regulatory Filings, free and clear of all Encumbrances, except for (i) such items shown in such financial statements or in the notes thereto, (ii) liens for current real estate taxes not yet delinquent, (iii) customary title exceptions that have no material adverse effect upon the value of such property and (iv) property sold or transferred in the ordinary course of business since the date of such financial statements.

     (b)     All leases for the use of real or personal property under which Potomac, any Potomac Subsidiary other than Potomac Home Funding or, to the knowledge of Potomac, Potomac Home Funding, is the lessee are valid and binding and in full force and effect and none of Potomac, any Potomac Subsidiary other than Potomac Home Funding or, to the knowledge of Potomac, Potomac Home Funding, is in default under any such lease. Subject to the receipt of the consents set forth in Section 3.16 of the Potomac Disclosure Schedule, as of the Effective Time, Bank shall have the right to assume each lease or sublease pursuant to this Agreement and by operation of law. Except as set forth in Section 3.19 of the Potomac Disclosure Schedule, no consent of the lessor of any such lease is required for consummation of the Merger.

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     (c)     There has been no material physical loss, damage or destruction, whether or not covered by insurance, affecting the real or personal properties of Potomac, any Potomac Subsidiary other than Potomac Home Funding or, to the knowledge of Potomac, Potomac Home Funding, in each case since December 31, 2005. All property and assets material to their business and currently used by Potomac, each of the Potomac Subsidiaries other than Potomac Home Funding and, to the knowledge of Potomac, Potomac Home Funding, are, in all material respects, in good operating condition and repair, normal wear and tear excepted.

3.20 Employees.

(a) As of the date of this Agreement, Potomac employs 51 full-time employees and no part-time employees, the names, job titles and rates of compensation (including wages, salaries and bonuses, including anticipated or contingent bonuses, and deferred compensation) are listed in Section 3.20(a) of the Potomac Disclosure Schedule, and Potomac generally enjoys good employer-employee relationships with its employees. The names of the officers and directors of Potomac are listed in Section 3.20(a) of the Potomac Disclosure Schedule.

(b) Potomac is not currently, nor has it at any time in the prior six (6) years been, delinquent in payments to any of its employees or consultants for any wages, salaries, commissions, bonuses or other compensation for any services performed for Potomac or amounts required to be reimbursed to such employees or consultants.

(c) No collective bargaining agreement is in effect or is currently being negotiated by Potomac and Potomac is not bound by any collective bargaining agreement, nor is any labor union or similar organization organizing, or, to the knowledge of Potomac, intending to organize, any of Potomac’s employees.

(d) To the knowledge of Potomac, none of Potomac’s employment policies or practices are currently being audited or investigated by any federal or state agency or other Governmental Authority and no facts or circumstances exist which could reasonably be expected to result in any such audit or investigation. There are no charges, claims or demands from any current employees or former employees of Potomac regarding their employment or former employment, including, without limitation, claims or charges of employment discrimination, sexual harassment or unfair labor practices, nor are there any strikes, slowdowns, stoppages of work, or any other concerted interference with normal operations existing, pending or, to the knowledge of Potomac, threatened against or involving Potomac.

(e) Potomac has never implemented any “plant closing” or “mass layoff” of employees as those terms are defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local law or regulation, and no layoffs that would implicate such laws or regulations are currently contemplated by Potomac.

(f) To the knowledge of Potomac, no current or former employee or consultant of Potomac is in violation of any term of any employment contract, confidentiality or other proprietary information disclosure agreement or any other contract relating to the right of any such person to be employed by, or otherwise perform services for, Potomac and no facts or circumstances exist which could reasonably be expected to result in any such violation.

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(g) Potomac has complied in all material respects with all applicable laws, regulations and requirements respecting employment and employment practices, terms and conditions of employment, wages and hours and other laws, regulations and requirements related to employment.

(h) Neither the execution and delivery of this Agreement by Potomac, the performance by Potomac of its obligations hereunder, nor the consummation of the transactions contemplated hereby will (i) entitle any current or former employee, director or consultant of Potomac to severance pay, unemployment compensation or any payment contingent upon a change in control or ownership of Potomac, (ii) increase or enhance any benefits payable under any Employee Plan (as defined in Section 3.21(i)), or (iii) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such person.

(i) All “deferred compensation,” as that term is defined under Section 409A of the Code (and any regulations or other guidance issued by the IRS with respect to Section 409A of the Code), which is provided under any agreement (written or oral) entered into by Potomac on or before the Closing Date is grandfathered from, and not subject to, Section 409A of the Code.

(j) Each representation and warranty made by Potomac in this Section 3.20 shall be deemed to have been made by Potomac on its own behalf and on behalf of each Potomac Subsidiary; provided, however, that with respect to Potomac Home Funding, each such representation and warranty shall be limited to the knowledge of Potomac.

3.21 Employee Benefits.

(a) Section 3.21(a) of the Potomac Disclosure Schedule sets forth a list of every Employee Plan that has been maintained by Potomac or any ERISA Affiliate at any time during the six (6) year period ending on the Closing Date.

(b) Each Employee Plan that has ever been maintained by Potomac or any ERISA Affiliate, which has been intended to qualify under Section 401(a) of the Code, has received a favorable determination or approval letter from the IRS regarding its qualification under such Section and has, in fact, been qualified under Section 401(a) of the Code from the effective date of such Employee Plan through and including the Closing Date (or, if earlier, the date that all of such Employee Plan’s assets were distributed). No event or omission has occurred which would cause any Employee Plan that has ever been maintained by Potomac or any ERISA Affiliate to lose its qualification or otherwise fail to satisfy the relevant requirements to provide tax-favored benefits under the applicable Code Section (including, without limitation, Code Sections 105, 125, 401(a) and 501(c)(9)).

(c) Each Employee Plan that has been maintained by Potomac or any ERISA Affiliate at any time during the six (6) year period ending on the Closing Date has been maintained in material compliance with all applicable laws, regulations or any other requirements. With respect to each Employee Plan that has been maintained by Potomac or any ERISA Affiliate during the six (6) year period ending on the Closing Date, there has not been any (i) “prohibited transaction,” as defined in Section 406 of ERISA or Code Section 4975, or (ii) nondeductible contributions. No claim, demand, litigation or governmental administrative proceeding (or investigation, audit or inquiry) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the knowledge of Potomac, threatened with respect to any such Employee Plan. No partial termination (within the meaning of Section 411(d)(3) of the Code) has occurred with respect to any such Employee Plan.

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(d) All payments and/or contributions required to have been made (under the provisions of any agreements or other governing documents or applicable law) with respect to all Employee Plans maintained by Potomac or any ERISA Affiliate at any time during the six (6) year period ending on the Closing Date, for all periods prior to the Closing Date, have been timely made or, if not yet required to be paid or contributed, have been properly accrued (and all such unpaid but accrued amounts are described in Section 3.21(d) of the Potomac Disclosure Schedule).

(e) Neither Potomac nor any ERISA Affiliate (i) has ever maintained any Employee Plan which has been subject to title IV of ERISA or Code Section 412 or ERISA Section 302, (ii) has ever maintained any Multiemployer Plan, or (ii) has ever provided health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of title I of ERISA) or has ever promised to provide such post-termination benefits.

(f) With respect to each Employee Plan maintained by Potomac or any ERISA Affiliate at any time during the six (6) year period ending on the Closing Date, complete and correct copies of the following documents (if applicable to such Employee Plan) have previously been delivered to Bancorp: (i) all documents embodying or governing such Employee Plan, and any funding medium for the Employee Plan (including, without limitation, trust agreements) as they may have been amended to the date hereof; (ii) the most recent IRS determination or approval letter with respect to such Employee Plan under Code Section 401(a), and any applications for determination or approval subsequently filed with the IRS; (iii) the six (6) most recently filed IRS Forms 5500, with all applicable schedules and accountants’ opinions attached thereto; (iv) the six (6) most recent actuarial valuation reports completed with respect to such Employee Plan; (v) the summary plan description for such Employee Plan (or other descriptions of such Employee Plan provided to employees) and all modifications thereto; (vi) any insurance policy (including any fiduciary liability insurance policy or fidelity bond) related to such Employee Plan; (vii) any registration statement or other filing made pursuant to any federal or state securities law; and (viii) all correspondence to and from any state or federal agency within the last six (6) years with respect to such Employee Plan.

(g) Each Employee Plan currently maintained by Potomac or any ERISA Affiliate may be amended, terminated or otherwise modified by Potomac and/or the ERISA Affiliate that maintains such Employee Plan to the greatest extent permitted by applicable law, including the elimination of any and all future benefit accruals under any Employee Plan, and no employee communication or provision of any Employee Plan document has failed to effectively reserve the right of Potomac or the ERISA Affiliate to so amend, terminate or otherwise modify such Employee Plan. Each asset held under any Employee Plan currently maintained by Potomac or any ERISA Affiliate may be liquidated or terminated without the imposition of any market value adjustment, redemption fee, surrender charge or comparable liability.

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(h) No oral or written representation or communication with respect to any term or provision of any Employee Plan has been made by Potomac to any current or former employee of Potomac which is not in all material respects in accordance with the written or otherwise preexisting terms and provisions of such Employee Plan.

(i) For purposes of this Agreement:

(i) “Employee Plan” means all bonus, pension, profit sharing, deferred compensation, stock options, stock appreciation rights, stock purchases or other equity or incentive compensation, retirement, hospitalization, health benefits, medical or dental reimbursement, severance pay, vacation pay, disability, death benefits, insurance, fringe benefits, cafeteria plans, and all other similar plans, programs or arrangements providing benefits to any employee and/or non-employee director (including without limitation all “employee welfare benefit plans” within the meaning of Section 3(1) of ERISA, and all “employee pension benefit plans” within the meaning of Section 3(2) of ERISA). In the case of an Employee Plan funded through a trust described in Code Section 401(a), or any other funding vehicle, each reference to such Employee Program shall include a reference to such trust, organization or other vehicle.

(ii) An entity “maintains” an Employee Plan if such entity sponsors, contributes to, or provides benefits under or through such Employee Plan, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under or through such Employee Plan, or if such Employee Plan provides benefits to or otherwise covers employees of such entity (or their spouses, dependents or beneficiaries).

(iii) An entity is an “ERISA Affiliate” if that entity and Potomac would have ever been considered a single employer with Potomac under ERISA Section 4001 or Section 414 of the Code.

(iv) “Multiemployer Plan” means an employee pension or welfare benefit plan to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

3.22 Agreements and Instruments. Section 3.22 of the Potomac Disclosure Schedule sets forth, as of the date of this Agreement, a list of all of the following agreements (whether written or oral) and instruments (including a summary description of the material terms of any agreement not committed to writing):

(a) every agreement (other than this Agreement and agreements with respect to deposits received, loans originated or purchased, or Liquidity Investments) of Potomac, any Potomac Subsidiary other than Potomac Home Funding and, to the knowledge of Potomac, Potomac Home Funding, which is to be performed in whole or in part after the date of this Agreement and which (i) provides for aggregate future payments by or to Potomac or a Potomac Subsidiary of more than $50,000.00, (ii) provides for material obligations to be performed later than one year from the date of this Agreement, (iii) is an employment, consulting agreement or similar agreement, or (iv) was not entered into in the ordinary course of business;

(b) each instrument (other than letters of credit) to which Potomac, any Potomac Subsidiary other than Potomac Home Funding or, to the knowledge of Potomac, Potomac Home Funding, is a party pursuant to which it (i) has borrowed or is committed or entitled to borrow money (other than by receipt of a deposit), (ii) has, outside of the ordinary course of its business, loaned or committed to loan money, or (iii) has given or committed to give a guarantee of (or otherwise to incur primary or secondary liability in respect of) any obligation of any other party (other than by endorsement or certification of checks in the ordinary course of business);

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(c) all agreements of Potomac, any Potomac Subsidiary other than Potomac Home Funding and, to the knowledge of Potomac, Potomac Home Funding, for the grant of any preferential rights to another party, or which require the consent of any third party (including, without limitation, the parties listed in Sections 3.16 or 3.19 of the Potomac Disclosure Schedule) to the transfer or assignment of any assets, properties or rights of Potomac or a Potomac Subsidiary to secure the benefits thereof to any successor;

(d) all agreements for the sale of property held or acquired by Potomac, any Potomac Subsidiary other than Potomac Home Funding or, to the knowledge of Potomac, Potomac Home Funding, as a result of security interests in connection with loans having an unpaid principal amount exceeding $100,000.00;

(e) instruments or agreements for any and all loans contractually delinquent for more than 30 days;

(f) all agreements for loans or the provision, purchase or sale of goods, services or property between Potomac, any Potomac Subsidiary other than Potomac Home Funding or, to the knowledge of Potomac, Potomac Home Funding, on the one hand and any director or officer of Potomac or any Potomac Subsidiary or any member of the immediate family or Affiliate of any of the foregoing on the other hand;

(g) all agreements with or concerning any labor or employee organization to which Potomac, any Potomac Subsidiary other than Potomac Home Funding or, to the knowledge of Potomac, Potomac Home Funding is a party;

(h) all agreements between Potomac, any Potomac Subsidiary other than Potomac Home Funding or, to the knowledge of Potomac, Potomac Home Funding, and any five percent (5%) or more shareholder of Potomac;

(i) any and all proposed, threatened, temporary, or final agreements, orders, directives, memorandums, resolutions, or evidence of formal or informal agency action of which Potomac is aware (x) between Potomac, any Potomac Subsidiary other than Potomac Home Funding or, to the knowledge of Potomac, Potomac Home Funding, or any officer or director of Potomac or any Potomac Subsidiary on the one hand and any Governmental Authority on the other hand, or (y) issued, delivered, or described by any such Governmental Authority to Potomac, any Potomac Subsidiary other than Potomac Home Funding or, to the knowledge of Potomac, Potomac Home Funding, or any officer or director of Potomac or any Potomac Subsidiary; and

(j) any and all agreements, commitments or arrangements between Potomac or any Potomac Subsidiary, on the one hand, and Potomac Home Funding, on the other hand.

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3.23 Environmental Matters. (a) Each of Potomac, each Potomac Subsidiary other than Potomac Home Funding and, to the knowledge of Potomac, Potomac Home Funding, and all real property currently or formerly owned by Potomac, any Potomac Subsidiary other than Potomac Home Funding or, to the knowledge of Potomac, Potomac Home Funding, and, to the knowledge of Potomac, each of the Participation Facilities and the Loan Properties (each as hereinafter defined) and all real property leased by Potomac, any Potomac Subsidiary other than Potomac Home Funding or, to the knowledge of Potomac, Potomac Home Funding, are in material compliance with all applicable federal, state and local laws, including common law, regulations and ordinances, and with all applicable decrees, orders and contractual obligations relating to pollution or the discharge of, or exposure to, Hazardous Materials (as hereinafter defined) in the environment or workplace (“Environmental Laws”);

(b) There is no suit, claim, action or proceeding pending or, to the knowledge of Potomac, threatened, before any Governmental Authority or other forum in which Potomac, any of the Potomac Subsidiaries other than Potomac Home Funding or, to the knowledge of Potomac, Potomac Home Funding, or, to the knowledge of Potomac, any Participation Facility or any Loan Property, has received or, with respect to threatened proceedings, may receive notice of any kind concerning (x) alleged noncompliance (including by any predecessor) with any Environmental Laws, or (y) relating to the release, threatened release or exposure to any Hazardous Material whether or not occurring at or on a site currently or formerly owned, leased or operated by Potomac, any of the Potomac Subsidiaries other than Potomac Home Funding or, to the knowledge of Potomac, Potomac Home Funding, any Participation Facility or any Loan Property; and

(c) During the period of (x) Potomac’s or any Potomac Subsidiaries’ ownership or operation of any of their respective current or former properties, (y) Potomac’s or any of the Potomac Subsidiaries’ participation in the management of any Participation Facility, or (z) Potomac’s or any of the Potomac Subsidiaries’ interest in a Loan Property, there has not been, to the knowledge of Potomac, any release of Hazardous Materials in, on, under or affecting any such property and, to the knowledge of Potomac, no facts or circumstances exist which could reasonably be expected to result in any such release. To the knowledge of Potomac, prior to the period of (i) Potomac’s or any of the Potomac Subsidiaries’ ownership or operation of any of their respective current or former properties, (ii) Potomac or any of the Potomac Subsidiaries’ participation in the management of any Participation Facility, or (iii) Potomac’s or any of the Potomac Subsidiaries’ interest in a Loan Property, there was no release of Hazardous Materials in, on, under or affecting any such property, Participation Facility or Loan Property. As the representations and warranties in this Section 3.23(c) apply to Potomac Home Funding, such representations and warranties shall be limited to the knowledge of Potomac.

(d) None of Potomac, any Potomac Subsidiary other than Potomac Home Funding or, to the knowledge of Potomac, Potomac Home Funding, has at any time assumed the liability of any other Person under Environmental Laws by or in connection with any contract or agreement or by other means.

(e) Potomac, each Potomac Subsidiary other than Potomac Home Funding and, to the extent known by Potomac, Potomac Home Funding has provided Bancorp with a complete and correct list of all real property either party has at any time owned, leased, operated or controlled and have provided to Bancorp true, complete and correct copies of results of all reports, investigations, audits, and inspections, together with supporting studies, analyses and tests pertaining to all matters covered by this Section 3.23.

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(f) “Hazardous Materials” means any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum or other regulated substances or materials; “Loan Property” means any property in which Potomac or any Potomac Subsidiary holds a security interest, and, where required by the context, said term means the owner or operator of such property; and “Participation Facility” means any facility in which Potomac or any Potomac Subsidiary participates or has participated in the management and, where required by the context, said term means the owner or operator of such property.

3.24 Brokers: Certain Fees. Neither Potomac, nor any of its Affiliates or any of their respective officers, directors, or employees, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commission, or finder’s fees in connection with the Agreement, the Merger, or any of the transactions contemplated herein or therein, except that Potomac has retained Danielson Capital, LLC (“Danielson”) to perform various investment banking and financial advisory services in connection with the Merger. Section 3.24 of the Potomac Disclosure Schedule contains a copy of all written agreements, and a statement of all oral agreements, between Potomac or its Affiliates, on the one hand, and Danielson, on the other hand, and any amendments thereto.

3.25 Real Estate.

(a) Section 3.25(a) of the Potomac Disclosure Schedule identifies each parcel of real estate or interest therein owned, leased or subleased by Potomac, any Potomac Subsidiary other than Potomac Home Funding or, to the knowledge of Potomac, Potomac Home Funding, or in which Potomac, any Potomac Subsidiary other than Potomac Home Funding or, to the knowledge of Potomac, Potomac Home Funding has any ownership or leasehold interest.

(b) Section 3.25(b) of the Potomac Disclosure Schedule lists or otherwise describes each and every written or oral lease or sublease, together with the current name, address and telephone number of the landlord or sublandlord and the landlord’s property manager (if any), under which Potomac, any Potomac Subsidiary other than Potomac Home Funding or, to the knowledge of Potomac, Potomac Home Funding is the lessee of any real property and which relates in any manner to the operation of the business of Potomac, any Potomac Subsidiary other than Potomac Home Funding or, to the knowledge of Potomac, Potomac Home Funding.

(c) Potomac has not violated, and is not currently in violation in any material respect of, any law, regulation or ordinance relating to the ownership or use of the real estate and real estate interests described in Section 3.25(a) and Section 3.25(b) of the Potomac Disclosure Schedule.

(d) As to each parcel of real property owned or used by Potomac, any Potomac Subsidiary other than Potomac Home Funding or, to the knowledge of Potomac, Potomac Home Funding, none of Potomac, any Potomac Subsidiary other than Potomac Home Funding, or, to the knowledge of Potomac, Potomac Home Funding, has received notice of any pending or, to the knowledge of Potomac, threatened condemnation proceedings, litigation proceedings or mechanic’s or materialmen’s liens.

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3.26 Intellectual Property. Potomac, each Potomac Subsidiary other than Potomac Home Funding and, to the knowledge of Potomac, Potomac Home Funding, owns, is licensed or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications, and proprietary information or materials that are used in the business of Potomac, the Potomac Subsidiaries other than Potomac Home Funding and, to the knowledge of Potomac, Potomac Home Funding, in each case as currently conducted (the “Potomac Intellectual Property Rights”), and the Potomac Intellectual Property Rights are valid and subsisting in all material respects. Potomac is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any material licenses, sublicenses and other agreements as to which Potomac is a party and pursuant to which Potomac is authorized to use any third-party patents, trademarks, service marks, and copyrights (“Third-Party Intellectual Property Rights”). No claims with respect to (A) the Potomac Intellectual Property Rights, (B) any material trade secret owned by Potomac, any Potomac Subsidiary other than Potomac Home Funding or, to the knowledge of Potomac, Potomac Home Funding, or (C) to the knowledge of Potomac, Third-Party Intellectual Property Rights licensed to Potomac, any Potomac Subsidiary other than Potomac Home Funding or, to the knowledge of Potomac, Potomac Home Funding, are currently pending or are threatened in writing by any Person. To the knowledge of Potomac, there are no valid grounds for any bona fide claims (i) to the effect that the sale or licensing of any product as now sold or licensed by Potomac, any Potomac Subsidiary other than Potomac Home Funding or, to the knowledge of Potomac, Potomac Home Funding, infringes on any copyright, patent, trademark, service mark or trade secret of any other Person, (ii) against the use by Potomac, any Potomac Subsidiary other than Potomac Home Funding or, to the knowledge of Potomac, Potomac Home Funding of any patent, trademark, service mark, trade secret, copyrights, technology, know-how or computer software programs and applications used in the business of Potomac, any Potomac Subsidiary other than Potomac Home Funding or, to the knowledge of Potomac, Potomac Home Funding, in each case as currently conducted, (iii) challenging the ownership or validity of any Potomac Intellectual Property Rights or other material trade secrets owned by Potomac, or (iv) challenging the license or right to use any Third-Party Intellectual Property Rights by Potomac, any Potomac Subsidiary other than Potomac Home Funding or, to the knowledge of Potomac, Potomac Home Funding. To the knowledge of Potomac, there is no unauthorized use, infringement or misappropriation of any of the Potomac Intellectual Property Rights by any Person, including any employee or former employee of Potomac or any Potomac Subsidiary.

3.27 Insurance. Potomac is presently insured as set forth in Section 3.27 of the Potomac Disclosure Schedule, with reputable insurers against such risks and in such amounts as its management reasonably has determined to be prudent in accordance with industry practices. All of the insurance policies, binders, or bonds maintained by Potomac are in full force and effect and none of Potomac, any Potomac Subsidiary other than Potomac Home Funding or, to the knowledge of Potomac, Potomac Home Funding, is in default thereunder. The deposit accounts of Potomac are insured by the FDIC in accordance with the FDIA and Potomac has paid all regular premiums and special assessments and filed all reports required by the FDIA.

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3.28 Deposits. None of the deposits of Potomac are “brokered” deposits as such term is defined in the Rules and Regulations of the FDIC or are subject to any Encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business), and no portion of such deposits represents a deposit of any Affiliate of Potomac.

3.29 Antitakeover Statutes; Rights Plans; Termination of Exchange Offer.

(a) Potomac has taken all action necessary to exempt the Merger, this Agreement and the transactions contemplated hereby from Sections 13.1-725.1, 13.1-726 and 13.1-728.2 of the Code of Virginia, and, accordingly, neither such Sections nor any other antitakeover or similar statute or regulation applies or purports to apply to any such transactions. No other “control share acquisition,” “fair price,” “moratorium,” or other antitakeover laws enacted under U.S. state or federal laws apply to the Merger, this Agreement or the transactions contemplated hereby.

(b) No shareholder rights plan is, or at the Effective Time will be, applicable to the Merger, this Agreement, or the transactions contemplated hereby.

(c) Potomac’s Board of Directors has terminated the Agreement and Plan of Share Exchange dated as of February 15, 2006 and, as a result of such termination, Potomac has no obligations thereunder and no shareholder of Potomac has any rights thereunder.

3.30 Accounting Controls. Potomac has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances that: (i) all material transactions are executed in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of Potomac, (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles consistently applied with respect to institutions such as Potomac or any other criteria applicable to such financial statements, and to maintain proper accountability for items therein, (iii) access to the material properties and assets of Potomac is permitted only with general or specific authorization of the Board of Directors and the duly executed officers of Potomac, and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences. Potomac is not subject to the Sarbanes-Oxley Act, as amended, and nothing contained in this Section 3.30 shall be construed as a representation that the internal accounting controls of Potomac are, or would be, in compliance in all respects with those required by the Sarbanes-Oxley Act of 2002, as amended.

3.31 Registration Obligations. Potomac is not under any obligation, contingent or otherwise, to register any of its securities or file reports under the 1933 Act, the 1934 Act or any state securities laws.

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3.32 Fairness Opinion. Prior to the execution of this Agreement, Potomac has received an opinion from Danielson to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair to the shareholders of Potomac from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement

3.33 Tax Treatment. Neither Potomac nor any Affiliate of Potomac has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

3.34 Regulatory Matters. None of Potomac, any Potomac Subsidiary other than Potomac Home Funding or, to the knowledge of Potomac, Potomac Home Funding is a party or subject to any order, decree, written agreement, memorandum of understanding or similar arrangement with, or a commitment letter, supervisory letter or similar submission or application to, or extraordinary supervisory letter from, any Governmental Authority and none of Potomac, any Potomac Subsidiary other than Potomac Home Funding or, to the knowledge of Potomac, Potomac Home Funding, has been advised by any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, written agreement, memorandum of understanding, commitment letter, supervisory letter or similar arrangement or submission or application.

3.35 Community Reinvestment Act. Potomac has (a) complied in all material respects with the provisions of the Community Reinvestment Act (the “CRA”) and the rules and regulations thereunder, (b) a CRA rating of not less than “satisfactory,” (d) received no material criticism from regulators with respect to discriminatory lending practices, and (d) no knowledge of any conditions or circumstances that are likely to result in a CRA rating of less than “satisfactory” or material criticism from regulators with respect to discriminatory lending practices.

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BANCORP

     Bancorp represents and warrants that, except as disclosed in the Disclosure Schedule delivered by Bancorp to Potomac concurrently with the execution of this Agreement (the “Bancorp Disclosure Schedule”):

4.1 Organization; Good Standing; Authority; Insurance; Etc. Bancorp is a corporation duly organized, validly existing, and in good standing under the laws of the State of Maryland. Each of the “subsidiaries” of Bancorp within the meaning of Section 3(w) of the FDIA (individually a “Bancorp Subsidiary” and collectively the “Bancorp Subsidiaries”) is duly organized, validly existing, and in good standing under the laws of the respective jurisdiction under which it is organized. Bancorp and each Bancorp Subsidiary has all requisite power and authority and is duly qualified and licensed to own, lease and operate its properties and conduct its business as it is now being conducted in all material respects. Bancorp and each Bancorp Subsidiary is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which qualification is necessary under applicable law, except to the extent that any failures to so qualify would not, in the aggregate, have a material adverse effect on the business, financial condition or results of operations of Bancorp and the Bancorp Subsidiaries, taken as a whole. The Bank is a member in good standing of the Federal Reserve Bank of Richmond, the Federal Home Loan Bank of Atlanta, and the DIF, and all eligible accounts issued by the Bank are insured by the DIF.

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4.2 Capitalization. The authorized capital stock of Bancorp consists of 50,000,000 shares of capital stock, par value $1.00 per share, of which 14,810,474 shares of Bancorp Common Stock were issued and outstanding as of the date of this Agreement. Authorized but unissued capital stock of Bancorp may be designated as preferred stock. No shares of capital stock of Bancorp have been designated as preferred stock and no shares of preferred stock of Bancorp were outstanding as of the date of this Agreement. All outstanding shares of Bancorp Common Stock are duly authorized, validly issued, fully paid and non-assessable. All outstanding shares of Bancorp Common Stock were issued in compliance with all applicable federal and state securities laws and were not issued in violation of any preemptive right or similar right or any right of first refusal or similar right. Bancorp’s equity compensation plans authorize the issuance of up to an aggregate of 2,460,986 shares of Bancorp Common Stock. Options or other rights to purchase an aggregate of 897,681 shares of Bancorp Common Stock are outstanding under Bancorp’s equity compensation plans. Except for obligations under Bancorp’s equity compensation plans, Bancorp’s Dividend Reinvestment Plan and except as disclosed in the Bancorp SEC Reports (as defined below), there are no options, convertible securities, warrants, or other rights (preemptive or otherwise) to purchase or acquire any of Bancorp’s capital stock from Bancorp and no contracts to which Bancorp or any of its Affiliates are subject with respect to the issuance, voting or sale of issued or un-issued shares of Bancorp’s capital stock.

4.3 Ownership of Subsidiaries. All the outstanding shares of the capital stock of the Bancorp Subsidiaries are validly issued, fully paid, non-assessable and owned beneficially and of record by Bancorp or a Bancorp Subsidiary free and clear of any Encumbrance.

4.4 Bancorp SEC Reports and Matters. (a) Bancorp has made available to Potomac (i) its annual reports on Form 10-K for its fiscal years ended December 31, 2004 and 2005, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended March 31, 2006 and June 30, 2006, (iii) its proxy or information statements relating to meetings or actions taken without a meeting by Bancorp’s shareholders held since December 31, 2004, and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 2004 (collectively, the “Bancorp SEC Reports”). As of its filing date, each Bancorp SEC Report, in each case as amended or supplemented, as applicable, complied in all material respects with the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

          (b)     Each Bancorp SEC Report that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

          (c)     Bancorp has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the 1934 Act). Such disclosure controls and procedures are designed to ensure that material information relating to Bancorp, including its consolidated subsidiaries, is made known to Bancorp’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Bancorp’s principal executive officer and principal financial officer to material information to be included in the Bancorp SEC Reports under the 1934 Act.

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          (d)      Bancorp has established and maintained a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the 1934 Act). Such internal control over financial reporting is sufficient to provide reasonable assurance regarding the reliability of Bancorp’s financial statements for external purposes in accordance with generally accepted accounting principles.

          (e)      Bancorp has not since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act. All outstanding extensions of credit, if any, were at the time they were made and continue to be permitted and in compliance with the provisions of Regulation O, 12 C.F.R. Part 215.

4.5 Bancorp Regulatory Filings. Bancorp and the Bancorp Subsidiaries have filed all documents required to be filed by them with the SEC, the Federal Reserve, the FDIC, the banking authorities of the State of Maryland or other applicable banking and state securities authorities under applicable securities and financial institution laws and regulations (together, the “Bancorp Regulatory Filings”), except to the extent that any such failure to so file, would not have a material adverse effect on the business, financial condition or results of operations of Bancorp and the Bancorp Subsidiaries, taken as a whole; and all such Bancorp Regulatory Filings, as finally amended, complied in all material respects as to form with applicable requirements and, as of their respective dates, as amended, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent stated therein, all financial statements and schedules included in the Bancorp Regulatory Filings were prepared in accordance with generally accepted accounting principles or such other regulatory accounting requirements as were applicable thereto (except for the omission of notes to un-audited statements and year end adjustments to interim results), applied on a consistent basis with all prior periods and fairly presented the financial position and results of operations of Bancorp for the periods therein set forth.

4.6 Bancorp Financial Statements. Bancorp has previously made available to Potomac copies of the audited consolidated financial statements of Bancorp as of and for the years ended December 31, 2005 and December 31, 2004 and unaudited financial statements of Potomac for the quarters ended March 31, 2006 and June 30, 2006 (such financial statements, the “Bancorp Financial Statements”). The Bancorp Financial Statements (including the related notes, where applicable) have been prepared in accordance with generally accepted accounting principles, which principles have been consistently applied during the periods involved, except as otherwise noted therein, and the books and records of Bancorp have been and are being maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions. The Bancorp Financial Statements fairly present in all material respects the financial position of Bancorp as of the respective dates thereof and fairly present in all material respects the results of operations of Bancorp for the respective periods set forth therein. Bank has maintained allowances for possible loan losses at a level adequate to absorb reasonably anticipated loan losses, in accordance with generally accepted accounting principles and applicable regulatory requirements.

4.7 Undisclosed Liabilities. Except as set forth in the Bancorp SEC Reports, since December 31, 2005, Bancorp has not incurred any obligation or liability (contingent or otherwise) that has or might reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, operations, earnings, assets or financial condition of Bancorp and the Bancorp Subsidiaries, taken as a whole, except obligations and liabilities which are accrued or reserved against in the Bancorp Financial Statements, or reflected in the notes thereto. Since December 31, 2005, Bancorp has not incurred or paid any obligation or liability material to the business, operations, earnings, assets or financial condition of Bancorp and the Bancorp Subsidiaries, taken as a whole, except as may have been incurred or paid in the ordinary course of business, consistent with past practices.

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4.8 Absence of Changes. Since December 31, 2005, there has been no material adverse change in the business, financial condition or results of operations of Bancorp and the Bancorp Subsidiaries, taken as a whole, except as disclosed in the Bancorp SEC Reports. Except as set forth in the Bancorp SEC Reports, since December 31, 2005, Bancorp has not (a) declared, set aside or paid any dividend or other distribution with respect to any shares of capital stock of Bancorp other than Bancorp’s quarterly dividends, (b) repurchased, redeemed or otherwise acquired any outstanding shares of capital stock or other securities of, or other ownership interests of, Bancorp, or (c) changed any material method of accounting or accounting practice, except for any such change required by reason of a concurrent change in generally accepted accounting principles or Regulation S-X under the 1934 Act.

4.9 Prospectus/Proxy Statement. At the time the Registration Statement becomes effective and at the time the Prospectus/Proxy Statement is mailed to the shareholders of Potomac for the solicitation of proxies for the approval referred to in Section 2.5 hereof and at all times subsequent to such mailings up to and including the times of such approvals, such Registration Statement and Prospectus/Proxy Statement (including any amendments or supplements thereto), with respect to all information set forth therein relating to Bancorp, Bancorp’s shareholders, the Bancorp Common Stock, this Agreement, the Merger and all other transactions contemplated hereby that has been furnished in writing by Bancorp expressly for inclusion therein, will:

(a) comply in all material respects with applicable provisions of the 1933 Act, the 1934 Act, and the rules and regulations under such Acts; and

(b) not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading, or necessary to correct any statement in an earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading.

4.10 Litigation and Other Proceedings. Except as set forth in the Bancorp SEC Reports, neither Bancorp nor any Bancorp Subsidiary is a defendant in, nor is any of its property subject to, any pending, or, to the knowledge of Bancorp, threatened, material claim, action, suit, investigation or proceeding, or subject to any judicial order, judgment or decree.

4.11 Compliance With Law. Bancorp and the Bancorp Subsidiaries are in material compliance with all laws and regulations applicable to their respective operations or with respect to which compliance is a condition of engaging in their respective businesses as currently conducted, and Bancorp has not received notice of material violation of, and does not know of any material violations of any such law or regulation or any fact which could reasonably be expected to result in a material violation by Bancorp or a Bancorp Subsidiary of any such law or regulation.

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4.12 Corporate Authority. Bancorp and Bank each has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Board of Directors of Bancorp has duly and validly approved this Agreement and the transactions contemplated hereby and has authorized the execution and delivery of this Agreement. Except for the approval of Bancorp, in its capacity as the sole shareholder of Bank (which approval shall be delivered immediately after Bancorp’s execution and delivery of this Agreement), no other corporate proceeding on the part of Bancorp is necessary to consummate the transactions contemplated by this Agreement. This Agreement (assuming due authorization, execution and delivery by Potomac), constitutes a valid and binding obligation of Bancorp and Bank, and will be enforceable against Bancorp and Bank in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, receivership or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any such proceeding may be brought.

4.13 Governmental Authority. Other than the Required Filings and Approvals, the execution, delivery and performance by Bancorp of this Agreement and the consummation by Bancorp and Bank of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority.

4.14 Non-Contravention. Neither the execution and delivery of this Agreement by Bancorp and Bank nor the consummation by Bancorp and Bank of the transactions contemplated hereby, nor compliance by Bancorp and Bank with any of the terms or provisions hereof, will (i) violate any provision of Articles of Incorporation or Bylaws of Bancorp or Bank, in each case as amended to date, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Bancorp or any Bancorp Subsidiary or any of their respective properties or assets, or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the creation of any lien, security interest, charge or other Encumbrance upon any of the respective properties or assets of Bancorp or any Bancorp Subsidiary under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which Bancorp or any Bancorp Subsidiary is a party, or by which Bancorp or any Bancorp Subsidiary or any of their respective properties or assets may be bound or affected, except, in the case of clauses (ii) and (iii), as would not constitute a material adverse effect on the business, operations, earnings, assets or financial condition of Bancorp and the Bancorp Subsidiaries, taken as a whole.

4.15 Required Consents. Except for (i) the approval of Bancorp as the sole shareholder of Bank (which shall be delivered by Bancorp immediately after the execution and delivery of this Agreement), (ii) the Required Filings and Approvals and (iii) as set forth in Section 4.15 of the Bancorp Disclosure Schedule, no consents or approvals of any Person are necessary in connection with the execution and delivery by Bancorp of this Agreement, the consummation of the Merger and the consummation of the other transactions contemplated hereby.

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4.16 Information Furnished. No statement contained in any schedule, certificate or other document furnished or to be furnished in writing by or on behalf of Bancorp to Potomac pursuant to this Agreement contains or will contain any untrue statement of a material fact or omit to state a fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No information material to the Merger or other the transactions contemplated hereby and which is necessary to make the representations and warranties not misleading has been withheld from Potomac.

4.17 Brokers: Certain Fees. Neither Bancorp nor the Bank, nor any of their respective officers, directors, or employees, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commission, or finder’s fees in connection with this Agreement, the Merger or any of the transactions contemplated herein or therein, except that Bancorp has retained Robert W. Baird & Co. Incorporated to perform various investment banking advisory services in connection with the Merger.

4.18 Tax Treatment. Neither Bancorp nor any Affiliate of Bancorp has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

4.19 Regulatory Matters. Except as disclosed in the Bancorp SEC Reports, neither Bancorp nor any Bancorp Subsidiary is a party or subject to any order, decree, written agreement, memorandum of understanding or similar arrangement with, or a commitment letter, supervisory letter or similar submission or application to, or extraordinary supervisory letter from, any Governmental Authority and neither Bancorp nor any Bancorp Subsidiary has been advised by any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, written agreement, memorandum of understanding, commitment letter, supervisory letter or similar arrangement or submission or application.

4.20 Financing; Reservation of Shares. Bancorp has available at hand, or will have at Closing, sufficient cash and cash equivalents to pay the Total Cash Consideration pursuant to Article II of this Agreement. Bancorp has reserved a sufficient number of shares of Bancorp Common Stock in order to fulfill its obligations hereunder.

ARTICLE V COVENANTS

5.1 Investigations: Access and Copies. Between the date of this Agreement and the Effective Time, Potomac agrees to give to Bancorp and its representatives and agents full access to all of the premises, books, records and employees of it and its subsidiaries at all reasonable times, and to furnish promptly to Bancorp and its agents or representatives access to and true and complete copies of such financial and operating data, all documents with respect to matters to which reference is made in Article II or III of this Agreement or on any list, schedule or certificate delivered or to be delivered in connection herewith, and such other documents, records, or information with respect to the business and properties of Potomac or any Potomac Subsidiary as Bancorp or its agents or representatives shall from time to time reasonably request (including, without limitation, copies of monthly financial reports, other reports furnished to the Board of Directors of Potomac and committees thereof, and minutes of meetings of the Board of Directors of Potomac and committees thereof); provided, however, that any such inspection (a) shall be conducted in such manner as not to interfere unreasonably with the operation of the business of Potomac and (b) shall not affect any of the representations and warranties hereunder. Potomac will give prompt written notice to Bancorp of any event or development (x) which, had it existed or been known on the date of this Agreement, would have been required to be disclosed under this Agreement, (y) which would cause any of its representations and warranties contained herein to be inaccurate or otherwise materially misleading, or (z) which materially relate to the satisfaction of the conditions set forth in Article VI of this Agreement.

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5.2 Conduct of Business of Potomac.

(a) During the period from the date of this Agreement until the Effective Time, and subject to Section 5.3 hereof, Potomac shall, and shall cause each Potomac Subsidiary to (i) conduct its business in the usual, regular and ordinary course of business consistent with past practice and prudent banking principles, (ii) use its best reasonable efforts to maintain and preserve intact its business organization, employees, goodwill with customers and advantageous business relationships and retain the services of its officers and key employees, (iii) maintain its books and records in accordance with past practices, except as required by law or regulations or generally accepted accounting principles, and shall properly pay or accrue all expenses incurred by them in connection with this Agreement or the Merger, and (iv) except as required by law or regulation, take no action which would adversely affect or delay the ability of Potomac or Bancorp to obtain any consent from any Governmental Authority or other approvals required for the consummation of the transactions contemplated hereby or to perform its covenants and agreements under this Agreement.

(b) During the period from the date of this Agreement to the Effective Time, except as required by law or regulation, neither Potomac nor any Potomac Subsidiary shall, without the prior written consent of Bancorp:

(i) change, delete or add any provision of or add to the Articles of Incorporation or Bylaws of Potomac or any Potomac Subsidiary;

(ii) except for the issuance of shares of Potomac Common Stock pursuant to the exercise of outstanding Potomac Options, change the number of shares of the authorized, issued or outstanding capital stock of Potomac, including any issuance, purchase, redemption, split, combination or reclassification thereof, or issue or grant any option, warrant, call, commitment, subscription, right or agreement to purchase relating to the authorized or issued capital stock of Potomac;

(iii) declare, set aside or pay any dividend or make any other distribution with respect to the outstanding capital stock of Potomac or reacquire any of Potomac’s outstanding shares;

(iv) incur any material liabilities or material obligations (other than deposit liabilities, short-term borrowings and otherwise in the ordinary course of business consistent with past practices), whether directly or by way of guaranty, including any obligation for borrowed money, or whether evidenced by any note, bond, debenture, or similar instrument;

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(v) make any capital expenditure individually in excess of $50,000 other than (A) expenditures necessary to maintain existing assets in good repair and (B) expenditures in connection with the construction, equipping and outfitting of the Lansdowne branch currently under development substantially in accordance with the existing plans, specifications and budget of such project which have been made available to Bancorp;

(vi) sell, transfer, convey or otherwise dispose of any significant assets or any interest therein, other than sales of securities, loan participations and/or mortgage loans originated for the purpose of sale in the ordinary course of business consistent with past practice;

(vii) except as otherwise expressly permitted by this Agreement, pay any bonuses to any employee, officer, director or other Person or authorize any severance pay or other benefit for any employee, officer, director or other Person;

(viii) enter into any new, or amend in any respect any existing employment, consulting, non-competition or independent contractor agreement with any Person or alter the terms of any existing incentive bonus or commission plan, provided, however, that nothing contained herein shall prohibit Potomac from hiring personnel at or below an annual compensation rate of $100,00 to satisfy its staffing needs in the ordinary course of business;

(ix) adopt any new or amend in any material respect any existing Employee Plan or grant any general increase in compensation to its employees as a class or to its officers or employees except for ordinary salary increases of not more than five percent (5%) of the previous year’s base salary per individual, and following not less than three (3) business days prior notice to Bancorp;

(x) grant any increase in fees or other compensation or in other benefits to any directors; provided, however, that Potomac may pay retainers and meeting fees to its directors for 2006 and 2007 in cash in lieu of the payment of such fees in shares of Potomac Common Stock;

(xi) enter into or extend any agreement, lease or license relating to real property, personal property, data processing or bankcard functions relating to Potomac or any Potomac Subsidiary that involves an aggregate of $25,000 or more;

(xii) acquire or agree to acquire the assets or equity securities of any Person or acquire direct or indirect control of any Person other than in connection with foreclosures in the ordinary course of business; provided, however, that Potomac shall consult with Bancorp with respect to any such foreclosures;

(xiii) originate, purchase, extend or grant any loan other than in accordance with Potomac’s lending policies in effect as of the date hereof, consistent with past practice, provided, however, that (A) Potomac shall provide to Bank a copy of the books and records of Potomac’s Loan Committee with respect to any loan to any party with an aggregate loan relationship of $1,000,000 or more, (B) Potomac shall provide to Bank a copy of the minutes of all meetings of Potomac’s Loan Committee and (C) Bank shall be entitled to have an observer present at all meetings of Potomac’s Loan Committee;

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(xiv) file any applications or make any contract with respect to branching by Potomac (whether de novo, purchase, sale or relocation) or acquire or construct, or enter into any agreement to acquire or construct, any interest in real property, except for ongoing acquisition or construction projects consistent with the plans, specifications and budgets thereof which Potomac has made available to Bancorp;

(xv) form any new subsidiary;

(xvi) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with Potomac’s past practices;

(xvii) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied;

(xviii) purchase or sell or otherwise acquire any derivative or other investment securities, except for Liquidity Investments and purchases of investment securities in accordance with Potomac’s investment policy as in effect as of the date hereof which has been made available to Bancorp; or

(xix) commence any cause of action or proceeding other than in accordance with past practice or settle any action, claim, arbitration, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry or other proceeding against Potomac for material money damages or restrictions upon any of their operations.

The limitations contained in this Section 5.2(b) shall also be deemed to constitute limitations as to the making of any commitment with respect to any of the matters set forth in this Section 5.2(b). Notwithstanding the above, Potomac may (i) make regular contributions to the Potomac 401(k) plan consistent with past practice in terms of percentage match of employee contributions and (ii) may pay cash bonuses to officers and employees, provided that the aggregate of the cash bonuses paid by Potomac for 2006 shall not exceed the amounts accrued on a monthly basis during 2006 for the cash bonus pool, which such monthly accruals shall not exceed the sum of (x) nine percent (9%) of the pre-tax monthly income of Potomac plus (y) the amount of FICA tax payable by Potomac and the recipient in respect of such amount (assuming the entire bonus pool were distributed).

5.3 Takeover Proposals as to Potomac.

(a) Potomac shall not, and shall not authorize any officer, director, employee, investment banker, financial consultant, attorney, accountant or other representative of Potomac, to, directly or indirectly, initiate contact with any Person (other than Bancorp and its Affiliates) (a “Third Party”), in an effort to solicit, initiate or encourage or take any other action to facilitate or encourage any Takeover Proposal (as such term is defined below). Without limiting the generality of the foregoing, Potomac shall not, and shall not authorize any officer, director, employee, investment banker, financial consultant, attorney, accountant or other representative of Potomac to, directly or indirectly (A) cooperate with, or furnish or cause to be furnished any non-public information concerning the business, properties or assets of Potomac or any Potomac Subsidiary to any Third Party in connection with any Takeover Proposal; (B) negotiate any Takeover Proposal with any Third Party; or (C) enter into any agreement, letter of intent or agreement in principle as to any Takeover Proposal. As used in this Agreement with respect to Potomac, “Takeover Proposal” shall mean any offer, proposal, or indication of interest other than as contemplated by this Agreement, for a merger or other business combination involving Potomac or any Potomac Subsidiary (including, without limitation any joint venture involving Potomac, any Potomac Subsidiary or any of their respective assets) or for the acquisition of a substantial equity interest in Potomac or any Potomac Subsidiary, or for the acquisition of a substantial portion of the assets of Potomac or any Potomac Subsidiary, by any Third Party. Potomac shall, and shall cause each Potomac Subsidiary and the advisors, employees and other agents of Potomac and each Potomac Subsidiary to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Takeover Proposal and shall use its best efforts to cause any such Third Party (or its agents and advisors) in possession of confidential information about Potomac or any Potomac Subsidiary that was furnished by or on behalf of Potomac or any Potomac Subsidiary to return or destroy all such information.

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(b) Notwithstanding the provisions of Section 5.3(a), the Board of Directors of Potomac, directly or through advisors, agents or other intermediaries, may (i) engage in negotiations with any Third Party that has made an unsolicited bona fide Takeover Proposal that the Board of Directors of Potomac reasonably believes will lead to a Superior Proposal, (ii) furnish to such Third Party non-public information relating to Potomac or any Potomac Subsidiary pursuant to a confidentiality agreement (a copy of which shall be provided for informational purposes only to Bancorp) with terms no less favorable to Potomac than those contained in the Confidentiality Agreement, (iii) following receipt of such Takeover Proposal, fail to make, withdraw, or modify in a manner adverse to Bancorp its recommendation to the shareholders of Potomac referred to in Section 5.4 hereof, or (iv) enter into an agreement concerning a Superior Proposal after satisfying Potomac’s obligations pursuant to Section 6.4(e); but in each case referred to in the foregoing clauses (i) through (iii) only if the Board of Directors of Potomac determines in good faith by a majority vote, after consultation with outside legal counsel to Potomac, that taking such action is in the best interests of Potomac and its shareholders and that such action is necessary to comply with its fiduciary duties under Virginia law. The Board of Directors of Potomac shall not take any of the actions referred to in clauses (i) through (iii) above unless Potomac shall have delivered to Bancorp prior written notice advising Bancorp that it intends to take such action, and Potomac shall continue to advise Bancorp after taking such action. In addition, Potomac shall notify Bancorp promptly (but in no event later than 24 hours) after receipt by Potomac (or any of its advisors) of any Takeover Proposal, any indication that a Third Party is considering making a Takeover Proposal or of any request for information relating to Potomac or any Potomac Subsidiary by any Third Party that may be considering making, or has made, a Takeover Proposal. Potomac shall provide such notice orally to the Chief Executive Officer, Chief Financial Officer or the General Counsel of Bancorp and in writing (in compliance with Section 9.5 hereof) and shall identify the Third Party making, and the material terms and conditions of, any Takeover Proposal, indication or request. Potomac shall keep Bancorp fully informed, on a current basis, of the status and details of any such Takeover Proposal, indication or request. “Superior Proposal” means any bona fide, unsolicited written Takeover Proposal on terms that the Board of Directors of Potomac determines in good faith by a majority vote, after considering the advice of a financial advisor and taking into account all of the terms and conditions of the Takeover Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, are more favorable and provide greater value to all of Potomac’s shareholders than as provided hereunder and for which financing, to the extent required, is then fully committed or reasonably determined to be available by the Board of Directors of Potomac.

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(c) As a condition of Bancorp’s entering into this Agreement, Potomac covenants, acknowledges and agrees that it shall be a specific, absolute, and unconditionally binding condition precedent to Potomac’s entering into a letter of intent, agreement in principle, or definitive agreement (whether or not considered binding, non-binding, conditional or unconditional) with any Third Party with respect to a Takeover Proposal, or supporting, indicating an intent to support or otherwise facilitating a Takeover Proposal, regardless of whether Potomac has otherwise complied with the provisions of Section 5.3(a) hereof, that Potomac shall have paid Bancorp the Termination Fee (as defined in Section 7.3) unless Bancorp specifically has waived the payment of such sum in writing. Accordingly, Potomac stipulates and covenants that prior to Potomac’s entering into a letter of intent, agreement in principle, or definitive agreement (whether binding or non-binding, conditional or unconditional) with any Person with respect to a Takeover Proposal or supporting or indicating an intent to support or otherwise facilitate a Takeover Proposal, Potomac shall have paid to Bancorp the Termination Fee in immediately available funds to satisfy the specific, absolute, and unconditionally binding condition precedent imposed by this Section 5.3(c). On payment of such amount to Bancorp, Bancorp shall have no cause of action or claim (either in law or equity) whatsoever against Potomac or any officer or director of Potomac or the Third Party, with respect to or in connection with such Takeover Proposal or this Agreement.

     The requirements, conditions, and obligations imposed by this Section 5.3 shall continue in effect from the date of this Agreement until the earliest of (i) the Effective Time, (ii) December 31, 2007, or (iii) the termination of this Agreement in accordance with its terms; provided, however, that, for the avoidance of doubt, if required pursuant to this Agreement, Potomac’s payment of the Termination Fee to Bancorp shall be a condition to any such termination. Thereafter, Potomac shall not be obligated to pay the amount required by this Section 5.3(c) as a condition precedent to such transaction.

5.4 Potomac Shareholder Approval. Potomac shall call the Potomac Shareholders’ Meeting as provided in Section 2.5 hereof. In connection with the Potomac Shareholders’ Meeting, subject to Section 5.3, the Potomac Board of Directors shall recommend approval of the Agreement and the Merger. Potomac shall use its best efforts to solicit proxies in favor of approval from its shareholders and to take all other action necessary or helpful to obtain the Potomac Shareholder Approval.

5.5 Information for Prospectus/Proxy Statement and Required Filings and Approvals.

(a) Potomac shall furnish to Bancorp such information concerning Potomac as is necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to Potomac and the Potomac Subsidiaries, to comply with Sections 2.6, 3.10 and 4.9 hereof. Potomac agrees promptly to advise Bancorp if at any time prior to the Potomac Shareholders Meeting any information provided by Potomac in the Prospectus/Proxy Statement becomes incorrect or incomplete in any material respect and to provide the information needed to correct such inaccuracy or omission. Potomac shall furnish to Bancorp such supplemental information as may be necessary in order to cause such Prospectus/Proxy Statement, insofar as it relates to Potomac and the Potomac Subsidiaries, to comply with Sections 2.6, 3.10 and 4.9 hereof after the mailing thereof to Potomac shareholders. Potomac shall furnish to Bancorp such information concerning Potomac as is necessary to file and obtain the Required Filings and Approvals.

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(b) Bancorp shall furnish to Potomac such information concerning Bancorp and the Bancorp Subsidiaries as is necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to Bancorp and Bank, to comply with Sections 2.6, 3.10 and 4.9 hereof. Bancorp agrees promptly to advise Potomac if at any time prior to the Potomac Shareholders Meeting any information provided by Bancorp in the Prospectus/Proxy Statement becomes incorrect or incomplete in any material respect and to provide the information needed to correct such inaccuracy or omission. Bancorp shall furnish to Potomac such supplemental information as may be necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to Bancorp and the Bancorp Subsidiaries, to comply with Sections 2.6, 3.10 and 4.9 hereof after the mailing thereof to Potomac shareholders. Bancorp shall furnish to Potomac such information concerning Bancorp as is necessary to file and obtain the Required Filings and Approvals.

5.6 Cooperation to Remove Conditions. In the event of the imposition of a condition to any Governmental Approval which Bancorp, the Bank or Potomac deems to be materially burdensome, Bancorp, the Bank and Potomac agree to take such action as they may mutually deem appropriate for the purpose of obtaining the removal or modification of such condition; provided, however, that nothing in this Section 5.6 shall require Bancorp, the Bank or Potomac to institute any litigation in connection therewith, to continue any actions subsequent to any termination of this Agreement, or to assume any obligation which it deems not to be in its respective best interest.

5.7 Filing of Applications. Bancorp, the Bank and Potomac shall use their respective best efforts promptly to prepare, submit and file all regulatory applications required by law or regulations with respect to the consummation of the transactions contemplated hereby, including, without limitation, the Required Filings and Approvals.

5.8 Advice Regarding Regulatory Approvals. Each Party agrees to provide to the other Party prompt notice of any material comments received from any Governmental Authority which relate to the Merger and, upon request, copies of all documents and correspondences sent to or received from any Governmental Authority which relate in any manner to the Merger or the other transactions contemplated by this Agreement.

5.9 Consents. Each of Bancorp, the Bank and Potomac will use its best efforts to obtain the consent or approval of each Person whose consent or approval shall be required in order to permit Bancorp, the Bank or Potomac, as the case may be, to consummate the Merger and the other transactions contemplated by this Agreement, including, without limitation the consents referenced in Sections 3.16, 3.19 and 4.15 hereof.

5.10 Publicity. Between the date of this Agreement and the Effective Time, neither Bancorp, Potomac, nor any of their respective subsidiaries shall, without the prior approval of the other (which approval shall not be unreasonably withheld), issue or make, or permit any of its directors, employees, officers or agents to issue or make, any press release, disclosure or statement to the press or any third party with respect to the Merger or the transactions contemplated hereby, except as required by law, in which case the other Party shall be given a reasonable opportunity to review and comment on such press release, disclosure or statement. The Parties shall cooperate when issuing or making any press release, disclosure or statement with respect to Merger or the transactions contemplated hereby.

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5.11 Actions to Obtain Insurance. Bancorp acknowledges that, by operation of law, at the Effective Time, Bancorp will assume any and all legally enforceable obligations of Potomac to indemnify and defend the directors and officers of Potomac pursuant to, to the extent of, and in accordance with the terms and conditions of any such obligations that Potomac had to indemnify and defend such persons in effect immediately prior to the Effective Time, in connection with such persons’ status or services as directors and officers of Potomac, whether by contractual right or by provision of the Articles of Incorporation or Bylaws of Potomac, with respect to any claim asserted or made prior to or at any time after the Effective Time. All such rights to indemnification will continue until the final disposition of such claim regardless of when such claim was made or asserted; provided, however, that nothing contained herein shall increase or lengthen the duration of Bancorp’s obligations with respect to such indemnification over that to which Potomac would have been subject had the Merger not been consummated. Bancorp and Bank will use their best efforts to maintain in effect for six (6) years from the Effective Time, if available, the current directors’ and officers’ liability insurance policy maintained by Potomac (provided that Bancorp may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall Bancorp or Bank be required to expend pursuant to this Section 5.11 more than the amount per year equal to 150% of the current annual amount expended by Bancorp and Bank to maintain or procure such insurance coverage.

5.12 Employees; Severance; Retention Bonuses.

(a) Bancorp or the Bank may interview employees of Potomac, with the permission of such employees, provided that such interviews shall be conducted in a manner that shall not unreasonably interfere with the operations of Potomac. Bancorp intends that the Bank will retain all of Potomac’s existing branch personnel, relationship managers and senior lending support personnel, subject to Bancorp’s satisfactory review of Potomac’s employment files and the results of interviews. Bancorp or the Bank, as the case may be, shall offer employees of Potomac who accept offers of employment from Bancorp or the Bank a base salary that is equal to the base salary paid by Potomac to such employees.

(b) Bancorp shall be obligated to provide cash severance benefits hereunder to each employee of Potomac at the Effective Time (other than those officers or employees listed in Section 5.12 of the Potomac Disclosure Schedule, who shall be entitled to receive the change of control payments described therein) who either (i) is not offered employment by Bancorp or the Bank at compensation, including salary and benefits, at least approximately equal to that paid to the employee prior to the Effective Time, or (ii) is dismissed, other than for cause (which shall mean commission of a crime, other than a minor traffic offense, incompetence, or failure to follow supervisor’s lawful instructions) within the 365 days following the Closing Date, at a rate of two weeks cash base salary (or hourly rate based upon average weekly hours worked during the two months immediately preceding termination of employment) for each full year of employment with Potomac, Bancorp or the Bank, provided, however, that no payment will be made for any accrued but unpaid vacation pay, and provided further that the minimum severance payment to any such employee who is so terminated shall be four weeks base salary and the maximum severance payment to any such employee who is so terminated shall be twenty-six (26) weeks salary.

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(c) Bancorp shall provide for continuation of health benefits under Section 4980B of the Code for all applicable employees of Potomac as required by law.

(d) As soon as practicable after the Effective Time and subject to applicable law, Bancorp shall cause the Bank to provide the employees of Potomac immediately prior to the Effective Time who continue in the employ of Bancorp or the Bank (the “Continuing Employees”) with the same health, dental, pension, life insurance, disability and other benefits, if any, which Bancorp provides generally to the employees of Bancorp or the Bank. With respect to the provision of such benefits to the Continuing Employees hereunder, to the extent such employees participate after the Effective Time in employee benefit plans other than plans maintained by Potomac, all prior service of such employees with Potomac shall be credited under such plans for purposes of eligibility and vesting, but shall not be credited for purposes of benefit accrual under any qualified defined benefit pension plan maintained by Bancorp or the Bank.

(e) Subject to applicable law and the provisions of the applicable plans, at the Closing, or as soon as practicable thereafter, Potomac’s 401(k) plan shall be merged with and into Bancorp’s Cash and Deferred Profit Sharing Plan, and, if it is not feasible to merge the Potomac 401(k) plan with and into Bancorp's Cash and Deferred Profit Sharing Plan because of applicable law, regulation or the terms of either of such plans, the Potomac 401(k) plan shall be promptly terminated, and the participant’s account balances under the Potomac 401(k) plan distributed, in accordance with law and such plan.

5.13 Tax Representations. Potomac shall furnish letters to RSM McGladrey, Inc., or other tax advisor selected by Bancorp, in such form as may be reasonably requested by such advisor, containing representations sufficient to enable such advisor to render the tax opinion referred to in Section 6.1(e) hereof.

5.14 Potomac Options. As of the Effective Time, Bancorp shall assume the Potomac Stock Option Plan and the Potomac ESPP. At the election of Bancorp, in its sole and complete discretion, but subject to any applicable limitations on such discretion in the Potomac Stock Option Plan or the Potomac ESPP, each issued and outstanding Potomac Option as of the Effective Time shall either (i) be terminated in exchange for a cash payment at the Closing in an amount equal to the excess of the Per Share Cash Consideration over the per share exercise price of such Potomac Option, subject to any required withholding of taxes, or (ii) converted to an option to purchase a number of shares of Bancorp Common Stock, subject to the same terms and conditions as such Potomac Option, equal to the product of (x) the number of shares of Potomac Common Stock subject to such Potomac Option times (y) the Exchange Ratio (with any fractional shares of Bancorp Common Stock resulting from such product to be rounded down to the nearest whole share) at an exercise price equal to the quotient obtained by dividing (x) the exercise price per share applicable to such Potomac Option divided by (y) the Exchange Ratio (with any fractional cent resulting from such quotient to be rounded up to the nearest cent). After the date of this Agreement, Potomac shall not grant any new Potomac Options.

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5.15 Cooperation Generally. Between the date of this Agreement and the Effective Time, Bancorp, the Bank and Potomac shall use their best efforts, and take all actions necessary or appropriate to consummate the Merger and the other transactions contemplated by this Agreement at the earliest practicable date.

5.16 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each Party to this Agreement and their respective subsidiaries shall take all such necessary action as may be reasonably requested by Bancorp.

5.17 Appointment of Potomac Directors. Effective as of the Effective Time, Bancorp shall, by increasing the size of its Board of Directors, appoint Marshall H. Groom to Bancorp’s Board of Directors. In connection with the annual stockholders meeting of Bancorp next following the Effective Time, Bancorp shall nominate said director for re-election as a director of Bancorp and shall nominate for election as a director (to fill a vacancy on Bancorp’s Board of Directors as of the date of such annual meeting), William F. Roeder, Jr., in each case to serve in the class to which such director was appointed, and Bancorp shall solicit proxies for such re-election and election at such annual stockholders meeting. Potomac hereby acknowledges and agrees that the appointments and nominations contemplated by this Section 5.17 are contingent on the occurrence of the Merger.

5.18 Advisory Board. Bancorp shall, effective as of the effective time of the Merger, cause the Bank to establish a Northern Virginia Advisory Board (“Advisory Board”), and, subject to Bancorp’s Board of Directors Governance Policy, to appoint each individual who is currently serving as a director of Potomac, if such persons are willing to so serve, as members of the Advisory Board established by the Bank, the function of which shall be to advise the Bank with respect to deposit and lending activities in Potomac’s former market area, to maintain and develop customer relationships and assist with the integration of Potomac into the Bank. The members of the Advisory Board who are willing to so serve initially shall be elected or appointed for an initial term of three years beginning on the Effective Date. Each member of the Advisory Board shall receive an annual retainer fee in the same amount and manner paid by Bancorp and the Bank to its other advisory board members

5.19 Conduct of Business of Bancorp. From the date hereof until the Effective Time, Bancorp shall not, and shall not permit any Bancorp Subsidiary to, take any action that would make any representation or warranty of Bancorp hereunder inaccurate in any material respect at, or as of any time prior to the Effective Time

5.20 Nasdaq Approval. Bancorp shall use its best efforts to cause the shares of Bancorp Common Stock to be issued in connection with the Merger to be approved for quotation on the Nasdaq Global Market, subject to official notice of issuance.

5.21 Bancorp Common Stock. Each of the Parties shall not, and shall cause its respective directors and officers not to take, directly or indirectly, action designed to or that would constitute or might reasonably be expected to cause or result in, under the 1934 Act or otherwise, stabilization or manipulation of the price of the Bancorp Common Stock during the 10 consecutive trading days immediately preceding the Determination Date.

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5.22 Registration of Bancorp Common Stock underlying Assumed Options. As soon as practicable after the Effective Time, Bancorp shall file a registration statement on Form S-8 to register under the 1933 Act the issuance of the shares of Bancorp Common Stock upon exercise of the Potomac Options assumed by Bancorp pursuant to Section 5.14 hereof.

5.23 Potomac Diligence; Updating of the Disclosure Schedules.

          (a)      As soon as practicable after the public announcement of this Agreement, Potomac shall use reasonable commercial efforts, which shall include due inquiry of the managing member of Potomac Home Funding, to ascertain whether there are any exceptions to the representations and warranties made with respect to Potomac Home Funding in Section 3.4 (Regulatory Filings), Section 3.11 (Litigation and Other Proceedings), Section 3.12 (Compliance with Law), Section 3.26 (Intellectual Property), Section 3.27 (Insurance) and Section 3.34 (Regulatory Matters). Prior to the Closing, if Potomac learns that, as a result of (1) its due diligence with respect to Potomac Home Funding (conducted in the manner described in the preceding sentence), or (2) any event occurring after the execution of this Agreement that did not result from a breach by Potomac of any of its covenants in this Agreement, any representation or warranty contained in Article III hereof has become inaccurate in any material respect (disregarding for this purpose any qualification as to knowledge in any representation or warranty applicable to Potomac Home Funding) (i) Potomac shall update the Potomac Disclosure Schedule to correct such representation or warranty, (ii) the updates to the Potomac Disclosure Schedule shall be deemed an amendment to this Agreement upon delivery of such updated Potomac Disclosure Schedule to Bancorp and (iii) all representations and warranties contained in Article III hereof after such delivery shall be based on the Potomac Disclosure Schedule so updated and not the earlier version of the Potomac Disclosure Schedule; provided, however, that solely for purposes of determining whether the condition contained in Section 6.2(d) has been satisfied, the changes in the updated Potomac Disclosure Schedule (if any) shall be disregarded.

          (b)      Prior to the Closing, if Bancorp learns that, as a result of any event occurring after the execution of this Agreement that did not result from a breach by Bancorp of any of its covenants in this Agreement, any representation or warranty contained in Article IV hereof has become inaccurate in any material respect (i) Bancorp shall update the Bancorp Disclosure Schedule to correct such representation or warranty, (ii) the updates to the Bancorp Disclosure Schedule shall be deemed an amendment to this Agreement upon delivery of such updated Bancorp Disclosure Schedule to Potomac and (iii) all representations and warranties contained in Article III hereof after such delivery shall be based on the Bancorp Disclosure Schedule so updated and not the earlier version of the Bancorp Disclosure Schedule; provided, however, that solely for purposes of determining whether the condition contained in Section 6.3(c) has been satisfied, the changes in the updated Bancorp Disclosure Schedule (if any) shall be disregarded.

ARTICLE VI CONDITIONS OF THE MERGER; FEDERAL TAX TREATMENT OF THE MERGER; TERMINATION OF AGREEMENT

6.1 General Conditions. The obligations of Bancorp and Potomac to effect the Merger shall be subject to the following conditions:

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(a) Potomac Shareholder Approval. The holders of the outstanding shares of Potomac Common Stock shall have approved this Agreement and the Merger as specified in Section 2.5 hereof or as otherwise required by applicable law.

(b) No Proceedings. No order shall have been entered and remain in force restraining or prohibiting the Merger in any legal, administrative, arbitration, investigatory or other proceedings (collectively, “Proceedings”) by any governmental or judicial or other authority.

(c) Government Approvals. All Required Filings and Approvals shall have been obtained or made and any applicable waiting periods shall have expired in connection with the consummation of the Merger. All other statutory or regulatory requirements for the valid consummation of the Merger and related transactions shall have been satisfied.

(d) Registration Statement. The Registration Statement shall have been declared effective and shall not be subject to a stop order of the SEC and, if the offer and sale of Bancorp’s Common Stock in the Merger pursuant to this Agreement is subject to the Blue Sky laws of any state, shall not be subject to a stop order of any state securities commissioner

(e) Tax Opinion. Bancorp and Potomac shall have received an opinion from RSM McGladrey, Inc., or other tax advisor selected by Bancorp and reasonably satisfactory to Potomac, in a form reasonably satisfactory to Bancorp and Potomac, on the basis of certain facts, representations and assumptions set forth in the opinion, dated as of the Closing Date, to the effect that:

(i) The Merger will qualify as a “reorganization” under Section 368(a) of the Code;

(ii) No gain or loss will be recognized by Bancorp, the Bank or Potomac by reason of the Merger;

(iii) No gain or loss will be recognized by any Potomac shareholder (except in connection with the receipt of cash in lieu of a fractional share of Bancorp common stock or upon the exercise of Dissenters’ Rights) upon the exchange of Potomac common stock for Bancorp common stock in the merger;

(iv) The basis of the Bancorp Common Stock received by a Potomac shareholder who exchanges Potomac Common Stock for Bancorp Common Stock will be the same as the basis of the Potomac Common Stock surrendered in exchange therefor (subject to adjustments required as the result of receipt of cash in lieu of a fractional share of Bancorp Common Stock);

(v) The holding period of the Bancorp Common Stock received by a Potomac shareholder receiving Bancorp Common Stock will include the period during which the Potomac Common Stock surrendered in exchange therefor was held (provided that such common stock of such Potomac shareholder was held as a capital asset at the Effective Time); and

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(vi) Cash received by a Potomac shareholder in lieu of a fractional share interest of Bancorp Common Stock will be treated as having been received as a distribution in redemption of the fractional share interest of Bancorp Common Stock which he would otherwise be entitled to receive, subject to the provisions and limitations of Section 302 of the Code.

In rendering such opinion, RSM McGladrey, Inc. (or such other tax advisor), shall be entitled to rely upon customary representations and warranties of officers of Bancporp and Potomac.

6.2 Conditions to Obligations of Bancorp. The obligations of Bancorp to effect the Merger shall be subject to the fulfillment of each of the following additional conditions:

(a) Opinion of Counsel for Potomac. Bancorp shall have received from Kennedy & Baris, L.L.P., special counsel to Potomac, an opinion dated as of the Closing Date covering the matters set forth in Exhibit B.

(b) Required Consents. In addition to Governmental Approvals, Bancorp, Potomac, the Potomac Subsidiaries and the Bank shall have obtained all necessary third party consents or approvals in connection with the Merger, the absence of which could adversely and significantly affect Bancorp or the Bancorp Subsidiaries or the value of the Merger to them.

(c) No Material Adverse Change. Between December 31, 2005 and the date of Closing, there shall not have occurred any material adverse change in the financial condition, business, or results of operations of Potomac, except as disclosed at or prior to the date of this Agreement pursuant to Section 3.9 hereof.

(d) Representations and Warranties to be True; Fulfillment of Covenants and Conditions. The representations and warranties of Potomac that are qualified as to materiality shall be true and correct in all respects, and the representations and warranties of Potomac that are not so qualified shall be true and correct in all material respects, in each case at the Effective Time with the same effect as though made at the Effective Time (except with respect to those representations and warranties made as of a certain date, which need be true and correct only as of such date); Potomac shall have performed all obligations and complied with each covenant made by it in this Agreement, in all material respects, and Potomac shall have satisfied all conditions under this Agreement on its part to be performed or complied with at or prior to the Effective Time; and Potomac shall have delivered to Bancorp a certificate, dated the Effective Time and signed by its chief executive officer and chief financial officer, to such effect.

(e) Conditions to Regulatory Approvals. The Governmental Approvals shall have been granted without the imposition of any condition that Bancorp, reasonably and in good faith, has determined to be materially burdensome to Bancorp or the Bank.

(f) No Litigation. Neither Potomac nor any Potomac Subsidiary shall be a party to any pending litigation which, if determined adversely to Potomac or any Potomac Subsidiary, would have a material adverse effect on the business, financial condition or results of operations of Potomac.

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(g) No Issuances of Securities. No securities shall have been issued by Potomac since the date of the Agreement except pursuant to the exercise of Potomac Options outstanding on the date hereof. No options, convertible securities, warrants, or other rights to purchase or acquire any security of Potomac or any Potomac Subsidiary from Potomac or any Potomac Subsidiary shall have been issued since the date of this Agreement. Potomac shall not have purchased, repurchased, or redeemed any outstanding shares of Potomac Common Stock after the date of this Agreement.

(h) Compliance with Regulatory Requirements. Potomac and each Potomac Subsidiary shall have complied in all material respects, including without limitation, time limits for submissions required by any and all agreements, notices, orders, directives, memorandums, or supervisory resolutions which are or have been binding upon Potomac or any Potomac Subsidiary at any time.

(i) Affiliate Letters. Each director, officer and other person who is an Affiliate of Potomac, and their Affiliates, for purposes of Rule 145 under the 1933 Act, shall have delivered to Bancorp, prior to the Effective Date, a written agreement, substantially in the form attached hereto as Exhibit C, providing that such person will not sell, pledge, transfer, or otherwise dispose of the shares of Bancorp Common Stock to be received by such person in the Merger unless such sales are pursuant to an effective registration statement under the 1933 Act or in accordance with Rule 145 of the SEC or another applicable exemption from the registration requirements under the 1933 Act.

(j) Dissenting Shares. The total number of shares of Potomac Common Stock, if any, as to which Dissenters’ Rights have been asserted shall not exceed 7.5% of the total number of outstanding shares of Potomac Common Stock.

(k) Employment Agreements; Change in Control Agreements. Bancorp shall have received documentation reasonably satisfactory to Bancorp and its counsel that any and all change of control agreements and employment agreements between Potomac or any Potomac Subsidiary, on the one hand, and any officer or employee of Potomac or any Potomac Subsidiary, on the other hand, will be terminated effective as of the Effective Time.

(l) Tax Certificate. Potomac shall have delivered to Bancorp a certification dated not more than 30 days prior to the Effective Time and signed by Potomac to the effect that Potomac is not, nor has it been within five years of the date of the certification, a “United States real property holding corporation” as defined in Section 897 of the Code.

6.3 Conditions to Obligations of Potomac. The obligations of Potomac to effect the Merger shall be subject to fulfillment of each of the following conditions:

(a) Opinion of Counsel for Bancorp. Potomac shall have received from Dickstein Shapiro LLP, special counsel to Bancorp, an opinion dated as of the Closing covering the matters set forth in Exhibit D.

(b) No Material Adverse Change. Between December 31, 2005 and the date of Closing, there shall not have occurred any material adverse change in the financial condition, business or results of operations of Bancorp and the Bancorp Subsidiaries, taken as a whole, except as disclosed at or prior to the date of this Agreement pursuant to Section 4.8 hereof.

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(c) Representations and Warranties to be True: Fulfillment of Covenants and Conditions. The representations and warranties of Bancorp that are qualified as to materiality shall be true and correct in all respects, and the representations and warranties of Bancorp that are not so qualified shall be true and correct in all material respects, in each case at the Effective Time with the same effect as though made at the Effective Time (except with respect to those representations and warranties made as of a certain date, which need be true and correct only as of such date); Bancorp shall have performed all obligations and complied with each covenant, in all material respects, and all conditions under this Agreement on its part to be performed or complied with at or prior to the Effective Time; and Bancorp shall have delivered to Potomac a certificate, dated the Effective Time and signed by its chief executive officer and chief financial officer, to such effect.

(d) No Litigation. Neither Bancorp nor any Bancorp Subsidiary shall be a party to any pending litigation which, if determined adversely to Bancorp or any Bancorp Subsidiary, would have a material adverse effect on the business, financial condition or results of operations of Bancorp and the Bancorp Subsidiaries, taken as a whole.

(e) Nasdaq Approval. The shares of Bancorp Common Stock to be issued in the Merger shall have been approved for quotation on the Nasdaq Global Market, subject to the official notice of issuance

(f) Fairness Opinion. Danielson shall have delivered an opinion, substantially in the form referenced in Section 3.32 hereof, to the effect that as of the Closing Date and based upon and subject to the matters set forth therein, the Merger Consideration (reflecting any adjustments pursuant to Section 6.4(f) hereof), is fair to the shareholders of Potomac from a financial point of view.

6.4 Termination of Agreement and Abandonment of Merger. This Agreement may be terminated at any time before the Effective Time, whether before or after approval thereof by shareholders of Potomac, as provided below:

(a) Mutual Consent. By mutual consent of the Parties, evidenced by their written agreement.

(b) Closing Delay. At the election of Bancorp or Potomac, evidenced by written notice, if the Closing shall not have occurred on or before April 15, 2007, or such later date as shall have been agreed to in writing by the Parties; provided, however, that the right to terminate under this Section 6.4(b) shall not be available to any Party whose failure to perform a material obligation hereunder has been the cause of, or has resulted in, the failure of the Closing to occur on or before such date.

(c) Potomac Shareholder Meeting. At the election of Bancorp or Potomac, evidenced by written notice if the Potomac Shareholder Approval is not obtained at the Potomac Shareholder Meeting.

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(d) Modification of Board Recommendation. By Bancorp upon written notice of termination to Potomac if (i) Potomac fails to hold the Potomac Shareholder Meeting, (ii) the Board of Directors of Potomac shall have failed to make or has withdrawn, or modified in a manner adverse to Bancorp, its approval or recommendation of this Agreement and the Merger to the Potomac Shareholders, or (iii) Potomac shall have entered into, or publicly announced its intention to enter into, a definitive agreement or an agreement in principle with respect to a Superior Proposal.

(e) Superior Proposal. By Potomac upon delivery of written notice to Bancorp if the Board of Directors of Potomac authorizes Potomac, subject to complying with the terms of this Agreement, to enter into a written agreement concerning a Superior Proposal; provided that Potomac shall have paid the Termination Fee, and provided, further, that, in the case of any such termination by Potomac, (i) Potomac notifies Bancorp, in writing and at least 72 hours prior to such termination, promptly of its intention to terminate this Agreement and to enter into a binding written agreement concerning a Takeover Proposal that constitutes a Superior Proposal, attaching the most current version of such agreement (or a description of all material terms and conditions thereof) and (ii) Bancorp does not make, within 72 hours of receipt of such written notification, an offer that is at least as favorable to the shareholders of Potomac as such Superior Proposal, it being understood that Potomac shall not enter into any such binding agreement during such 72 hour period.

(f) Average Closing Price. By Potomac at any time during the three-day period following the Determination Date (as defined below) if both:

(i) the Average Closing Price (as defined below) is less than the product of (x) 0.80 times (y) the Starting Price; and

(ii) (a) the number obtained by dividing the Average Closing Price by the Starting Price (such number being referred to herein as the “Bancorp Ratio”) shall be less than (b) the number obtained by (x) dividing (A) the Index Price (as defined below) on the Determination Date by (B) the Index Price on the date of this Agreement and (y) subtracting 0.20 from such quotient (such number being referred to herein as the “Index Ratio”), subject to the following provisions of this Section 6.4(f). If Potomac elects to exercise its termination right pursuant to this Section 6.4(f), it shall give prompt written notice of such election to Bancorp. During the five-business day period (the “Decision Period”) commencing with its receipt of such notice, Bancorp shall have the option to increase the Exchange Ratio and/or change the Total Cash Amount in a manner such that the conditions set forth in clause (i) or (ii) above shall be deemed to not to exist; provided, however, that the Total Cash Amount shall not be increased in a manner that would cause the failure of the condition set forth in Section 6.1(e) hereof. The condition set forth in clause (i) above shall be deemed not to exist if the Exchange Ratio is increased and/or the Total Cash Amount is changed, so that the Per Share Consideration after such increase or change is equal to the Per Share Consideration that would have been in effect if (x) the Average Closing Price were equal to the product of 0.80 and the Starting Price and (y) the Total Cash Amount as in effect on the date hereof were applicable. The condition set forth in clause (ii) above shall be deemed not to exist if the Exchange Ratio is increased and/or the Total Cash Amount is changed, so that the Per Share Consideration after such increase or change is equal to the Per Share Consideration that would have been in effect if (a) Bancorp Ratio were equal to the Index Ratio and (ii) the Total Cash Amount as in effect on the date hereof were applicable. If within the Decision Period Bancorp elects to exercise its option to increase the Aggregate Consideration as provided in this Section 6.4(f), it shall give prompt written notice to Potomac of such election and the revised Exchange Ratio and/or Total Cash Amount, whereupon Potomac shall have no right to terminate this Agreement pursuant to this Section 6.4(f) and this Agreement shall remain in full force and effect in accordance with its terms (except to the extent that the Exchange Ratio and/or the Total Cash Amount shall have been modified by Bancorp pursuant to this Section 6.4(f), and any references in this Agreement to the “Exchange Ratio” and the “Total Cash Amount” shall thereafter be deemed to refer to each such term after giving effect to any applicable adjustment made pursuant to this Section 6.4(f).

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If, during the period between the date of this Agreement and the Determination Date, any change in the outstanding shares of capital stock of Bancorp shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the “Starting Price” shall be appropriately adjusted to account for such change for the purposes of this Section 6.4(f).

For purposes of this Section 6.4(e), the following terms shall have the meanings indicated below:

     “Aggregate Consideration” means the sum of (x) the Total Stock Consideration and (y) the Total Cash Consideration.

     “Average Closing Price” means the average of the last reported sale prices per share of the Bancorp Common Stock as reported on the Nasdaq Global Market (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source mutually agreed upon by Bancorp and Potomac) for the 10 consecutive trading days immediately preceding the Determination Date.

     “Determination Date” means the date which is the tenth calendar day immediately prior to the Closing Date, or if such calendar day is not a trading day, the trading day immediately preceding such calendar day.

     “Index Price” means, on a given date, the closing of the NASDAQ Bank Index (Symbol: IXBK, or US:BANK).

     “Per Share Consideration” means the quotient, rounded to the nearest ten-thousandth, obtained by dividing the Aggregate Consideration by the total number of shares of Potomac Common Stock outstanding as of the close of business on the Determination Date.

     “Starting Price” means $36.14.

     “Total Cash Consideration” shall mean the product obtained by multiplying (x) the Per Share Cash Consideration by (y) the Total Cash Amount.

     “Total Stock Consideration” shall mean the product obtained by multiplying (x) the Exchange Ratio, (y) the excess of the number of shares of Potomac Common Stock outstanding as of the close of business on the Determination Date over the Total Cash Amount and (z) the Average Closing Price.

(g) Conditions to Bancorp Performance Not Met. By Bancorp 30 days after delivery of written notice of termination to Potomac if there is a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Potomac set forth in this Agreement that would cause the condition set forth in Section 6.2(c) or Section 6.2(d) not to be satisfied and such condition has not been satisfied within 30 days of such notice.

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(h) Conditions to Potomac Performance Not Met. By Potomac 30 days after delivery of written notice of termination to Bancorp if there is a breach of any representation or warranty of failure to perform any covenant or agreement on the part of Bancorp set forth in this Agreement that would cause the condition set forth in Section 6.3(b) or Section 6.3(c) not to be satisfied and such condition has not been satisfied within 30 days of such notice.

(i) Law, Order or Injunction. By Bancorp or Potomac upon written notice of termination if there shall be (A) any law that makes consummation of the Merger illegal or otherwise prohibited, or (B) any judgment, injunction, order or decree of any court or Governmental Authority having competent jurisdiction enjoining the consummation of the Merger is entered and such judgment, injunction or order shall have become final and non-appealable.

(j) Governmental Authority Approval. By Bancorp or Potomac upon written notice of termination in the event that any Required Filing and Approval shall have been denied by a final non-appealable order, or such denial has not been appealed within time permitted for appeal.

ARTICLE VII TERMINATION OF OBLIGATIONS; PAYMENT OF EXPENSES

7.1 Termination. In the event that this Agreement is terminated, the Parties shall have no further obligations hereunder except as to the obligations contained in Sections 5.3, 7.2, 7.3 and 9.3 hereof; provided, however, that each Party shall remain liable to any other Party hereto for any liability resulting from such Party’s willful or intentional breach of this Agreement prior to such termination, including without limitation, the fees and expenses incurred by such other Party in connection with this Agreement and the transactions contemplated hereby.

7.2 Payment of Expenses. Except as provided in Section 7.1 or Section 7.3 hereof, the Parties agree that fees and out-of-pocket expenses incurred in connection with this Agreement, the Merger and the transactions contemplated hereby, shall be paid as follows:

(a) all fees and disbursements of legal counsel, consultants, and accountants (including fees and disbursements in connection with the accountants’ letter required by Section 6.1(e)) shall be paid by the Party employing such persons;

(b) all expenses in connection with the printing and mailing of the Prospectus/Proxy Statement, and submission of such Prospectus/Proxy Statement to the SEC and state securities authorities shall be paid on a 75/25 basis by Bancorp and Potomac;

(c) all proxy solicitation costs and related fees and expenses other than those described in Section 7.2(b) shall be paid by Potomac;

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(d) all fees and other expenses in connection with the preparation and filing of the Required Filings and Approvals shall be paid by the Party incurring such fees and expenses; and

(e) all other fees and out-of-pocket expenses incurred in connection with the Merger shall be paid by the Party incurring such fees and expenses.

7.3 Liquidated Damages. In the event the Merger is not consummated by reason of a termination of this Agreement pursuant to Section 6.4(d) or Section 6.4(e), the Parties agree that the actual damages which might be sustained by Bancorp are uncertain and difficult of ascertainment and that the following payment would be reasonable and just compensation for any such breach, and Potomac shall pay to Bancorp $2,520,000 as a termination fee (the “Termination Fee”). Payment under this Section 7.3 shall be in full satisfaction of any payment due to Bancorp under Section 5.3(c), and payment under Section 5.3(c) shall be in full satisfaction of any payments due to Bancorp pursuant to this section 7.3. This payment shall constitute liquidated damages, and not a penalty and upon payment thereof Potomac shall have no further liability under this Agreement to Bancorp.

ARTICLE VIII CLOSING; ASSETS AND LIABILITIES OF SURVIVING CORPORATION

8.1 Exchange of Certificates.

(a) After the Effective Time, holders of Certificates theretofore evidencing outstanding shares of Potomac Common Stock, upon surrender of such Certificates to an independent exchange agent unaffiliated with Bancorp and Potomac, appointed by Bancorp and reasonably acceptable to Potomac (the “Exchange Agent”), shall be entitled to receive (1) with respect to the shares of Potomac Common Stock that will be converted into shares of Bancorp Common Stock (in accordance with Sections 2.2 and 2.3 hereof) certificates representing the number of whole shares of Bancorp Common Stock into which shares of Bancorp Common Stock theretofore represented by the Certificates so surrendered shall have been converted, as provided in Section 2.2 hereof, and cash payments in lieu of fractional shares, if any, as provided in Section 2.2 hereof and (2) with respect to the shares of Potomac Common Stock that will be converted into the right to receive cash, the Per Share Cash Consideration payable with respect to such shares, as provided in Section 2.2 hereof. Within three Business Days after the Effective Time, the Exchange Agent will send a notice and transmittal form to each Potomac shareholder of record at the Effective Time (“Record Holder”) who did not previously submit a properly completed Election Form and whose Potomac Common Stock shall have been converted into Bancorp Common Stock advising such shareholder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent outstanding Certificates formerly evidencing Potomac Common Stock in exchange for new certificates representing shares of Bancorp Common Stock. Upon surrender, each certificate evidencing Potomac Common Stock shall be cancelled. The services of the Exchange Agent shall be ministerial only, and shall be governed by an agreement in form and substance reasonably satisfactory to Potomac and Bancorp.

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(b) Until surrendered as provided in Section 8.1(a) hereof, from and after the Effective Time, each outstanding Certificate which, prior to the Effective Time, represented Potomac Common Stock which are Stock Election Shares or Stock Designated Shares (other than shares cancelled at the Effective Time pursuant to Section 8.1(d) hereof and Dissenters’ Shares) will be deemed for all corporate purposes to evidence ownership of the number of whole shares of Bancorp Common Stock into which the shares of Potomac Common Stock formerly represented thereby were converted, and each outstanding certificate which, prior to the Effective Time, represented Potomac Common Stock which are Cash Election Shares or Cash Designated Shares (other than shares cancelled at the Effective Time pursuant to Section 8.1(d) hereof and Dissenters’ Shares) will be deemed for all corporate purposes to evidence only the right to receive, without interest, the Per Share Cash Consideration. However, until such outstanding Certificates formerly representing Potomac Common Stock are so surrendered, no dividend payable to holders of record of Bancorp Common Stock shall be paid to any holder of such outstanding Certificates, but upon surrender of such outstanding Certificates by such holder there shall be paid to such holder the amount of any dividends, without interest, theretofore paid with respect to such whole shares of Bancorp Common Stock, but not paid to such holder, and which dividends had a record date occurring on or subsequent to the Effective Time and the amount of any cash, without interest, payable to such holder in lieu of fractional shares pursuant to Section 8.2 hereof. After the Effective Time, there shall be no further registration of transfers on the records of Potomac of outstanding Certificates formerly representing shares of Potomac Common Stock and, if a Certificate formerly representing such shares is presented to Potomac, it shall be forwarded to the Exchange Agent for cancellation and exchange for the Merger Consideration herein provided.

(c) If any new certificate for Bancorp Common Stock is to be issued in the name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance therefor that the certificate surrendered in exchange shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such transfer pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of a new certificate for shares of Bancorp Common Stock in any name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d) Any shares of Potomac Common Stock which are owned or held by Bancorp or any Bancorp Subsidiary at the Effective Time (other than Trust Account Shares and DPC Shares) shall cease to exist, and the certificates for such shares shall as promptly as practicable be cancelled and no shares of capital stock of Bancorp shall be issued or exchanged therefore.

(e) If any consideration due to be paid or delivered to the holders of Potomac Common Stock hereunder is not paid or delivered within the time period specified by any applicable laws concerning abandoned property, escheat or similar laws, and if such failure to pay or deliver such consideration occurs or arises out of the fact that such property is not claimed by the proper owner thereof, Bancorp or the Exchange Agent shall be entitled to dispose of any such consideration in accordance with applicable laws concerning abandoned property, escheat or similar laws. Any other provision of this Agreement notwithstanding, none of Potomac, Bancorp, Bank, the Exchange Agent or any other Person acting on behalf of any of them shall be liable to a holder of Potomac Common Stock for any amount paid or property delivered in good faith to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar law.

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8.2 No Fractional Shares. Notwithstanding any term or provision hereof, no fractional shares of Bancorp Common Stock, and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in exchange for any shares of Bancorp Common Stock; no dividend or distribution with respect to Bancorp Common Stock shall be payable on or with respect to any fractional share interests; and no fractional share interest shall entitle the owner thereof to vote or to any other rights of a shareholder of Bancorp. In lieu of such fractional share interest, any holder of Potomac Common Stock who would otherwise be entitled to a fractional share of Bancorp Common Stock will, upon surrender of his Certificate or Certificates representing Potomac Common Stock outstanding immediately prior to the Effective Time, be paid the cash value of such fractional share interest, which shall be equal to the product of the fraction multiplied by the Per Share Cash Consideration. For the purposes of determining any such fractional share interests, all shares of Potomac Common Stock owned by a Potomac shareholder shall be combined so as to calculate the maximum number of whole shares of Bancorp Common Stock issuable to such Potomac shareholder.

8.3 Closing. The closing of the Merger (the “Closing”) shall occur at the principal offices of Bancorp, at a time and on a date specified in writing by the parties, which date shall be as soon as practicable, but not more than fifteen (15) days, after the receipt of all requisite approvals and authorizations of Governmental Authorities, the expiration of all applicable waiting periods and the satisfaction or waiver of all conditions hereto. The date at which the Closing occurs is occasionally referred to herein as the “Closing Date.”

8.4 The Effective Time; The Effective Date. The Merger shall become effective upon the later of (i) the issuance of the Certificate of Merger by the Commissioner of Financial Regulation of Maryland, (ii) the issuance of the Certificate of Merger by the State Corporation Commission of Virginia or (iii) the time and date set forth in such Certificates of Merger (the “Effective Time”). Except as otherwise agreed in writing, the Effective Time shall be within one business day of the Closing. The date on which the Merger becomes effective in accordance with this Section 8.4 is referred to herein as the “Effective Date.”

8.5 Closing of Transfer Books. At the Effective Time, the transfer books for Potomac Common Stock shall be closed, and no transfer of shares of Potomac Common Stock shall thereafter be made on such books.

ARTICLE IX GENERAL

9.1 Non-survival of Representations, Warranties and Agreements. All representations, warranties and agreements of the Parties in this Agreement or in any instrument delivered by the Parties pursuant to this Agreement shall expire at the Effective Time or upon termination of this Agreement in accordance with its terms except as provided (in the case of a termination) in Section 7.1 and except (upon the Effective Time) this Article IX, and the provisions of Article II, Sections 5.11, 5.12, 5.14, 5.16, 5.17, 5.18, 8.1, 8.2 and 8.5 (to the extent they relate to, or are to be performed after, the Effective Time).

9.2 Amendments. Subject to applicable law, this Agreement may be amended, whether before or after any relevant approval of the Potomac shareholders, by an agreement in writing expressly stating an intention to amend this Agreement executed in the same manner as this Agreement and authorized or ratified by the Boards of Directors of the Parties, further, provided that, after the adoption of this Agreement by the shareholders of Potomac, no such amendment without further shareholder approval of Potomac may (i) change the amount or form of the consideration to be received by the Potomac shareholders in the Merger, or (ii) change any other terms or conditions of this Agreement if any of the changes, alone or in the aggregate, would materially adversely affect the shareholders of Potomac; and further provided that no such amendment may be made after the filing of the Articles of Merger.

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9.3 Confidentiality.

(a) All information disclosed hereafter by any Party to this Agreement to any other Party to this Agreement shall be kept confidential by such other Party and shall not be used by such other Party otherwise than as herein contemplated except to the extent that (i) it was known by such other Party when received, (ii) it is or hereafter becomes lawfully obtainable from other sources other than as a result of disclosure contrary to this paragraph, (iii) it is necessary or appropriate to disclose to the Federal Reserve, the FDIC, the banking authorities of the State of Maryland or the Commonwealth of Virginia, or any other Governmental Authority having jurisdiction over the Parties or their subsidiaries or as may otherwise be required by law, or (iv) to the extent such duty as to confidentiality is waived by the other Party. In the event of the termination of this Agreement, each Party shall return upon request to the other Parties all documents (and reproductions thereof) received from such other Parties (and, in the case of reproductions, all such reproductions made by the receiving party) that include any information not within the exceptions contained in the first sentence of this Section 9.3.

(b) Each Party to this Agreement will insure that its respective officers, directors, investment bankers and other representatives who are given access to information which is required to be kept confidential hereunder on behalf of such Party will be bound by and will conduct their investigation in accordance with the terms of this Agreement. If Bancorp and the Bank on the one hand, or Potomac, on the other hand, is required by legal process or by operation of applicable law to disclose any information supplied pursuant to this Agreement, it is agreed that such Party will provide the other with prompt notice of such request(s) (except to the extent such notice is prohibited by law) so that Bancorp, the Bank or Potomac, as applicable, may seek an appropriate protective order and/or waive compliance with the provisions regarding confidentiality of this Agreement with respect to such information. It is further agreed that, if after compliance with the foregoing requirement, a Party is, in the opinion of its counsel, compelled to disclose information concerning the other to any tribunal, governmental agency or person or else stand liable for contempt or suffer other censure or penalty, such Party may disclose such information to such tribunal, agency or person without liability hereunder.

9.4 Governing Law. This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the laws of the State of Maryland without taking into account any provision regarding choice of law, except to the extent certain matters may be governed by federal law by reason of preemption.

9.5 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

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9.6 Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient or when sent by facsimile followed by delivery by reputable overnight courier service, or one day after being sent to the recipient by reputable overnight courier service (charges prepaid). Such notices, demands and other communications shall be sent to Bancorp, Bank and Potomac at the addresses indicated below or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. All notices, demands and other communications hereunder may be given by any other means (including telecopy or electronic mail), but shall not be deemed to have been duly given unless and until it is actually received by the intended recipient.

If to Bancorp or Bank, to:

Hunter R. Hollar
President and Chief Executive Officer
Sandy Spring Bancorp, Inc.
Sandy Spring Bank
17801 Georgia Avenue
Olney, Maryland 20832
Fax No.: (301) 774-8434

with a copy (which shall not constitute notice to Bancorp or Bank) to:

Ronald E. Kuykendall
General Counsel & Secretary
Sandy Spring Bancorp, Inc.
17801 Georgia Avenue
Olney, Maryland 20832
Fax No.: (301) 774-8434

and

Dickstein Shapiro LLP
1825 Eye Street N.W.
Washington, D.C. 20006
Attention: Daniel L. Morgan, Esq.
Fax No.: (202) 420-2201

If to Potomac:

G. Lawrence Warren
President and Chief Executive Officer
Potomac Bank of Virginia
9910 Main Street
Fairfax, Virginia 22031
Fax No.: (703) 319-7912

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with a copy (which shall not constitute notice to Potomac) to:

Noel M. Gruber, Esq
Kennedy & Baris, L.L.P.
4701 Sangamore Road, Suite P-15
Bethesda, Maryland 20816
Fax No.: (301) 229-2443

9.7 No Assignment; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Parties, except as contemplated hereby and except that all of the terms and provisions hereof shall be binding upon the Bank as the Surviving Bank. Except as expressly provided in Section 5.11 hereof, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the Parties hereto any rights or remedies hereunder.

9.8 Headings. The description heading of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

9.9 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to each of the other Parties.

9.10 Construction and Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” No provision of this Agreement shall be construed to require the Bancorp, Potomac or any of their respective subsidiaries to take any action that would violate any applicable law (including common law), rule or regulation. Except as the context otherwise requires, (a) all references herein to any state or federal regulatory agency shall also be deemed to refer to any predecessor or successor agency, and (b) all references to state and federal statutes or regulations shall also be deemed to refer to any successor statute or regulation. For purposes hereof, in determining whether there has been a material adverse effect with respect to any Party, there shall not be considered: (a) changes in tax, banking and similar laws or interpretations thereof by courts or Governmental Authorities, but only to the extent the effect on such Party is not materially worse than the effect on similarly situated banks and their holding companies, (b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and their holding companies generally, but only to the extent the effect on such Party is not materially worse than the effect on similarly situated banks and their holding companies, (c) changes in economic conditions affecting financial institutions generally, including changes in market interest rates or the projected future interest rate environment, (d) actions and omissions of Potomac or Bancorp taken with the prior written consent of the other in contemplation of the transactions contemplated hereby, (e) direct effects of compliance with this Agreement on operating performance of any Person, including expenses incurred in connection with the transactions contemplated hereby, (f) the effect of any change, or prospective change, in loan valuation, accrual or reserve policy which is undertaken by Potomac with the consent of Bancorp prior to the Effective Time to conform to those of Bancorp, or the impact of changes in the fair market valuation policies of Potomac’s loans as of the Effective Time made with the consent of Bancorp, where the facts on which such adjusted valuation are based relative to events occurring prior to the date hereof, or (g) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack within or upon the United States, but only to the extent the effect on such Party is not materially worse than the effect on similarly situated banks and their holding companies.

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9.11 Entire Agreement. This Agreement, together with the schedules, lists, exhibits and certificates required to be delivered hereunder, and any amendment hereafter executed and delivered in accordance with Section 9.1, constitutes the entire agreement of the Parties and supersedes any prior written or oral agreement or understanding among any of the Parties pertaining to the Merger other than the Confidentiality Agreement.

9.12 Extension; Waiver. At any time prior to the Effective Time, each Party may, to the extent legally permitted, (a) extend the time for performance of any of the obligations or other acts of the other Parties hereto, (b) waive any inaccuracies in the representations and warranties of the other Parties contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other Parties with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the Party against which such waiver or extension is to be enforced. Waiver of any term or condition of this Agreement by a Party shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition by such Party, or a waiver of any other term or condition of this Agreement by such Party.

9.13 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of the Agreement.

[Remainder of Page Intentionally Blank, Signature Page Follows]

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     IN WITNESS WHEREOF, each of the parties have caused this Agreement to be executed on its behalf by its duly authorized officer, all as of the date set forth above.

SANDY SPRING BANCORP, INC.

By:	/s/ Hunter R. Hollar

	Name:	Hunter R. Hollar
	Title:	President & Chief Executive Officer

SANDY SPRING BANK

By:	/s/ Hunter R. Hollar

	Name:	Hunter R. Hollar
	Title:	President & Chief Executive Officer

POTOMAC BANK OF VIRGINIA

By:	/s/ G. Lawrence Warren

	Name:	G. Lawrence Warren
	Title:	President and Chief Executive Officer

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Appendix B

Danielson Capital, LLC

8300 Boone Blvd., Suite 200

Vienna, Virginia 22182

(703)564-9120 phone

(703)564-9125 fax

October 10, 2006

Board of Directors

Potomac Bank of Virginia

9910 Main Street

Fairfax, VA 22031

Dear Members of the Board:

This letter sets forth Danielson Capital, LLC’s (“Danielson”) opinion as to the “fairness” of the offer by Sandy Spring Bancorp, Inc. (“Sandy Spring”) of Olney, Maryland to buy all of the outstanding common stock and options to buy shares of the common stock of Potomac Bank of Virginia (“Potomac”) of Fairfax City, Virginia for approximately $66 million. The fair sale value is defined at the price at which all of the shares of Potomac’s common stock and options to buy common stock would change hands between a willing seller and a willing buyer with each having a reasonable knowledge of the relevant facts. In opining as to the fairness of the offer, it also had to be determined if Sandy Spring’s common stock that is to be exchanged for Potomac’s common stock is fairly valued.

In preparing this opinion, both Potomac’s and Sandy Spring’s past performance and present financial condition were analyzed and their businesses and future prospects were reviewed. Other financial analyses were also made as deemed appropriate such as comparable transactions and investment value calculations. In addition, any unique considerations were considered.

This opinion is based partly on data provided to Danielson by Potomac, but it relied on some public information all of which is believed to be reliable, but the completeness and the accuracy of such information cannot be guaranteed. In particular, the opinion assumed there were no major asset quality problems at Potomac and Sandy Spring beyond what was stated in recent reports to the regulatory agencies.

B-1

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Board of Directors

Potomac Bank of Virginia

October 10, 2006

Page Two

In determining the fair sale value of Potomac, the primary emphasis was on prices paid for banking organizations that had similar market, structural and financial characteristics. These prices also were related to earnings and to equity capital, or “book” as it is frequently called.

Based on Potomac’s recent performance, its future prospects and comparisons with similar transactions, it is our opinion that the fair value range for Potomac’s sale is $61.3 to $69.6 million, or about $20.90 to $23.60 per share. Thus Sandy Spring’s offer of about $66 million, or $22.24 per share adjusted for options, through an exchange of cash and Sandy Spring common stock, which is fairly valued, for all of Potomac’s outstanding common stock and options to buy Potomac common stock, is fair to Potomac and its shareholders from a financial point of view.

Respectfully submitted,
/s/ Arnold G. Danielson

Arnold G. Danielson Chairman Danielson Capital, LLC

B-2

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Appendix C

Virginia Stock Corporation Act § 13.1-729 – § 13.1-741

§ 13.1-729. Definitions.

In this article:

“Affiliate” means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive officer thereof. For purposes of subdivision B 4 of § 13.1-730, a person is deemed to be an affiliate of its senior executive officers.

“Beneficial shareholder” means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner’s behalf.

“Corporation” means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered by §§ 13.1-734 through 13.1-740, includes the surviving entity in a merger.

“Fair value” means the value of the corporation’s shares determined:

a. Immediately before the effectuation of the corporate action to which the shareholder objects;

b. Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal; and

c. Without discounting for lack of marketability or minority status except, if appropriate, for amendments to the articles pursuant to subdivision A 5 of § 13.1-730.

“Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

“Preferred shares” means a class or series of shares whose holders have preference over any other class or series of shares with respect to distributions.

“Record shareholder” means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

“Senior executive officer” means the chief executive officer, chief operating officer, chief financial officer and anyone in charge of a principal business unit or function.

“Shareholder” means both a record shareholder and a beneficial shareholder.

(1985, c. 522; 1992, c. 575; 2005, c. 765.)

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§ 13.1-730. Right to appraisal.

A. A shareholder is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:

1. Consummation of a merger to which the corporation is a party (i) if shareholder approval is required for the merger by § 13.1-718 and the shareholder is entitled to vote on the merger, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares of any class or series that remain outstanding after consummation of the merger, or (ii) if the corporation is a subsidiary and the merger is governed by § 13.1-719;

2. Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;

3. Consummation of a disposition of assets pursuant to § 13.1-724 if the shareholder is entitled to vote on the disposition;

4. An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created; or

5. Any other amendment to the articles of incorporation, merger, share exchange or disposition of assets to the extent provided by the articles of incorporation, bylaws or a resolution of the board of directors.

B. Notwithstanding subsection A, the availability of appraisal rights under subdivisions A 1 through A 4 shall be limited in accordance with the following provisions:

1. Appraisal rights shall not be available for the holders of shares of any class or series of shares that is:

a. Listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

b. Not so listed or designated, but has at least 2,000 shareholders and the outstanding shares of such class or series have a market value of at least $20 million, exclusive of the value of such shares held by the corporation’s subsidiaries, senior executive officers, directors and beneficial shareholders owning more than 10 percent of such shares.

2. The applicability of subdivision 1 of this subsection shall be determined as of:

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a. The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or

b. The day before the effective date of such corporate action if there is no meeting of shareholders.

3. Subdivision 1 of this subsection shall not be applicable and appraisal rights shall be available pursuant to subsection A for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in subdivision 1 of this subsection at the time the corporate action becomes effective.

4. Subdivision 1 of this subsection shall not be applicable and appraisal rights shall be available pursuant to subsection A for the holders of any class or series of shares where:

a. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange or otherwise, pursuant to the corporate action by a person, or by an affiliate of a person, who:

(1) Is, or at any time in the one-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, the beneficial owner of 20 percent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if such offer was made within one year prior to the corporate action requiring appraisal rights for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action; or

(2) Directly or indirectly has, or at any time in the one-year period immediately preceding approval by the board of directors of the corporation of the corporate action requiring appraisal rights had, the power, contractually or otherwise, to cause the appointment or election of 25 percent or more of the directors to the board of directors of the corporation; or

b. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange or otherwise, pursuant to such corporate action by a person, or by an affiliate of a person, who is, or at any time in the one-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, a senior executive officer or director of the corporation or a senior executive officer of any affiliate thereof, and that senior executive officer or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:

(1) Employment, consulting, retirement or similar benefits established separately and not as part of or in contemplation of the corporate action;

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(2) Employment, consulting, retirement or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the manner as is provided in § 13.1-691; or

(3) In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

5. For the purposes of subdivision 4 of this subsection only, the term “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares, provided that a member of a national securities exchange shall not be deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because such member is the record holder of such securities if the member is precluded by the rules of such exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby shall be deemed to have acquired beneficial ownership, as of the date of such agreement, of all voting shares of the corporation beneficially owned by any member of the group.

C. Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within one year of that date if such action would otherwise afford appraisal rights.

D. A shareholder may not challenge a completed corporate action described in subsection A, unless such corporate action:

1. Was not effectuated in accordance with the applicable provisions of Articles 11 (§ 13.1-705 et seq.), 12 (§ 13.1-715.1 et seq.) or 13 (§ 13.1-723 et seq.) of this chapter or the corporation’s articles of incorporation, bylaws or board of directors’ resolution authorizing the corporate action; or

2. Was procured as a result of fraud or material misrepresentation.

(Code 1950, §§ 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968, c. 733; 1972, c. 425; 1975, c. 500; 1984, c. 613; 1985, c. 522; 1986, c. 540; 1988, c. 442; 1990, c. 229; 1992, c. 575; 1996, c. 246; 1999, c. 288; 2005, c. 765.)

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§ 13.1-731. Assertion of rights by nominees and beneficial owners.

A. A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

B. A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

1. Submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in subdivision B 2 b of § 13.1-734; and

2. Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

(Code 1950, §§ 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968, c. 733; 1972, c. 425; 1975, c. 500; 1984, c. 613; 1985, c. 522; 2005, c. 765.)

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§ 13.1-732. Notice of appraisal rights.

A. If proposed corporate action described in subsection A of § 13.1-730 is to be submitted to a vote at a shareholders’ meeting, the meeting notice shall state that the corporation has concluded that shareholders are, are not or may be entitled to assert appraisal rights under this article.

If the corporation concludes that appraisal rights are or may be available, a copy of this article and a statement of the corporation’s position as to the availability of appraisal rights shall accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

B. In a merger pursuant to § 13.1-719, the parent corporation shall notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice shall be sent within 10 days after the corporate action became effective and include the materials described in § 13.1-734.

(1985, c. 522; 2005, c. 765.)

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§ 13.1-733. Notice of intent to demand payment.

A. If proposed corporate action requiring appraisal rights under § 13.1-730 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

1. Shall deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment if the proposed action is effectuated; and

2. Shall not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

B. A shareholder who does not satisfy the requirements of subsection A is not entitled to payment under this article.

(Code 1950, §§ 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968, c. 733; 1972, c. 425; 1975, c. 500; 1984, c. 613; 1985, c. 522; 2005, c. 765.)

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§ 13.1-734. Appraisal notice and form.

A. If proposed corporate action requiring appraisal rights under § 13.1-730 becomes effective, the corporation shall deliver a written appraisal notice and form required by subdivision B 1 to all shareholders who satisfied the requirements of § 13.1-733. In the case of a merger under § 13.1-719, the parent corporation shall deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

B. The appraisal notice shall be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and shall:

1. Supply a form that specifies the date of the first announcement to shareholders of the principal terms of the proposed corporate action and requires the shareholder asserting appraisal rights certify (i) whether or not beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date and that the shareholder did not vote for the transaction;

2. State:

a. Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subdivision 2 b of this subsection;

b. A date by which the corporation must receive the form which date may not be fewer than 40 nor more than 60 days after the date the subsection A appraisal notice and form were sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date;

c. The corporation’s estimate of the fair value of the shares;

d. That, if requested in writing, the corporation will provide, to the shareholder so requesting, within 10 days after the date specified in subdivision 2 b of this subsection, the number of shareholders who returned the forms by the specified date and the total number of shares owned by them; and

e. The date by which the notice to withdraw under § 13.1-735.1 must be received, which date must be within 20 days after the date specified in subdivision 2 b of this subsection; and

3. Be accompanied by a copy of this article.

(Code 1950, §§ 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968, c. 733; 1972, c. 425; 1975, c. 500; 1984, c. 613; 1985, c. 522; 2005, c. 765.)

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§ 13.1-735.

Repealed by Acts 2005, c. 765, cl. 2.

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§ 13.1-735.1. Perfection of rights; right to withdraw.

A. A shareholder who receives notice pursuant to § 13.1-734 and who wishes to exercise appraisal rights must certify on the form sent by the corporation whether the beneficial owner of such shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to § 13.1-738. If a shareholder fails to make this certification, the corporation may elect to treat the shareholder’s shares as after-acquired shares under § 13.1-738. In addition, a shareholder who wishes to exercise appraisal rights must execute and return the form and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to subdivision B 2 b of § 13.1-734. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed form, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection B.

B. A shareholder who has complied with subsection A may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to subdivision B 2 e of § 13.1-734. A shareholder who fails to withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

C. A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates where required, each by the date set forth in the notice described in subsection B of § 13.1-734, shall not be entitled to payment under this article.

(2005, c. 765.)

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§ 13.1-736.

Repealed by Acts 2005, c. 765, cl. 2.

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§ 13.1-737. Payment.

A. Except as provided in § 13.1-738, within 30 days after the form required by subsection B 2 b of § 13.1-734 is due, the corporation shall pay in cash to those shareholders who complied with subsection A of § 13.1-735.1 the amount the corporation estimates to be the fair value of their shares plus interest.

B. The payment to each shareholder pursuant to subsection A shall be accompanied by:

1. Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

2. A statement of the corporation’s estimate of the fair value of the shares, which estimate must equal or exceed the corporation’s estimate given pursuant to subdivision B 2 c of § 13.1-734; and

3. A statement that shareholders described in subsection A have the right to demand further payment under § 13.1-739 and that if any such shareholder does not do so within the time period specified therein, such shareholder shall be deemed to have accepted such payment in full satisfaction of the corporation’s obligations under this article.

(Code 1950, §§ 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968, c. 733; 1972, c. 425; 1975, c. 500; 1984, c. 613; 1985, c. 522; 2005, c. 765.)

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§ 13.1-738. After-acquired shares.

A. A corporation may elect to withhold payment required by § 13.1-737 from any shareholder who did not certify that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to subdivision B 1 of § 13.1-734.

B. If the corporation elected to withhold payment under subsection A, it must, within 30 days after the form required by subdivision B 2 b of § 13.1-734 is due, notify all shareholders who are described in subsection A:

1. Of the information required by subdivision B 1 of § 13.1-737;

2. Of the corporation’s estimate of fair value pursuant to subdivision B 2 of § 13.1-737 and its offer to pay such value plus interest;

3. That they may accept the corporation’s estimate of fair value plus interest in full satisfaction of their demands or demand for appraisal under § 13.1-739;

4. That those shareholders who wish to accept such offer must so notify the corporation of their acceptance of the corporation’s offer within 30 days after receiving the offer; and

5. That those shareholders who do not satisfy the requirements for demanding appraisal under § 13.1-739 shall be deemed to have accepted the corporation’s offer.

C. Within 10 days after receiving a shareholder’s acceptance pursuant to subsection B, the corporation shall pay in cash the amount it offered under subdivision B 2 to each shareholder who agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand.

D. Within 40 days after sending the notice described in subsection B, the corporation shall pay in cash the amount it offered to pay under subdivision B 2 to each shareholder described in subdivision B 5.

(1985, c. 522; 2005, c. 765.)

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§ 13.1-739. Procedure if shareholder dissatisfied with payment or offer.

A. A shareholder paid pursuant to § 13.1-737 who is dissatisfied with the amount of the payment must notify the corporation in writing of that shareholder’s stated estimate of the fair value of the shares and demand payment of that estimate plus interest (less any payment under § 13.1-737). A shareholder offered payment under § 13.1-738 who is dissatisfied with that offer must reject the offer and demand payment of the shareholder’s estimate of the fair value of the shares plus interest.

B. A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection A within 30 days after receiving the corporation’s payment or offer of payment under § 13.1-737 or 13.1-738, respectively, waives the right to demand payment under this section and shall be entitled only to the payment made or offered pursuant to those respective sections.

(Code 1950, §§ 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968, c. 733; 1972, c. 425; 1975, c. 500; 1984, c. 613; 1985, c. 522; 2005, c. 765.)

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§ 13.1-740. Court action.

A. If a shareholder makes a demand for payment under § 13.1-739 that remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to § 13.1-737 plus interest.

B. The corporation shall commence the proceeding in the circuit court of the city or county where the corporation’s principal office, or, if none in the Commonwealth, where its registered office, is located. If the corporation is a foreign corporation without a registered office in the Commonwealth, it shall commence the proceeding in the circuit court of the city or county in the Commonwealth where the principal office, or, if none in the Commonwealth, where the registered office of the domestic corporation merged with the foreign corporation was located at the time the transaction became effective.

C. The corporation shall make all shareholders, whether or not residents of the Commonwealth, whose demands remain unsettled parties to the proceeding as in an action against their shares, and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

D. The corporation may join as a party to the proceeding any shareholder who claims to have demanded an appraisal but who has not, in the opinion of the corporation, complied with the provisions of this article. If the court determines that a shareholder has not complied with the provisions of this article, that shareholder shall be dismissed as a party.

E. The jurisdiction of the court in which the proceeding is commenced under subsection B is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

F. Each shareholder made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of the shareholder’s shares plus interest exceeds the amount paid by the corporation to the shareholder for such shares or (ii) for the fair value plus interest of the shareholder’s shares for which the corporation elected to withhold payment under § 13.1-738.

(Code 1950, §§ 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968, c. 733; 1972, c. 425; 1975, c. 500; 1984, c. 613; 1985, c. 522; 2005, c. 765.)

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§ 13.1-741. Court costs and counsel fees.

A. The court in an appraisal proceeding commenced under § 13.1-740 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this article.

B. The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

1. Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of § 13.1-732, 13.1-734, 13.1-737 or 13.1-738; or

2. Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this article.

C. If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

D. To the extent the corporation fails to make a required payment pursuant to § 13.1-737, 13.1-738 or 13.1-739, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

(Code 1950, §§ 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968, c. 733; 1972, c. 425; 1975, c. 500; 1984, c. 613; 1985, c. 522; 2005, c. 765.)

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PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.	INDEMNIFICATION OF OFFICERS AND DIRECTORS

The Maryland General Corporation Law (the “MGCL”) provides that a corporation may indemnify any director made a party to a proceeding by reason of service in that capacity unless it is established that: (1) the act or omission of the director was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, or (2) the director actually received an improper personal benefit in money, property or services, or (3) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. To the extent that a director has been successful in defense of any proceeding, the MGCL provides that he/she shall be indemnified against reasonable expenses incurred in connection therewith. A Maryland corporation may indemnify its officers to the same extent as its directors and to such further extent as is consistent with law.

The charter of Sandy Spring Bancorp, Inc. (“Bancorp”) provides, as to indemnification:

(a) Subject to applicable provision of federal law, Bancorp shall indemnify to the fullest extent permissible under the MGCL any individual who is or was a director, officer, employee or agent of Bancorp, and any individual who serves or served at Bancorp’s request as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, in any proceeding in which the individual is made a party as a result of his service in such capacity. An individual will not be indemnified if (i) it is established that the act or omission at issue was material to the matter giving rise to the proceeding and (a) was committed in bad faith, or (b) was the result of active and deliberate dishonesty; (ii) the individual actually received an improper personal benefit in money, property or services; or (iii) in the case of a criminal proceeding, the individual had reasonable cause to believe that the act or omission was unlawful. In the event any litigation is brought against a director of Bancorp, authorization is made to advance all expenses needed by the director to defend the lawsuit. There shall be no obligation to repay the expenses forwarded, unless it shall be determined ultimately by Bancorp, in accordance with the indemnification provisions of the Bancorp charter and the MGCL, that the director shall not be entitled to indemnification.

(b) The rights of indemnification provided for in the indemnification provisions of the Bancorp charter shall not be exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of shareholders or disinterested directors, or otherwise. Rights of indemnification under the indemnification provisions of the Bancorp charter shall continue as to a person who has ceased to serve in one of the capacities listed in the immediately preceding paragraph and shall inure to the benefit of the heirs, executors and administrators of such person.

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ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) The following exhibits are filed as part of this Registration Statement or incorporated herein by reference:

Exhibit Number	Description

2.1

Agreement and Plan of Merger, dated as of October 10, 2006 by and among Sandy Spring Bancorp, Inc., Sandy Spring Bank and Potomac Bank of Virginia (included as Appendix A to the Proxy Statement/Prospectus contained in Part I of this Registration Statement and incorporated herein by reference).

3.1

Articles of Incorporation of Sandy Spring Bancorp, Inc., as amended (incorporated by reference to Exhibit 3.1 of the Form 10-Q of Sandy Spring Bancorp, Inc., as filed with the Securities and Exchange Commission on August 8, 1996).

3.2	Bylaws of Sandy Spring Bancorp, Inc. (incorporated by reference to Exhibit 3.2 of the Form 8-K of Sandy Spring Bancorp, Inc., as filed with the Securities and Exchange Commission on May 13, 1992).

3.3	Amendment to Articles of Incorporation of Sandy Spring Bancorp, Inc. dated April 24, 2001 (previously filed).

5.1	Opinion of Dickstein Shapiro LLP regarding legality.

8.1	Opinion of RSM McGladrey, Inc. regarding tax matters.

10.1

Voting Agreement dated October 10, 2006 by and among Sandy Spring Bancorp, Inc. and the shareholders of Potomac Bank of Virginia who are signatories thereto (incorporated by reference to Bancorp’s Current Report on Form 8-K as filed with the SEC on October 11, 2006).

10.2

Employment Agreement dated October 10, 2006 by and between Sandy Spring Bank and G. Lawrence Warren (incorporated by reference to Bancorp’s Current Report on Form 8-K as filed with the SEC on October 11, 2006).

23.1	Consent of Dickstein Shapiro LLP (included in the opinion filed as Exhibit 5.1).

23.2	Consent of McGladrey & Pullen, LLP.

23.3	Consent of Danielson Capital, LLC.

23.4	Consent of RSM McGladrey, Inc. (included in the opinion filed as Exhibit 8.1).

24.1	Power of Attorney of Registrant’s Board of Directors (previously filed).

99.1	Opinion of Danielson Capital, LLC regarding fairness (included as Appendix B to the Proxy Statement/Prospectus contained in Part I of this Registration Statement and incorporated herein by reference).

99.2	Form of Proxy Card for Potomac Bank of Virginia Special Meeting of Shareholders.

99.3	Form of Election Form and Letter of Transmittal and Instructions for completing the Election Form and Letter of Transmittal.

(b) Financial Statement Schedules: All schedules have been omitted because they are not applicable or not required or the required information is included in the financial statements or notes thereto, which are incorporated by reference herein.

ITEM 22.	UNDERTAKINGS

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes as follows:

(1) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) that every prospectus (i) that is filed pursuant to the immediately preceding paragraph (1) or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide public offering thereof.

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Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes the information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

The undersigned registrant hereby undertakes

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent not more than a 20 percent change in the maximum offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered here, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Olney, State of Maryland on December 22, 2006.

SANDY SPRING BANCORP, INC.
By:	/s/ Hunter R. Hollar

Name:	Hunter R. Hollar
Title:	PRESIDENT AND CHIEF EXECUTIVE OFFICER

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Hunter R. Hollar	President and Chief Executive Officer (Principal Executive Officer)	December 22, 2006

Hunter R. Hollar

/s/ Philip J. Mantua	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	December 22, 2006

Philip J. Mantua

/s/ Dennis P. Neville	Senior Vice President/Controller (Principal Accounting Officer)	December 22, 2006

Dennis P. Neville

A majority of the Board of Directors:

John Chirtea, Mark E. Friis, Susan D. Goff, Solomon Graham, Gilbert L. Hardesty, Hunter R. Hollar, Pamela A. Little, Charles F. Mess, Robert L. Mitchell, Robert L. Orndorff, Jr., David E. Rippeon, Craig A. Ruppert, Lewis R. Schumann and W. Drew Stabler (Chairman).

Date: December 22, 2006

By:	/s/ Ronald E. Kuykendall

Ronald E. Kuykendall Attorney-In-Fact

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EXHIBIT INDEX

Exhibit Number	Description

2.1

Agreement and Plan of Merger, dated as of October 10, 2006 by and among Sandy Spring Bancorp, Inc., Sandy Spring Bank and Potomac Bank of Virginia (included as Appendix A to the Proxy Statement/Prospectus contained in Part I of this Registration Statement and incorporated herein by reference).

3.1

Articles of Incorporation of Sandy Spring Bancorp, Inc., as amended (incorporated by reference to Exhibit 3.1 of the Form 10-Q of Sandy Spring Bancorp, Inc., as filed with the Securities and Exchange Commission on August 8, 1996).

3.2	Bylaws of Sandy Spring Bancorp, Inc. (incorporated by reference to Exhibit 3.2 of the Form 8-K of Sandy Spring Bancorp, Inc., as filed with the Securities and Exchange Commission on May 13, 1992).

3.3	Amendment to Articles of Incorporation of Sandy Spring Bancorp, Inc. dated April 24, 2001 (previously filed).

5.1	Opinion of Dickstein Shapiro LLP regarding legality.

8.1	Opinion of RSM McGladrey, Inc. regarding tax matters.

10.1

Voting Agreement dated October 10, 2006 by and among Sandy Spring Bancorp, Inc. and the shareholders of Potomac Bank of Virginia who are signatories thereto (incorporated by reference to Bancorp’s Current Report on Form 8-K as filed with the SEC on October 11, 2006).

10.2

Employment Agreement dated October 10, 2006 by and between Sandy Spring Bank and G. Lawrence Warren (incorporated by reference to Bancorp’s Current Report on Form 8-K as filed with the SEC on October 11, 2006).

23.1	Consent of Dickstein Shapiro LLP (included in the opinion filed as Exhibit 5.1).

23.2	Consent of McGladrey & Pullen, LLP.

23.3	Consent of Danielson Capital, LLC.

23.4	Consent of RSM McGladrey, Inc. (included in the opinion filed as Exhibit 8.1).

24.1	Power of Attorney of Registrant’s Board of Directors (previously filed).

99.1	Opinion of Danielson Capital, LLC regarding fairness (included as Appendix B to the Proxy Statement/Prospectus contained in Part I of this Registration Statement and incorporated by reference herein).

99.2	Form of Proxy Card for Potomac Bank of Virginia Special Meeting of Shareholders.

99.3	Form of Election Form and Letter of Transmittal and Instructions for completing the Election Form and Letter of Transmittal.